      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1997

                                                      REGISTRATION NO. 333-12319
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             SERVICE EXPERTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                             7623                            62-1639453
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)          Identification Number)

                         111 WESTWOOD PLACE, SUITE 420
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-9990
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ALAN R. SIELBECK
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                             SERVICE EXPERTS, INC.
                         111 WESTWOOD PLACE, SUITE 420
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 371-9990
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                                    COPY TO:

                              J. CHASE COLE, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                           NASHVILLE, TENNESSEE 37219
                                 (615) 244-6380

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.
                             ---------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
                                  $50,000,000

                            [SERVICE EXPERTS LOGO]
            COMMON STOCK, COMMON STOCK WARRANTS AND DEBT SECURITIES

                             ---------------------

     This Prospectus relates to the offer by Service Experts, Inc., a Delaware corporation (the "Company"), of shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), warrants to purchase Common Stock ("Common Stock Warrants") and the shares of Common Stock issued thereunder upon the exercise of such Common Stock Warrants, or debt securities ("Debt Securities"), and the shares of Common Stock issued thereunder upon the conversion thereof, with a collective aggregate offering price of up to $50,000,000 on terms to be determined at the time of any such offering. The Company may offer Common Stock, Common Stock Warrants or Debt Securities (collectively, "Securities") from time to time in connection with the acquisitions of the assets or stock of heating, ventilating and air conditioning ("HVAC") service and replacement businesses. The consideration for the acquisition of the assets or stock of such entities may consist of cash, the assumption of liabilities, Securities, or any combination thereof, as determined pursuant to arms-length negotiations between the Company and the sellers of the assets or stock to be acquired.

     Common Stock issued pursuant to this Prospectus and any applicable supplement to this Prospectus (a "Prospectus Supplement") or post-effective amendment (a "Post-Effective Amendment") to acquire the assets or stock of individual HVAC service and replacement businesses, as described above, may be reoffered pursuant hereto by the holders thereof (the "Selling Stockholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on Securities, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares from whom such broker-dealer may act as agent or to whom they may sell as principal or both. See "Selling Stockholders."

     The Company will not receive any part of the proceeds from the resale by the Selling Stockholders of any Common Stock thereof pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Stockholders) in connection with the registration of the Common Stock being reoffered by the Selling Stockholders. The terms for the issuance of Securities may include provisions for the indemnification of the Selling Stockholders for certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                             ---------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" APPEARING ON PAGES 6 THROUGH 9.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                  The date of this Prospectus is May   , 1997

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4, including amendments thereto, if any, with respect to the Securities (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, as well as the following Commission Regional Offices:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), and such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Company" or "Service Experts" shall mean Service Experts, Inc. The Company completed the initial public offering of its Common Stock on August 21, 1996 (the "IPO"). Simultaneously with the closing of the IPO, the Company acquired 12 heating, ventilating and air conditioning ("HVAC") service and replacement businesses and Contractor Success Group, Inc. ("CSG") (collectively, the "Predecessor Companies") in exchange for shares of Common Stock and cash (the "Combination"). See "Business -- Acquisitions" for a list of the Predecessor Companies. The term "Service Centers" refers to HVAC service and replacement businesses operated by the Company.

                                  THE COMPANY

     The Company is one of the leading providers of residential HVAC services and replacement equipment in the United States, and management believes that the Company will continue to be a leading consolidator of the fragmented HVAC service and replacement industry. The Company currently operates 39 Service Centers in 19 states. The Service Centers install, service and maintain central air conditioners, furnaces and heat pumps, primarily in existing homes. Management estimates that over 80% of the Company's pro forma net revenue in 1996, after giving effect to all completed and pending acquisitions, was derived from replacing, maintaining and servicing HVAC equipment at existing residences. The Company focuses on the service and replacement segment of the HVAC industry rather than the new construction segment because management believes that the service and replacement segment offers higher margins and exposes the Company to less credit risk. The service and replacement segment offers more attractive pricing because of customers' demands for immediate, convenient and reliable service.

     CSG was formed in 1991 to offer HVAC companies proprietary products as well as marketing, management, educational and advisory services not available from industry trade associations. CSG's products and services are designed to provide its members with a competitive advantage by utilizing proven marketing and operational strategies and by enabling members to operate their businesses with a higher degree of professionalism. All of the Service Centers are members of CSG and operate in accordance with its recommended methods and procedures. CSG currently has over 270 members serving distinct market areas of the United States. Management estimates that the aggregate annual revenues of the CSG members not owned by the Company are in excess of $500 million.

     The HVAC service and replacement industry is large and growing. Management estimates, based upon industry information, that the market for the service and replacement of HVAC systems in existing homes is approximately $24 billion annually. The service and replacement segment of the industry has increased in size as a result of the aging of the installed base of residential systems, the introduction of new, energy efficient systems and the upgrading of existing homes to central air conditioning.

     Management believes that the fragmentation of the HVAC industry creates an opportunity for further acquisitions of HVAC companies. According to Air Conditioning, Heating and Refrigeration News, over 30,000 independent HVAC contractors are currently operating in the United States. Management believes that these businesses are typically closely held, single-center operations that serve a limited geographic area. The businesses are heavily dependent upon referrals to generate business. In many cases, these businesses are operated by service technicians who lack the business and marketing expertise to expand their businesses, increase their profitability and compete effectively with larger operators.

                  ACQUISITION STRATEGY AND RECENT ACQUISITIONS

     Management believes that the Company is positioned to capitalize on the fragmentation and growth of the HVAC service and replacement industry. In addition, management believes that the Company's visibility within the industry and its operational philosophy of decentralized operations and centralized administration provide the Company with a competitive advantage, particularly in enabling the Company to identify and acquire well-managed, profitable HVAC businesses. By allowing former owners of Service Centers the opportunity to continue managing their business after acquisition and to increase their focus on customer service rather than administration, management believes that the Company offers owners of independent HVAC businesses an attractive alternative. Management intends to develop a national presence through acquisitions and a national reputation for superior, high quality service that will enable the Company to appeal to a large number of customers. The Company has implemented an aggressive acquisition strategy, acquiring 27 Service Centers (the "Acquired Companies" and, together with the Predecessor Companies, the "Subsidiaries") since the IPO with aggregate revenue for the 12 months ended December 31, 1996 of approximately $97.7 million. See "Business -- Acquisitions" for a list of the Acquired Companies. The Company's 1996 pro forma net revenue, reflecting the acquisition of 38 Service Centers and two HVAC businesses with which the Company has entered into agreements in principle to acquire (the "Pending Acquisitions"), was approximately $172.0 million. See the Pro Forma Combined Financial Statements and the Notes thereto for a listing of the companies included.

     Management targets for acquisition as "hubs" CSG members that are geographically desirable, financially stable and whose management is experienced in the industry and CSG operating methods. All of the Company's 39 Service Centers are CSG members. The Company also plans to increase its market presence through acquisitions of other HVAC businesses that have large customer bases and that present opportunities for overhead savings or asset sales to improve profitability. In many cases, the assets of acquired "spoke" companies will be combined with the operations of existing Service Centers. In addition, management believes that it will be able to improve the performance of these acquired companies through the implementation of the methods and procedures developed by CSG.

     The Company's principal executive offices are located at 111 Westwood Place, Suite 420, Brentwood, Tennessee 37027, and its telephone number is (615) 371-9990.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summary financial data of the Company. The Company was incorporated on March 27, 1996. On August 21, 1996, and simultaneously with the closing of the IPO, the Company acquired the Predecessor Companies in the Combination. The acquisitions of the Predecessor Companies have been accounted for using the historical cost basis of the Predecessor Companies in accordance with the Securities and Exchange Commission (the "Commission") Staff Accounting Bulletin No. 48 ("SAB 48"). In accordance with the provisions of Commission Staff Accounting Bulletin No. 97 ("SAB 97"), the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. (collectively, the "Acquiring Company"). In addition, the historical financial statements of the Company for all periods presented include the financial statements of Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. (collectively, the "Pooled Companies"), which were acquired effective December 1, 1996 in business combinations accounted for as poolings of interests, and the operations of all other Subsidiaries are included from their respective effective dates of acquisition. The following should be read with the historical financial statements and the Pro Forma Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                             THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                     MARCH 31,
                                             ---------------------------------------    ----------------------------
                                                                           PRO FORMA                       PRO FORMA
                                              1994      1995      1996      1996(1)      1996     1997      1997(1)
                                             -------   -------   -------   ---------    ------   -------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenue................................  $22,193   $24,876   $46,856   $172,027     $5,134   $33,355    $39,604
Cost of goods sold.........................   15,999    16,916    30,198    114,065      3,392    20,913     25,184
                                             -------   -------   -------   --------     ------   -------    -------
Gross margin...............................    6,194     7,960    16,658     57,962      1,742    12,442     14,420
Selling, general and administrative
  expenses.................................    5,723     7,162    12,837     42,433      1,714     9,635     11,354
                                             -------   -------   -------   --------     ------   -------    -------
Income from operations.....................      471       798     3,821     15,529         28     2,807      3,066
Other income (expense).....................      (47)       (8)      485        752         11       140        130
                                             -------   -------   -------   --------     ------   -------    -------
Income before tax..........................      424       790     4,306     16,281         39     2,947      3,196
Provision for income tax expense...........       41        82     1,196      6,807(2)       6     1,120      1,209
                                             -------   -------   -------   --------     ------   -------    -------
Net income.................................  $   383   $   708   $ 3,110   $  9,474     $   33   $ 1,827    $ 1,987
                                             =======   =======   =======   ========     ======   =======    =======
Net income per share.......................                      $  0.70   $   0.67(3)  $ 0.02   $  0.15    $  0.14(4)
Weighted average shares outstanding........                        4,451     14,075(3)   1,561    12,269     14,151(4)
Ratio of earnings to fixed charges.........     5.71      8.90     69.35                  3.05     34.87

                                                                    MARCH 31, 1997
                                                              --------------------------
                                                               ACTUAL       PRO FORMA(5)
                                                              --------      ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................  $ 37,834        $ 33,689
  Total assets..............................................   125,592         134,078
  Total debt................................................       563             183
  Stockholders' equity......................................   104,755         111,790

---------------

(1) Gives effect to the acquisition of the Predecessor Companies, the Acquired Companies (excluding the Pooled Companies) and to the two Pending Acquisitions as if such transactions were completed on January 1 for the period indicated. In addition, the pro forma information is based on certain assumptions and adjustments. Does not give effect to the acquisition of one Acquired Company which is immaterial to the pro forma presentation. See the Pro Forma Combined Financial Statements and the Notes thereto.
(2) Reflects the income tax adjustments for certain of the Acquired Companies and Predecessor Companies which were Subchapter S corporations prior to acquisition by the Company and were not subject to federal and some state income taxes.
(3) The computation of pro forma net income per share is based upon 14,075,110 weighted average shares of Common Stock outstanding, which includes (i) 4,522,636 shares distributed to the former stockholders of the Predecessor Companies, (ii) 1,462,100 shares outstanding held by existing stockholders of the Company prior to the IPO, (iii) 2,587,500 shares sold in the IPO,
    (iv) 3,575,079 shares issued to former stockholders of the 26 Acquired Companies and in the two Pending Acquisitions listed on page F-3 hereof, (v) 1,850,000 shares sold in the public offering of the Company's Common Stock completed on March 21, 1997 (the "Offering") and (vi) 77,795 shares which reflect the dilutive effect of the options and warrants.
(4) The computation of pro forma net income per share is based upon 14,151,136 weighted average shares of Common Stock outstanding, which includes (i) 4,522,636 shares distributed to the former stockholders of the Predecessor Companies, (ii) 1,462,100 shares outstanding held by existing stockholders of the Company prior to the IPO, (iii) 2,587,500 shares sold in the IPO,
    (iv) 3,575,079 shares issued to former stockholders of the 26 Acquired Companies and in the two Pending Acquisitions listed on page F-3 hereof, (v) 1,850,000 shares sold in the public offering of the Company's Common Stock completed on March 21, 1997 (the "Offering"), (vi) 143,314 shares which reflect the dilutive effect of the options and warrants and (vii) 10,507 shares which reflect the weighted average shares issued pursuant to the Employee Stock Purchase Plan.
(5) Gives effect to the acquisition of the Predecessor Companies, the Acquired Companies (excluding the Pooled Companies) and to the two Pending Acquisitions as if such transactions were completed on March 31, 1997. In addition, the pro forma information is based on certain assumptions and adjustments. Does not give effect to the acquisition of one Acquired Company which is immaterial to the pro forma presentation. See the Pro Forma Combined Financial Statements and the Notes thereto.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby and any accompanying Prospectus Supplement or Post-Effective Amendment, as applicable.

     This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those expressed in forward-looking statements made elsewhere herein by, or on behalf of, the Company. In particular, the Company's forward-looking statements in this Prospectus, including those regarding the successful integration of the businesses of the Subsidiaries, the effective implementation of the Company's strategy, the availability of additional HVAC businesses for acquisition, the adequacy of the Company's capital resources and other statements regarding trends relating to the HVAC industry and various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

LIMITED COMBINED OPERATING HISTORY

     The Company was incorporated in March 1996 and, simultaneously with the closing of the IPO, consummated the acquisition of the Predecessor Companies. Since the IPO, the Company has acquired 27 additional Service Centers. Because of the limited operating history of the Company as a combined entity, there can be no assurance that the Company will be able to integrate successfully the businesses of the Subsidiaries or to operate profitably. There can be no assurance that the Company's management will be able to effectively manage the combined entity and effectively implement the Company's operating and acquisition strategies. Failure to integrate successfully the Subsidiaries and to implement the Company's operating and acquisition strategies could have a material adverse effect on the Company's net revenue and earnings. See "Business -- Acquisitions."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND FINANCING

     The success of the Company's acquisition strategy will depend on a number of factors, including (i) the Company's ability to locate and successfully negotiate the acquisition of HVAC businesses and to successfully integrate the operations of acquired Service Centers into the Company's operations and (ii) the availability of adequate financing to develop or acquire additional HVAC businesses. In addition, the Company competes with other HVAC and residential service companies for desirable acquisition candidates. Some of these companies may have access to capital, personnel and other resources equal to or greater than those of the Company. The Company expects that its capital needs over the next several years, primarily for acquisitions, will exceed capital generated from operations. The Company plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Securities in connection with the types of transactions identified on the cover page of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. In addition, the closing of the Pending Acquisitions is subject to customary conditions, and there can be no assurance that the Company will be able to consummate the Pending Acquisitions or to successfully integrate the businesses of its Service Centers. There can be no assurance that the Company's acquisition strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to effectively manage and enhance the profitability of additional Service Centers or that the Company will be able to obtain adequate financing on reasonable terms to develop or acquire additional HVAC service businesses. See
"Business -- Acquisitions."

RISKS ASSOCIATED WITH DEVELOPMENT, IMPLEMENTATION, AND INTEGRATION OF OPERATING SYSTEMS AND POLICIES

     As a rapidly growing provider of HVAC services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. Each of the Subsidiaries and companies to be acquired may need, to some extent, to modify or adopt certain systems and policies they have utilized historically in order to implement the Company's systems and policies, which management is currently formulating. The Company has implemented a uniform general ledger system and electronic mail system at each of the Service Centers. The Company plans to implement and integrate certain other information and operating systems and procedures for the Service Centers including, but not limited to, employment and human resources policies, uniform purchasing programs and certain centralized marketing programs. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's operations, net revenue and earnings. See "Business -- Services and Operations."

COMPETITION

     The HVAC service and replacement industry is highly competitive. The Company's Service Centers compete with other full-service HVAC businesses primarily on the basis of quality, reliability, customer service and price. In certain markets, the Company competes with utility companies which have access to capital, personnel, marketing and technological resources that are equal to or greater than those of the Company. Because of the fragmented nature of the industry and relatively low barriers to entry, additional competitors, including companies that offer other home improvement services in addition to HVAC services, may emerge that have greater access than the Company to capital, personnel and technological resources. There can be no assurance that the Company will be able to compete successfully with such competitors.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company is dependent upon the continued services of the Company's senior management, particularly upon its Chairman of the Board and Chief Executive Officer, Alan R. Sielbeck, and its President and Chief Operating Officer, James D. Abrams. The loss of the services of Messrs. Sielbeck, Abrams or any of the Company's senior management would have a material adverse effect upon the Company's business and prospects. See "Management -- Executive Officers, Directors and Key Employees."

LABOR AVAILABILITY

     The timely provision of high-quality service by the Service Centers requires an adequate supply of skilled labor. In addition, the operating costs of each Service Center may be adversely affected by high turnover in skilled positions. Accordingly, the Company's ability to increase productivity and net earnings is limited to a degree by its ability to employ the skilled laborers necessary to meet the Company's service requirements. There can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to efficiently operate its Services Centers or that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled workers.

SEASONAL AND CYCLICAL NATURE OF THE INDUSTRY

     The HVAC service industry generally experiences increased demand during the summer and winter months. The Company may, in certain periods, be affected by these seasonal trends. The residential HVAC service and replacement industry historically has been highly cyclical and is influenced by many of the same national and regional economic and demographic factors which affect demand for durable consumer goods, including consumer confidence, interest rates, availability of financing, regional population and employment trends, and general economic conditions. There can be no assurance that the HVAC service and replacement industry will not experience future declines or that such declines will not have a material adverse effect on the Company. See "Business -- HVAC Service and Replacement Industry."

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     As of the date of this Prospectus, directors, officers and 5% stockholders of the Company beneficially own approximately 16.8% of the outstanding Common Stock. See "Principal Stockholders." Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability to influence the election of directors and other matters requiring stockholder approval.

CONFLICTS OF INTEREST

     Certain executive officers of the Company are owners of HVAC companies that are not affiliated with the Company. While such executive officers have agreed to devote their full time efforts to the operations of the Company, there can be no assurance that they will not periodically devote time and attention to the operations of HVAC companies that are not affiliated with the Company. Currently none of the unaffiliated companies owned by such executive officers are located in geographic areas served by the Company. There can be no assurance that the Company will not enter the markets served by these companies in the future. See "Management" and "Certain Transactions."

REGULATION

     HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, as amended (the "Clean Air Act"), relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems. In connection with the entry into new markets, the Company may become subject to compliance with additional regulations, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future.

     Various local, state and federal laws and regulations, including those implementing the Clean Air Act, impose licensing standards on technicians who service heating and air conditioning units. While the installers and technicians employed by the Service Centers are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet future standards.

     In some states, warranties provided for in the Company's service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies thereby subjecting the Company and the service agreements to the insurance laws and regulations of such state.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation ("Restated Certificate") and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Section 203 of the Delaware General Corporation Law would prevent an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section
203) with the Company for three years following the date such person became an interested stockholder unless certain conditions, including approval by the Company's Board of Directors, are met. The Company's Restated Certificate and Bylaws include certain super-majority voting requirements. The Restated Certificate also allows the Board to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in this manner could enable the Board to prevent changes in management and control of the Company. The Board of the Company is divided into three classes of directors, with directors being elected for staggered three-year terms. Such staggered terms may affect the ability of the holders of the Common Stock to change control of the Company. See "Description of Capital Stock -- Anti-Takeover Provisions." In addition, certain provisions of the employment agreements between the Company and the executive officers of the Company may make a change of control more difficult. Pursuant to these employment agreements, upon a change in control of the Company, each executive officer is to be paid as severance pay such officer's base salary for the remaining term of the employment agreement. See "Management -- Employment Agreements."

VOLATILITY OF MARKET PRICE

     From time to time, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company has outstanding 13,957,421 shares of Common Stock, of which approximately 5,691,967 shares are freely tradeable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which are subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). Holders of 1,462,100 shares of Common Stock are eligible to sell such shares pursuant to Rule 144 (subject to certain limitations) under the Securities Act, and an additional 4,522,636 shares will become eligible for sale pursuant to Rule 144 in August 1997. In connection with acquisitions of Service Centers completed after the IPO, approximately 3,473,566 shares of Common Stock have been issued to stockholders who may be deemed "affiliates" for purposes of Rule 145 under the Securities Act ("Rule 145") and are eligible for sale in the public market in accordance with Rule 145. In addition to the resale limitations of Rule 145, certain stockholders of such acquired companies are subject to lockup agreements limiting the resale of such shares for a period of two years after the date of acquisition. The Company also plans to issue shares of its Common Stock that have been registered under the Securities Act in connection with future acquisitions. The Company anticipates that, upon the issuance thereof, these shares will generally be eligible for sale in accordance with Rule 145 unless the resale thereof is contractually restricted. Sales of substantial amounts of Common Stock in the public market pursuant to Rule 144, Rule 145 or otherwise, and the potential of such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis, (ii) on a pro forma basis to give effect to the eight Acquired Companies acquired during the first quarter ended March 31, 1997, five Acquired Companies closed subsequent to March 31, 1997 and the two Pending Acquisitions as if they had been completed on March 31, 1997. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                                                                 MARCH 31, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash........................................................  $ 33,155   $ 28,696
                                                              ========   ========
Short-term debt, including current portion of long-term
  debt, capital lease obligations and notes payable to
  related parties...........................................  $    426   $    183
                                                              ========   ========
Long-term debt and capital lease obligations, less current
  portion...................................................  $    137   $     --
Stockholders' equity:
  Preferred Stock, $.01 par value per share; 10,000,000
     shares authorized, no shares outstanding...............        --         --
  Common Stock, $.01 par value per share; 30,000,000 shares
     authorized; 13,694,377 shares outstanding, 14,019,970
     shares outstanding pro forma...........................       137        140
  Additional paid-in capital................................    98,382    105,414
  Retained earnings.........................................     6,236      6,236
                                                              --------   --------
          Total stockholders' equity........................   104,755    111,790
                                                              --------   --------
          Total capitalization..............................  $104,892   $111,790
                                                              ========   ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected financial data of the Company. The Company was incorporated on March 27, 1996. On August 21, 1996, and simultaneously with the closing of the IPO, the Company acquired the Predecessor Companies in the Combination. The acquisitions of the Predecessor Companies have been accounted for using the historical cost basis of the Predecessor Companies in accordance with SAB 48. In accordance with the provisions of SAB 97, the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of the Acquiring Company. In addition, the historical financial statements of the Company for all periods presented include the financial statements of the Pooled Companies, which were acquired effective December 1, 1996 in business combinations accounted for as poolings of interests, and the operations of all other Subsidiaries are included from their respective effective dates of acquisition. The following should be read with the historical financial statements, the Pro Forma Combined Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

     The selected financial data for the fiscal years ended December 31, 1993, 1994, 1995 and 1996 (except for pro forma amounts) have been derived from the financial statements of the Acquiring Company and the Pooled Companies. The selected financial data of the Company for the fiscal year ended December 31, 1992 have been derived from unaudited financial statements not included elsewhere in this Prospectus. The Selected Consolidated Financial Data of the Company for the three months ended March 31, 1996 and March 31, 1997 have been derived from the unaudited financial statements that appear elsewhere in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the combined financial position and combined results of operations for the periods presented.

                                                      YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                   -------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                    1992      1993      1994      1995      1996       1996(1)      1996     1997       1997(1)
                                   -------   -------   -------   -------   -------   -----------   ------   -------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenue......................  $14,507   $16,339   $22,193   $24,876   $46,856    $172,027     $5,134   $33,355     $39,604
Cost of goods sold...............   10,095    11,716    15,999    16,916    30,198     114,065      3,392    20,913      25,184
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
Gross margin.....................    4,412     4,623     6,194     7,960    16,658      57,962      1,742    12,442      14,420
Selling, general and
  administrative expenses........    4,241     4,584     5,723     7,162    12,837      42,433      1,714     9,635      11,354
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
Income from operations...........      171        39       471       798     3,821      15,529         28     2,807       3,066
Other income (expense)...........       22        24       (47)       (8)      485         752         11       140         130
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
Income before tax................      193        63       424       790     4,306      16,281         39     2,947       3,196
Provision for income tax
  expense........................       76        18        41        82     1,196       6,807(2)       6     1,120       1,209
                                   -------   -------   -------   -------   -------    --------     ------   -------     -------
Net income.......................  $   117   $    45   $   383   $   708   $ 3,110    $  9,474     $   33   $ 1,827     $ 1,987
                                   =======   =======   =======   =======   =======    ========     ======   =======     =======
Net income per share.............                                          $  0.70    $   0.67(3)  $ 0.02   $  0.15     $  0.14(4)
Weighted average shares
  outstanding....................                                            4,451      14,075(3)   1,561    12,269      14,151(4)
Ratio of earnings to fixed
  charges........................     3.31      1.67      5.71      8.90     69.35                   3.05     34.87

                                                                      DECEMBER 31,                       MARCH 31, 1997
                                                      --------------------------------------------   -----------------------
                                                       1992     1993     1994     1995      1996      ACTUAL    PRO FORMA(5)
                                                      ------   ------   ------   ------   --------   --------   ------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................  $1,231   $1,226   $  850   $1,336   $ 12,387   $ 37,834     $ 33,689
Total assets........................................   3,935    4,605    5,431    6,020     68,504    125,592      134,078
Total debt..........................................   1,390    1,374    1,317    1,530        275        563          183
Stockholders' equity................................   1,524    1,452    1,550    2,064     53,071    104,755      111,790

---------------

(1) Gives effect to the acquisition of the Predecessor Companies, the Acquired Companies (excluding the Pooled Companies) and to the two Pending Acquisitions as if such transactions were completed on January 1 for the period indicated. In addition, the pro forma information is based on certain assumptions and adjustments. Does not give effect to the acquisition of one Acquired Company which is immaterial to the pro forma presentation. See the Pro Forma Combined Financial Statements and the Notes thereto.
(2) Reflects the income tax adjustments for certain of the Acquired Companies and Predecessor Companies which were Subchapter S corporations prior to acquisition by the Company and were not subject to federal and some state income taxes.
(3) The computation of pro forma net income per share is based upon 14,075,110 weighted average shares of Common Stock outstanding, which includes (i) 4,522,636 shares distributed to the former stockholders of the Predecessor Companies, (ii) 1,462,100 shares outstanding held by existing stockholders of the Company prior to the IPO, (iii) 2,587,500 shares sold in the IPO,
    (iv) 3,575,079 shares issued to former stockholders of the 26 Acquired Companies and in the two Pending Acquisitions listed on Page F-3 hereof, (v) 1,850,000 shares sold in the public offering of the Company's Common Stock completed on March 21, 1997 (the "Offering") and (vi) 77,795 shares which reflect the dilutive effect of the options and warrants.
(4) The computation of pro forma net income per share is based upon 14,151,136 weighted average shares of Common Stock outstanding, which includes (i) 4,522,636 shares distributed to the former stockholders of the Predecessor Companies, (ii) 1,462,100 shares outstanding held by existing stockholders of the Company prior to the IPO, (iii) 2,587,500 shares sold in the IPO,
    (iv) 3,575,079 shares issued to former stockholders of the 26 Acquired Companies and in the two Pending Acquisitions listed on Page F-3 hereof, (v) 1,850,000 shares sold in the public offering of the Company's Common Stock completed on March 21, 1997 (the "Offering"), (vi) 143,314 shares which reflect the dilutive effect of the options and warrants and (vii) 10,507 shares which reflect the weighted average shares issued pursuant to the Employee Stock Purchase Plan.
(5) Gives effect to the acquisition of five Acquired Companies closed subsequent to March 31, 1997 and to the two Pending Acquisitions as if such transactions were completed on March 31, 1997. In addition, the pro forma information is based on certain assumptions and adjustments. Does not give effect to the acquisition of one Acquired Company which is immaterial to the pro forma presentation. See the Pro Forma Combined Financial Statements and the Notes thereto.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information contained in the Company's Consolidated Financial Statements and Pro Forma Combined Financial Statements, including the Notes thereto, and the other financial information appearing elsewhere in this Prospectus.

OVERVIEW

     Simultaneous with the IPO in August 1996, the Company acquired the Predecessor Companies in the Combination. Prior to the Combination, the Company had no operations. The consideration paid by the Company for the Predecessor Companies was approximately $77.5 million, consisting of 4.5 million shares of Common Stock and $18.7 million in cash. No intangible assets were recorded as a result of the Combination due to the accounting treatment in accordance with SAB
48. On a pro forma basis, these companies, together with the Pooled Companies, generated revenue in 1996 of approximately $77.0 million and contributed operating income of approximately $8.7 million.

     Since the IPO, the Company has acquired 27 Service Centers. The consideration paid by the Company for the Acquired Companies was approximately $77.9 million, consisting of approximately 3.5 million shares of Common Stock and $19.6 million in cash. Two of the transactions were accounted for using the pooling of interests method of accounting, and the remainder were accounted for using the purchase method. Of the purchase price, approximately $63.0 million was allocated to intangible assets which are to be amortized over a 40-year period.

FINANCIAL STATEMENT PRESENTATION

     Since the IPO, the financial presentation of the Company has changed. The Combination was accounted for using the historical cost basis of the Predecessor Companies in accordance with SAB 48. On July 31, 1996, SAB 97 was adopted to replace SAB 48 for certain combination transactions. In accordance with the provisions of SAB 97, the presentation of financial information for the Company reflects the Acquiring Company as the acquiror of the other Predecessor Companies. Prior financial statements of the combined Predecessor Companies are not included in the Company's historical financial presentation. The operation of the Predecessor Companies and other acquired companies (except for those companies acquired under the pooling of interests method) have been included in the Company's financial statements from their respective effective dates of acquisition.

     The Subsidiaries historically have been managed as independent private companies and, as such, their results of operations reflect different tax structures which have influenced, among other things, their historical levels of owner's compensation. Owners and certain key employees of the Subsidiaries have agreed to certain reductions in their compensation in connection with the acquisitions. The pro forma financial data have been adjusted to reflect this expense reduction.

COMPONENTS OF INCOME

     Net revenue of the Subsidiaries has been derived primarily from the following sources (i) the installation of central air conditioners, furnaces and heat pumps primarily in existing homes and (ii) the service and maintenance of central air conditioners, furnaces and heat pumps primarily in existing homes. Net revenue and associated income from operations are subject to seasonal fluctuations resulting from increased demand for the Company's services during warmer weather in the summer months and during colder weather in winter months, particularly in the beginning of each season. Cost of goods sold primarily consists of purchased materials such as replacement air conditioning units and heat pumps and the labor associated with both installations and repair orders. The main components of selling, general and administrative expenses include administrative salaries, insurance expense and promotion and advertising expenses.

RESULTS OF OPERATIONS

     Because of the significant effect of the Combination, the acquisitions of the Acquired Companies and the anticipated effect of the Pending Acquisitions on the Company's results of operations, the Company's historical results of operations and period-to-period comparisons will not be indicative of future results and may not be meaningful. The Company plans to continue acquiring Service Centers in the future. The integration of acquired Service Centers and the addition of management personnel to support existing and future acquisitions may positively or negatively affect the Company's results of operations during the period immediately following acquisition.

     The following table sets forth certain selected financial data as a percentage of net revenue for the periods indicated:

                                                                          THREE MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                             -----------------------    ----------------
                                             1994     1995     1996      1996      1997
                                             -----    -----    -----    ------    ------
Net revenue................................  100.0%   100.0%   100.0%    100.0%    100.0%
Cost of goods sold.........................   72.1     68.0     64.4      66.1      62.7
                                             -----    -----    -----     -----     -----
Gross margin...............................   27.9     32.0     35.6      33.9      37.3
Selling, general and administrative
  expenses.................................   25.8     28.8     27.4      33.4      28.9
                                             -----    -----    -----     -----     -----
Income from operations.....................    2.1%     3.2%     8.2%      0.5%      8.4%
                                             =====    =====    =====     =====     =====

  Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

     Net Revenue. Net revenue increased $28.2 million from $5.1 million for the three months ended March 31, 1996 to $33.4 million for the three months ended March 31, 1997. Management believes that the significant increase in net revenues and related expenses was primarily the result of the acquisition of 33 heating, ventilating and air conditioning businesses between August 1996 and April 1997.

     Cost of Goods Sold. Cost of goods sold increased $17.5 million from $3.4 million for the three months ended March 31, 1996 to $20.9 million for the three months ended March 31, 1997. Management believes that the significant increase in cost of goods sold from 1996 to 1997 was primarily the result of the acquisition of 33 heating, ventilating and air conditioning businesses between August 1996 and April 1997. As a percentage of net revenue, cost of goods sold decreased 3.4% from 66.1% for the three months ended March 31, 1996 to 62.7% for the three months ended March 31, 1997.

     Gross Margin. Gross margin increased from $1.7 million for the three months ended March 31, 1996 to $12.4 million for the three months ended March 31, 1997, an increase of $10.7 million. As a percentage of net revenue, gross margin increased from 33.9% for the three months ended March 31, 1996 to 37.3% for the three months ended March 31, 1997. The primary factor for this increase in percent of revenue is a more favorable product mix with a higher percentage content of residential business for the three months ended March 31, 1997 compared to the three months ended March 31, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.9 million from $1.7 million for the three months ended March 31, 1996 to $9.6 million for the three months ended March 31, 1997. As a percentage of net revenue, selling, general and administrative expenses decreased from 33.4% for the three months ended March 31, 1996 to 28.9% for the three months ended March 31, 1997. Management believes this decrease in percent of revenue is primarily attributed to a leverage of administrative cost due to consolidation along with a reduction in former owners' compensation expense following the acquisitions.

     Income from Operations. Income from operations increased from $28,000 for the three months ended March 31, 1996 to $2.8 million for the three months ended March 31, 1997. Income from operations as a percent of net revenue increased from 0.5% for the three months ended March 31, 1996 to 8.4% for the three months ended March 31, 1997.

     Other Income and Expense. Other income and expense increased from $11,000 for the three months ended March 31, 1996 to $140,000 for the three months ended March 31, 1997, an increase of $129,000. Other income and expense as a percent of net revenue increased from 0.2% for the three months ended March 31, 1996 to 0.4% for the three months ended March 31, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Revenue. Net revenue increased $22.0 million, or 88.4%, from $24.9 million for the year ended December 31, 1995 to $46.9 million for the year ended December 31, 1996. This increase is primarily attributable to the acquisitions completed during 1996.

     Cost of Goods Sold. Cost of goods sold increased $13.3 million, or 78.5%, from $16.9 million for the year ended December 31, 1995 to $30.2 million for the year ended December 31, 1996. As a percentage of net revenue, cost of goods sold decreased from 68.0% for the year ended December 31, 1995 to 64.4% for the year ended December 31, 1996.

     Gross Margin. Gross margin increased $8.7 million, or 109.3%, from $8.0 million for the year ended December 31, 1995 to $16.7 million for the year ended December 31, 1996. As a percentage of net revenue, gross margin increased from 32.0% for the year ended December 31, 1995 to 35.6% for the year ended December 31, 1996. The increase in gross margin as a percentage of net revenue is attributable to the inclusion of Acquired Companies that operated at a higher margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.7 million, or 79.2%, from $7.2 million for the year ended December 31, 1995 to $12.8 million for the year ended December 31, 1996. This increase is attributable to the inclusion of the Acquired Companies and an increase in management personnel since the IPO. As a percentage of net revenue, general and administrative expenses decreased from 28.8% for the year ended December 31, 1995 to 27.4% for the year ended December 31, 1996.

     Income from Operations. Income from operations increased $3.0 million, or 378.8%, from $798,000 for the year ended December 31, 1995 to $3.8 million for the year ended December 31, 1996. Income from operations as a percent of net revenue increased from 3.2% in the 1995 period to 8.2% in the 1996 period.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Revenue. Net revenue increased $2.7 million, or 12.1%, from $22.2 million in 1994 to $24.9 million in 1995. The increase in net revenue was primarily attributable to promotion of service contracts and increased advertising.

     Cost of Goods Sold. Cost of goods sold increased $917,000, or 5.7%, from $16.0 million in 1994 to $16.9 million in 1995. As a percentage of net revenue, cost of goods sold decreased from 72.1% in 1994 to 68.0% in 1995. The decrease as a percentage of net revenue was primarily attributable to an emphasis on more profitable products, improved employee training and volume purchasing discounts.

     Gross Margin. Gross margin increased $1.8 million, or 28.5%, from $6.2 million for the twelve months ended December 31, 1994 to $8.0 million for the twelve months ended December 31, 1995. As a percentage of net revenue, gross margin increased 4.1% from 27.9% for the twelve months ended December 31, 1994 to 32.0% for the twelve months ended December 31, 1995. The increase as a percentage of net revenue was primarily attributable to the emphasis on more profitable products, improved employee training and volume purchasing discounts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million, or 25.1%, from $5.7 million in 1994 to $7.2 million in 1995. As a percentage of net revenue, selling, general and administrative expenses increased from 25.8% in 1994 to 28.8% in 1995. The increase as a percentage of net revenue was primarily attributable to increased management personnel added to support recent growth.

     Income from Operations. Income from operations increased $327,000, or 69.4%, from $471,000 in 1994 to $798,000 in 1995. As a percentage of net revenue, income from operations increased from 2.1% in 1994 to 3.2% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital needs arise from the acquisition of new HVAC businesses and the costs associated with such expansion. Cash used in investing activities was primarily attributable to the acquisition of HVAC businesses. Cash provided by financing activities consisted primarily of proceeds from the IPO.

     On August 21, 1996, the Company completed the IPO at $13.00 per share. The proceeds to the Company, net of expenses and underwriting discounts and commissions, were approximately $28.1 million. Of the net proceeds, $18.7 million was used to pay the cash portion of the consideration for the Predecessor Companies, including $1.2 million which was used to repay certain indebtedness arising from the Combination. The Company used the remaining proceeds for working capital and capital expenditures, including the acquisition of additional Service Centers.

     The Company's ability to acquire new HVAC businesses will depend on a number of factors, including the ability of management of the Company to identify target businesses and to negotiate acceptable acquisition terms, the availability of adequate financing and other factors, many of which are beyond the control of the Company. Since the IPO, the Company has acquired 27 Service Centers for an aggregate of approximately $19.6 million cash and approximately
3.5 million shares of Common Stock. There can be no assurance that the Company will be successful in identifying and acquiring new HVAC businesses, that the Company can integrate such new Service Centers into the Company's operations or that the Company's new Service Centers will generate sales revenue or profit margins consistent with those of the Company's existing Service Centers.

     On March 18, 1997, the Company completed a secondary offering of 1,850,000 shares of its Common Stock at $22.00 per share. The proceeds to the Company, net of expenses and underwriters discounts and commissions, were approximately $37.7 million. The Company plans to use the proceeds for planned capital expenditures, future acquisitions and general corporate purposes.

     Working capital at March 31, 1997 was $37.8 million and cash, cash equivalents and short-term investments were $33.2 million. Net cash generated from operations during the first quarter was $1.2 million.

     The Company's principal capital needs arise from the acquisition of new HVAC businesses and the costs associated with such expansion. During the first three months of 1997, the Company's capital expenditures were $2.6 million. At March 31, 1997 the Company had $563,000 of notes payable and long-term debt outstanding.

     The Company has a $10 million unsecured revolving credit facility and an additional $10 million unsecured discretionary revolving credit facility with SunTrust Bank, Nashville, N.A. ("SunTrust") available through September 10, 1998 (together, the "Credit Facilities"). Borrowings under the Credit Facilities bear interest at a variable rate equal to the 30-day LIBOR, as such rate changes from time to time, plus a variable margin of from 125 to 250 basis points depending on the Company's funded debt to EBITDA ratio determined on a quarterly basis. Certain of the Company's subsidiaries have guaranteed the repayment of indebtedness under the Credit Facilities. At March 31, 1997, there were no amounts outstanding on the above lines of credit. The Credit Facilities contain covenants with respect to the maintenance of certain financial ratios and specified net worth and limiting the incurrence of additional indebtedness, the sale of substantial assets, consolidations or mergers by the Company and the payments of dividends. The Company currently is negotiating with SunTrust to increase the amount available under the Credit Facilities, but there can be no assurance that such negotiations will be successful.

     Management believes that the Company's existing cash balances, cash generated from operations and additional borrowings will be sufficient to fund the Company's operating needs, planned capital expenditures and debt service requirements for the next 12 months. Management continually evaluates potential strategic acquisitions as part of the Company's growth strategy. To date, such acquisitions have been predominantly funded by issuing shares of Common Stock, although future acquisitions could be effected using greater amounts of cash. Although the Company believes that its financial resources will enable it to consider potential acquisitions, should the Company's actual results of operations fall short of, or its rate of expansion significantly exceed, its plans, or should its costs or capital expenditures exceed expectations, the Company may need to seek additional financing in the future. In negotiating such financing, there can be no assurance that the Company will be able to raise additional capital on terms satisfactory to the Company. Failure to obtain additional financing on reasonable terms could have a negative effect on the Company's plans to acquire additional HVAC businesses.

Newly Issued Accounting Standards

     The Company has considered the impact of newly issued financial accounting pronouncements, principally Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and does not believe that adoption of this or any other newly issued pronouncements would have a significant impact on the Company's financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. This change will not have a material effect on primary earnings per share as previously reported. Statement 128 is not expected to have a material effect on the calculation of fully diluted earnings per share.

                                    BUSINESS

GENERAL

     The Company is one of the leading providers of residential HVAC services and replacement equipment in the United States, and management believes that the Company will continue to be a leading consolidator of the fragmented HVAC service and replacement industry. The Company currently operates 39 Service Centers in 19 states. The Service Centers install, service and maintain central air conditioners, furnaces and heat pumps, primarily in existing homes. Management estimates that over 80% of the Company's pro forma net revenue in 1996, after giving effect to all completed and Pending Acquisitions, was derived from replacing, maintaining and servicing HVAC equipment at existing residences. The Company focuses on the service and replacement segment of the HVAC industry rather than the new construction segment because management believes that the service and replacement segment offers higher margins and exposes the Company to less credit risk. The service and replacement segment offers more attractive pricing because of customers' demands for immediate, convenient and reliable service.

     Management believes that the Company is positioned to capitalize on the fragmentation and growth of the HVAC service and replacement industry. In addition, management believes that the Company's visibility within the industry and its operational philosophy of decentralized operations and centralized administration provide the Company with a competitive advantage, particularly in enabling the Company to identify and acquire well-managed, profitable HVAC businesses. By allowing former owners of Service Centers the opportunity to continue managing their business after acquisition and to increase their focus on customer service rather than administration, management believes that the Company offers owners of independent HVAC businesses an attractive alternative. Management intends to develop a national presence through acquisitions and a national reputation for superior, high quality service which will enable the Company to appeal to a large number of customers. The Company has implemented an aggressive acquisition strategy, acquiring 27 Service Centers since the IPO with aggregate revenue for the year ended December 31, 1996 of approximately $97.7 million. The Company's 1996 pro forma net revenue, reflecting the acquisition of 38 Acquired Companies and two Pending Acquisitions, was approximately $172.0 million. See Pro Forma Combined Financial Statements and the Notes thereto for a listing of the companies included.

HVAC SERVICE AND REPLACEMENT INDUSTRY

     The HVAC industry consists of (i) the installation, replacement, maintenance, service and repair of HVAC systems at existing residences and commercial businesses and (ii) the installation of HVAC systems at newly constructed homes and businesses. The Company primarily provides installation and replacement services to existing homes and small to medium-sized businesses.

     According to Air Conditioning, Heating and Refrigeration News, there are approximately 43 million central air conditioners, 54 million furnaces and nine million heat pumps in operation in homes in the United States. Management estimates, based on industry information, that the market for the service and replacement of HVAC systems in existing homes is approximately $24 billion annually. The installation and replacement segment of the industry has increased in size as a result of the aging of the installed base of residential systems, the introduction of new, energy efficient systems and the upgrading of existing homes to central air conditioning. According to the Air Conditioning and Refrigeration Institute, over 61 million central air conditioners have been installed in the United States since 1975. Many of the units installed from the mid-1970s to the mid-1980s are reaching the end of their useful lives, thus providing a growing replacement market. In addition, in recent years, increased governmental regulation restricting the use of ozone depleting refrigerants in HVAC systems has contributed to the growing replacement market. See "Regulation."

     According to Air Conditioning, Heating, and Refrigeration News, over 30,000 HVAC contractors are currently operating in the United States. Management believes that HVAC businesses are typically closely held, single-center operations that serve a limited geographic area and are heavily dependent upon referrals to generate business. Management believes that, in many cases, these businesses are operated by former service technicians who lack the business and marketing expertise to expand their businesses, increase their profitability and compete effectively with larger operators. Management believes that larger companies are able to operate more efficiently, offer customers a broader array of products and services and provide a higher level of customer service than smaller operators. Management believes that these competitive advantages are the result of greater managerial and financial resources as well as economies of scale in purchasing and marketing expenses. Management believes that these factors will continue to promote a trend toward consolidation in the industry and present an opportunity for well-capitalized operators to acquire additional businesses on favorable terms.

ACQUISITIONS

     The Company's goal is to become the leading provider of residential HVAC services and replacement equipment in the United States through the acquisition of CSG members in new markets, the integration of other HVAC businesses and the continued revenue and profit growth of its Service Centers.

     Strategy

     The Company has implemented an aggressive acquisition program utilizing a "hub and spoke" strategy for expansion into new geographic areas and further penetration into existing markets. The U.S. residential HVAC service industry is currently highly fragmented. Management believes that many HVAC businesses, which lack the capital necessary to expand operations and the ability to exit their business profitably, will desire to affiliate with the Company because the Company will provide (i) business and marketing systems that enable a company to operate more profitably, (ii) the opportunity to increase the operator's focus on customer service rather than administration, (iii) the potential for national name recognition and (iv) the opportunity for the owner to gain liquidity while, in some cases, continuing to manage the operations of the business. By expanding geographically, management believes the Company will be able to offset certain seasonal and economic trends that affect different regions of the country periodically. See "Risk Factors -- Seasonal and Cyclical Nature of the Industry."

     Expanding Geographic Presence through Hub Acquisitions. The Company plans to continue to make "hub" acquisitions of existing HVAC businesses in new markets that are not being served by the Company. Management targets for acquisition HVAC businesses that are members of CSG and familiar with the Company's policies and procedures. Typically, these businesses have annual net revenue ranging from $2.0 million to $5.0 million. In evaluating such acquisitions, the Company considers candidates that are in attractive markets, financially stable, experienced in the industry and characterized by strong management.

     Expanding Market Penetration of Hubs through the Acquisition of Other HVAC Businesses. The Company expects to increase market share through "spoke" acquisitions of other HVAC businesses that have large customer bases and that present opportunities to reduce overhead or dispose of fixed assets to improve profitability. When acquired, the operations of such businesses will be integrated into the operations of existing hubs, enabling the Company to reduce overhead costs, sell redundant assets and consolidate operations within existing areas served by the Company.

     Recent Acquisitions

     Since the IPO, the Company has acquired 27 Service Centers. The consideration paid by the Company for these businesses was approximately $77.9 million, consisting of approximately 3.5 million shares of Common Stock and $19.6 million in cash. Two of the transactions were accounted for using the pooling of interests method of accounting, and the remainder were accounted for using the purchase method. Of the purchase price, approximately $63.0 million was allocated to intangible assets which are to be amortized over a 40-year period.

     The Company's acquisitions since the IPO expanded the geographic coverage of the Company by providing entry to the Florida, Illinois, Maryland, Mississippi, New York, North Carolina, Oklahoma, South Carolina, Texas and Utah markets and increasing the Company's market presence in Arkansas, California, Indiana, Louisiana, New York and Tennessee. The Company now operates 39 Service Centers in 19 states.

     The following table sets forth certain information with respect to the Company's existing Service Centers:

COMPANY                                                MARKET            EFFECTIVE DATE
-------                                                ------            --------------
PREDECESSOR COMPANIES

Norrell Heating and Air Conditioning
  Company, Inc..............................  Birmingham, AL            August 21, 1996
Hardwick Air Masters, Inc...................  Little Rock, AR           August 21, 1996
Service Experts of Palm Springs, Inc........  Palm Springs, CA          August 21, 1996
Comerford's Heating and Air Conditioning,
  Inc.......................................  Pleasanton, CA            August 21, 1996
Coastal Air Conditioning Service, Inc.......  Savannah, GA              August 21, 1996
Rolf Coal and Fuel Corp.....................  Fort Wayne, IN            August 21, 1996
Brand Heating & Air Conditioning, Inc.......  Lafayette, IN             August 21, 1996
Gilley's Quality Heating & Cooling, Inc.....  Monroe, LA                August 21, 1996
Vision Holding Company, Inc.................  Kansas City, MO           August 21, 1996
Air Experts, a United Services Co., Inc.....  St. Louis, MO             August 21, 1996
AC Service & Installation Co., Inc./
  Donelson Air Conditioning Company, Inc....  Nashville, TN             August 21, 1996
Arrow Heating & Air Conditioning, Inc.......  Racine, WI                August 21, 1996

ACQUIRED COMPANIES
Freschi Air Systems, Inc....................  Antioch, CA               December 1, 1996
Dial One Raymond's Plumbing, Heating
  & Cooling, Inc. ..........................  Auburn, CA                January 2, 1997
Gaddis Co...................................  El Centro, CA             January 2, 1997
Custom Air Conditioning, Inc................  Jupiter, FL               December 1, 1996
Automated Air, Inc. ........................  Champaign, IL             January 2, 1997
Bauer Heating & Air Conditioning, Inc.......  Decatur, IL               January 2, 1997
Sylvester's Corp............................  Anderson, IN              January 2, 1997
Service Experts of Indianapolis, Inc........  Indianapolis, IN          December 1, 1996
B. W. Heating & Cooling, Inc................  Mishawaka, IN             January 2, 1997
Frees Service Experts, Inc..................  Shreveport, LA            December 1, 1996
Parker Heating & Air Conditioning,
  Incorporated..............................  Gaithersburg, MD          January 2, 1997
Comfortech, Inc.............................  Jackson, MS               December 1, 1996
Roland J. Down, Inc.........................  Albany, NY                March 1, 1997
Sunbeam Service Experts, Inc................  Buffalo, NY               December 1, 1996
Falso Service Experts, Inc..................  East Syracuse, NY         December 17, 1996
Service Experts of Raleigh, Inc.............  Raleigh, NC               April 1, 1997
Gordon's Specialty Company..................  Norman, OK                December 1, 1996
Pardee Refrigeration Company Incorporated...  Charleston, SC            December 1, 1996
Sanders Indoor Comfort, Inc.................  Greeneville, SC           December 1, 1996
Island Air Conditioning, Inc................  Isle of Palms, SC         December 1, 1996
Air-Conditioning and Heating Unlimited,
  Inc.......................................  Memphis, TN               December 1, 1996
B & B Air Conditioning, Inc.................  Dallas, TX                December 1, 1996
Superior Air Conditioning Co., Inc..........  Duncanville, TX           May 1, 1997
Stark Services Company, Inc.................  Grand Prairie, TX         April 1, 1997
Claire's Air Conditioning and Refrigeration,
  Inc.......................................  Midland, TX               April 1, 1997
Claire & Sanders, Inc.......................  Wichita Falls, TX         April 1, 1997
Royden, Inc.................................  Provo, UT                 April 1, 1997

OPERATING STRATEGY

     Management believes that successful implementation of the Company's operating strategy will enable it to establish a national reputation for superior, high quality service. By developing a national reputation, management believes the Company will appeal to a large number of customers who are familiar with and rely upon a large, national company. The Company's operating strategy incorporates the successful methods developed by CSG and capitalizes on the operating efficiencies resulting from the integration of the operations of the Subsidiaries. The key elements of the Company's operating strategy are as follows:

     Providing Superior, High Quality Service in a Professional Manner. The Service Centers provide high quality service at a competitive price and in a friendly, professional manner. In order to provide such service, service technicians, maintenance technicians and installers employed by the Company complete comprehensive training programs designed to teach employees the Company's operating procedures. These procedures are described in CSG's training manuals which provide detailed instructions in areas such as residential replacement sales, residential installation, preventive maintenance agreements, service and routine maintenance. The Company has standardized policies and operating procedures intended to result in a uniform level of professional, high quality service, including installation and maintenance procedures, drug-testing of employees, the technician's appearance and the use of "Carpet Saver" shoe coverings when inside a customer's home. The Service Centers utilize a flat rate billing system that advises the customer of the cost of service before work begins and charges the quoted price regardless of the actual time necessary to repair the system. The Service Centers are generally open for business from 8:00 a.m. to 8:00 p.m. on weekdays, and most are open on Saturday from 8:00 a.m. to 4:00 p.m. Management believes that by providing evening and Saturday service, in addition to 24 hour emergency service, the Service Centers are able to better accommodate customers than most of its competitors. In addition, the Company guarantees complete customer satisfaction and plans to establish a toll-free "Customer Can't Lose" phone line during the second quarter of 1997 to address customer complaints and questions.

     Increasing Revenue at Service Centers. The Company actively promotes its maintenance agreements to both new and existing customers. See "Service
Centers -- Maintenance and Service Agreements." The sale of maintenance agreements not only generates recurring revenue through the payment of fees, but also helps the Company develop a committed, loyal customer base and provides the opportunity for cross-marketing of the Company's other services and products. The Company offers a wide assortment of financing packages designed to enable customers to purchase equipment and services from the Company in the most convenient and cost-effective manner possible. Certain Service Centers also offer their customers a Professional Courtesy(TM) credit card solely for use in purchasing equipment and services from the Company. This financing, including the Professional Courtesy credit card, is offered through a number of third party lenders. Pursuant to its arrangements with such financing companies, the Company receives an origination fee based on the amount financed, but does not bear any credit risk from such financing.

     The Service Centers utilize a variety of local print advertising and targeted marketing promotions designed by CSG, including maintenance technician referrals, service technician referrals, yellow page advertising and direct mail campaigns followed up by telemarketing. During the off-peak spring and fall months, the Service Centers aggressively market products and services which generate revenue during such months and help to offset increased demand historically experienced in the summer and winter months. Management believes that these marketing efforts will result in increased business for its Service Centers. In 1996, advertising and marketing expenditures (net of marketing expenditures by manufacturers) were 3.4% as a percentage of the Company's net revenue.

     The Company's Service Centers offer a number of services and products that are not available from most HVAC contractors. Indoor air quality ("IAQ") has become an increasingly popular and profitable segment of the industry. According to industry sources, the market for IAQ products and services in the United States was estimated to be $1.8 billion in 1994 and is expected to double by the year 2000 as public awareness of indoor air pollution, which the U.S. Environmental Protection Agency now ranks as one of the top five environmental health threats, continues to grow. As technology has improved, HVAC businesses have begun to utilize equipment that monitors the levels of certain harmful substances in the air of a customer's home. The Company offers and actively promotes a variety of IAQ services designed to detect and correct unhealthy air quality. Among these services are duct cleaning, fresh air ventilation and heat recovery systems, ultraviolet light processes and the sale and installation of ozonators.

     Achieving Operating Efficiencies. Manufacturers of HVAC equipment have historically offered more favorable prices and rebates to high volume purchasers. Management is currently discussing purchase terms for HVAC equipment with certain manufacturers on a national basis. Management believes that the Company will be able to increase the discounts and rebates previously available to the individual Service Centers. Since the IPO, the Company has achieved increased operating efficiencies by consolidating certain functions at the corporate level, including the purchase of insurance, the provision of legal support and the utilization of corporate trainers in the areas of marketing and IAQ. The Company intends to review the desirability of consolidating other functions at the corporate level, including the purchasing and leasing of service vehicles and national marketing. A portion of any operating efficiencies will be offset by increased general and administrative expenses at the Company's corporate headquarters.

     Since the IPO, the Company has implemented a uniform system of budgets, forecasts, reports and financial controls, including a uniform general ledger system and electronic mail system, for its Service Centers. In addition, each of the Service Centers generates and provides to the Company a daily management report of revenue and expense information and certain billing and collection data. The Company uses this information to prepare and provide to each Service Center monthly and quarterly comparative financial data, which enable each Service Center to track and compare its performance with the other Service Centers.

     Attracting and Retaining Quality Employees. Management believes the Service Centers attract and retain quality employees by providing (i) an environment that emphasizes professionalism and customer satisfaction, (ii) extensive training that allows employees to advance to higher-earning positions and (iii) stability of income because the Service Centers do not experience the cyclical lay-offs typically found in the HVAC industry. The Company has established a cash bonus program for each Service Center pursuant to which managers may earn bonuses based on the performance of the Service Center and the Company relative to established goals set by the Service Center's president and the Company. The Service Centers generally are operated by managers who are trained in the CSG operating methods and procedures and who management believes are better educated than a typical HVAC service business operator.

     Potential employees of most Service Centers must pass extensive interviews and background checks, where permitted, as well as technical tests prior to being hired. Service technicians, maintenance technicians and installers employed by the Company are required to complete training programs designed to teach employees the Company's operating procedures. These training programs are conducted both at the Service Centers and at CSG sponsored seminars. Since the IPO, the Company has implemented training programs relating to marketing and IAQ products that are conducted at Service Centers by the Company's corporate trainers. Management believes that these policies have resulted in a low rate of employee turnover. See "Contractor Success Group."

CONTRACTOR SUCCESS GROUP

     CSG, a wholly-owned subsidiary of the Company, was formed in 1991 to offer HVAC companies proprietary products and marketing, management, educational and advisory services not available from industry trade associations. Currently, there are over 270 members of CSG serving distinct market areas in the United States and Canada defined primarily by zip codes. CSG offers its members a competitive edge over other contractors in the market by providing useful management and technical skills, training programs and proprietary products. In exchange, CSG members pay an initial fee upon joining CSG and a quarterly fee thereafter. In 1996, CSG collected fees totaling approximately $3.4 million. CSG members are granted exclusive rights to the territory in which they operate. The Company intends to continue to build and expand the membership of CSG.

     CSG licenses to its members copyrighted training manuals that cover in specific detail the aspects of owning and operating an HVAC service and replacement company, including residential replacement sales, residential maintenance, service contracts, residential installation, business planning and service dispatch. In addition, CSG members receive materials containing, and attend conferences discussing, methods and procedures to operate an efficient, profitable company, including (i) daily report forms designed to provide accurate and timely sales and cost information essential to determining the performance of an HVAC business, (ii) "Scorecard," a monthly report distributed to CSG members comparing top producers among members, (iii) contracts and forms, including non-competition agreements for employees, sales and service contracts, (iv) marketing promotions that are tested and proven with specific instructions on how to tailor advertising for the member's market and
(v) quarterly projects introducing to CSG members new products and services designed to increase productivity.

  Seminars and Services

     Potential CSG subscribers are invited to attend an informational seminar at CSG's facility in St. Louis, Missouri where they are introduced to the CSG concept and are invited to join the organization. Upon paying the initial fee, CSG subscribers attend "Boot Camp" which is an intensive four-day workshop conducted by CSG three times each year. At Boot Camp, HVAC contractors are educated on all aspects of operating an HVAC service and replacement business. Attendees receive presentations and materials that explain in specific detail the methods and procedures successfully utilized by CSG members. Topics covered include administration, sales, service, advertising, direct marketing, maintenance, service contracts, acquisitions and accounting. CSG members may also attend "Success Convention," which is a quarterly two-day convention of CSG members designed to allow the members to compare ideas and projects and at which quarterly projects are presented, and "Sales Extravaganza," which is an annual convention designed to encourage and motivate a member's salespeople, selling technicians and telemarketers.

  Future University

     In connection with the acquisition of its Service Centers, the Company has acquired approximately 37% of the issued and outstanding Common Stock of Future University, Inc. ("Future University(R)"). The remaining shares of Future University's Common Stock are held by a number of CSG members and their shareholders. Future University is a corporation formed in 1991 that offers to CSG members for an additional enrollment fee technical and operational educational programs designed to improve the profitability of the CSG member's business. The technical programs offer installers and technicians a combination of classroom and on-the-job-training during one and two week sessions. Technicians receive skills training that will enable them to effectively analyze customer problems and offer efficient solutions. In the maintenance training classes, for example, technicians are trained to maximize the operating efficiency of HVAC systems, assure safe operation of systems and reduce the chances of future breakdowns. In the sales training classes, technicians are trained to deal with customer expectations, use and promote various products and services, develop leads, explain financing programs and improve on various customer relations skills. In sending technicians to the Future University program, CSG members are able to develop a high level of commitment in their employees. The technical programs are held in Little Rock, Arkansas under an exclusive licensing arrangement with Hardwick Air Masters, Inc., one of the Company's Subsidiaries. Pursuant to the current licensing arrangement, Hardwick Air Masters, Inc. receives 70% of the revenue from the technical programs and Future University receives 30% of such revenue. The operational programs offer to general managers and salespeople a variety of classes covering residential sales training, replacement sales, marketing and promotions, telemarketing and general operations. These programs are held in Houston, Texas.

     Management believes that Future University is the only comprehensive training school for management, salespeople, installers and technicians in the residential HVAC industry. Since 1994, over 1,000 students per year have completed Future University's technical and operational training programs.

SERVICE CENTERS

  General

     Management estimates that during 1996 the Service Centers' service and maintenance technicians responded to over 350,000 maintenance, repair and service calls. The services offered by each Service Center include (i) the sale of replacement central air conditioners, furnaces and heat pumps, (ii) the maintenance and repair of HVAC units, (iii) diagnostic analysis of the condition of existing unit and (iv) the sale of ancillary products such as IAQ devices and monitors. Most of the Service Centers employ an in-house sales force that sells replacement units, installation technicians who install replacement equipment in existing homes, service technicians who service and maintain the equipment, and an administrative staff to perform dispatching, purchasing and other administrative functions. In addition, some of the Service Centers offer plumbing services. Management believes that in 1996 the installation and servicing of plumbing systems represented less than 1% of the Company's pro forma net revenue. The Company anticipates that these Service Centers will continue to offer, and that Service Centers acquired in the future may offer, plumbing services, but currently does not intend to expand this business.

     All of the Service Centers' technicians are trained to promote the Company's preventive maintenance agreements, and many technicians are trained to cross-market IAQ equipment and other ancillary services and products offered by the Company. Service technicians are trained to perform service and maintenance in a professional manner, to identify problems with existing HVAC systems and to offer customers the most practical, cost-effective solution to their problem, whether that involves repairing the existing system or suggesting a replacement system or part. Often this involves providing customers with information on products to upgrade their system and improve efficiency as well as informing them about the advantages and disadvantages of a particular product or service. Maintenance technicians perform routine maintenance examinations of HVAC systems in an effort to keep the systems in working order and to identify potential problems before they become too costly to correct.

     Management believes that most HVAC contractors charge the cost of the materials and the hourly rate for the actual time it takes to install or repair the system. In contrast, the Company utilizes a flat rate pricing system that advises the customer of the cost of service for the particular job before work begins and charges the quoted price regardless of the time necessary to repair the system. While this may result in parts, labor and other costs incurred in repairing a customer's system exceeding the quoted price from time to time, the Company is able to alter its pricing on a per job basis. The Company's experience is that customers generally prefer this pricing method because it eliminates surprise or hidden costs. This pricing method also creates an incentive for the Company to hire quality technicians and to provide them with the training necessary to service customer needs efficiently.

  Sale of Replacement Units

     The replacement market for residential HVAC equipment is dependent upon the base of installed units, the mechanical life and usage of the equipment and technological advances in the efficiency of newer units. Management believes the replacement market for HVAC units offers the potential for high growth and profitability in the future given the potential number of HVAC systems that will need replacement in the coming years and the Company's ability to effectively service that need. The market for replacement units is highly fragmented, with no single manufacturer dominating the market. In order to service the replacement market, the Company maintains relationships with several national, regional and local manufacturers of replacement units in order to offer a wide variety of products to its customers. The Company is not dependent on any manufacturers or distributors of replacement units, but rather has access to products from all over the country allowing the Company to offer products that its competition may be unable to provide.

     At the time of sale, a customer is offered a wide assortment of financing packages by the Service Center. A Service Center's installers and technicians, in addition to the salespeople, are trained to educate customers as to the financing options available, assist the customer in completing the credit application forms and determine whether the customer's financing is approved. The Company also offers its customers a Professional Courtesy credit card solely for use in purchasing equipment and services from the Company. Such financing, including the Professional Courtesy credit card, is offered through a number of third party lenders. Pursuant to its arrangements with such financing companies, the Company receives an origination fee based on the amount financed, but does not bear any credit risk from such financing.

  Maintenance and Service Agreements

     Management estimates that the Company currently has approximately 70,000 maintenance agreements with customers. These agreements are for a term of one to three years and generally provide for two diagnostic and precision maintenance visits during the year at an average cost to the customer of approximately $135 per year. The sale of maintenance agreements not only generates recurring revenue through the payment of fees, but also helps the Company develop a committed, loyal customer base and provides the opportunity for cross-marketing of the Company's other services and products. Management believes that customers with maintenance agreements are the Company's most satisfied customers because of the many benefits offered by these agreements, including (i) energy savings resulting from a more efficient HVAC system, (ii) fewer and less costly emergency repairs, (iii) longer useful life for the HVAC system, (iv) discounted rates for service and (v) guaranteed same-day service in the event of an emergency repair. Maintenance agreements also allow the Company to more fully utilize its technicians during the historically slower spring and fall months by scheduling maintenance appointments during such time. Because systems under maintenance agreements are less likely to require emergency repairs, the Service Centers are able to provide more prompt service to emergency and new service calls.

     The Company's service agreements are generally for a term of one year and provide for the repair of any problem with the customer's system at no additional cost to the customer. Pursuant to the terms of the service agreements, if the cost of repair exceeds the value of the customer's HVAC system, the Company is not required to repair the system and the customer receives a $300 discount if he purchases a replacement unit from the Company. In some states, certain warranties provided for in the Company's service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies thereby subjecting the Company and the service agreements to the insurance laws and regulations of any such state. In such states, the Company will insure its service agreements through licensed insurers or otherwise comply with applicable laws and regulations. Management believes that the Company has made adequate provision for potential claims under these agreements. See "Regulation."

  Commercial Service and Replacement

     Some of the Service Centers offer HVAC services to small and medium-sized businesses. In 1996, revenues generated from the provision of services and sale of products to commercial customers represented less than 20% of the Company's pro forma net revenue. The Service Centers target restaurants, small office buildings, warehouses and theaters as potential prospects for its commercial services. The Company's commercial sales representatives receive extensive training designed to enable the representatives to promote the Company's services and products effectively. The services offered to commercial customers are generally the same as services offered to residential customers, including the analysis, maintenance and repair of existing HVAC systems, the sale of replacement systems and the sale of ancillary products, including IAQ devices and services. While management does not plan to further develop its commercial HVAC business beyond existing operations given the potential for growth in the residential service and replacement market, the Company intends to continue to provide, and may acquire Service Centers that provide, commercial HVAC services.

SERVICES AND OPERATIONS

     The Company provides management, financial and accounting services for all of the Service Centers' operations, as well as insurance and certain marketing and legal support. Management provides certain financial control support, including budgets, forecasts and reports, while allowing each general manager of a Service Center to manage its day-to-day operations.

     Since the IPO, the Company has added various corporate management and staff personnel including three regional vice presidents, a controller, a human resources manager, a management information systems director, a general counsel, a regional accountant, a staff accountant and two corporate trainers.

     In order to better organize its corporate support structure, the Company has divided its Service Centers into three regions. Each Service Center in a region reports directly to a regional vice president. In addition, the Company intends to appoint area presidents who will coordinate various functions among groups of Service Centers located in the same geographic area while continuing to operate as president of a Service Center. These individuals will report to their respective regional vice presidents.

     The Company provides the following services:

  Purchasing

     Each Service Center generally purchases the HVAC units, parts and supplies it uses from distributors. Because of the number of Service Centers operated by the Company, management believes that it will be able to negotiate at a lower cost the purchase of these items. The principal manufacturers of the products sold by the Company include The Trane Company, Carrier Air Conditioning, Inc., Lennox Industries, Inc. and Rheem Manufacturing Company. The Service Centers generally order equipment only upon receipt of a contract for purchase from a customer, enabling them to maintain low inventory.

  Management Information Systems

     The Service Centers currently utilize various compatible management and financial information systems. The Company intends to convert the Service Centers' current systems to an integrated system within the next 12 months. The Company has recently implemented a general ledger system utilizing SuccessWare software at each of its Service Centers. See "Certain Transactions." The implementation of an integrated system will allow the Company to maintain greater control over the operations of its Service Centers. The Company tracks important data related to the Service Centers' operations and financial performance and monitors all advertising expenditures. In addition, the Service Centers generate and provide to the Company a daily management report of revenue and expense information and certain billing and collection data. The Company uses such information to prepare and provide to each Service Center monthly and quarterly comparative financial data, which enable each Service Center to track and compare its performance with the other Service Centers.

  Employee Screening and Training

     Prior to employment, potential employees of the Company are tested to determine their technical expertise. In addition, as permitted by local law, employees of the Company are required to pass a drug test prior to employment and are thereafter subject to random drug testing. Failure to take or pass a drug test results in immediate termination of employment. Once hired, employees of the Company generally complete various training programs covering technical skills and communication and sales techniques. In addition, employees periodically attend educational seminars and conventions conducted by CSG. See "Contractor Success Group." The Company has recently established training programs relating to marketing and IAQ products that are conducted at the Company's Service Centers by two corporate trainers.

  Advertising and Marketing

     The Company's advertising and marketing programs are designed to attract new customers and to stimulate increased demand from existing customers. Each Service Center, utilizing materials produced by CSG, develops customized marketing programs tailored to meet the needs of its local customer base. Emphasizing superior, high quality service, the Service Centers market directly to prospective and existing customers through various means, including local print advertising, yellow page advertising and direct mail campaigns followed up by telemarketing. In 1996, advertising and marketing expenditures (net of marketing expenditures by manufacturers) were 3.4% as a percentage of the Company's net revenue. The Company intends, over time, to develop the Service Experts name as a key element of its marketing strategy. As a part of this strategy, management intends gradually to integrate the Company's name and logo in advertising while continuing to utilize established local brand names.

REGULATION

     HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems. In connection with the entry into new markets, the Company may become subject to compliance with additional regulations. Although, there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future, compliance with existing regulatory requirements has not had a material effect on the Company.

     Various local, state and federal laws and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, impose licensing standards on technicians who service heating and air conditioning units. While the installers and technicians employed by the Service Centers are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet stricter future standards. In addition, installers must comply with local building codes when installing HVAC units in residences and commercial buildings.

     In some states, warranties provided for in the Company's service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies thereby subjecting the Company and the service agreements to the insurance laws and regulations of any such state.

TRADEMARKS

     "Service Experts" is registered as a federal trademark with the United States Patent and Trademark Office. The Company currently licenses the Service Experts name and logo to two companies that are members of CSG. The Company owns and licenses numerous proprietary products used by the Service Centers and other CSG members. See "Contractor Success Group." In addition, the Company owns approximately 37% of the issued and outstanding common stock of "Future University," which is registered as a federal trademark with the United States Patent and Trademark Office. See "Contractor Success Group -- Future University." The Company regards its trademarks as having significant value and being an important factor in the development and marketing of its operations. The Company's policy is to pursue registration of its trademarks whenever possible and to oppose vigorously any infringement of its trademarks.

COMPETITION

     The HVAC service and replacement industry is highly competitive in each of the markets in which the Company operates. The Company's Service Centers compete with utility companies and other full-service HVAC businesses primarily on the basis of quality, reliability, customer service and price. Some of these companies have access to capital, personnel, marketing and technological resources that are equal to or greater than those of the Company. Because of the fragmented nature of the industry and relative low barriers to entry, additional competitors, including companies that offer other home improvement services in addition to HVAC services, may emerge that have greater access than the Company to capital, personnel and technological resources. Certain of these companies are pursuing a consolidation strategy in the industry and compete with the Company for potential acquisitions as well as for customers.

EMPLOYEES

     Management estimates that the Company has approximately 1,600 employees, all but approximately 20 of which are employed at Service Centers. None of the Company's employees is represented by a collective bargaining agreement.

PROPERTIES

     The Company currently occupies the building and underlying real estate on which all but one of its Service Centers are located pursuant to leases with terms generally ranging from five to ten years on terms the Company believes to be commercially reasonable. Total rental expense for the Company's leased centers, including certain leased vehicles and equipment, in 1996 was approximately $490,000 and is expected to be approximately $2.0 million in 1997. In connection with the acquisition of Roland J. Down, Inc., the Company purchased the building and underlying real estate on which the Service Center is located for approximately $1.6 million in cash. The Company generally plans to continue to lease rather than purchase space for the Service Centers to maximize the Company's available capital.

     The Company's corporate headquarters are located in approximately 6,580 square feet of space in Brentwood, Tennessee. The remaining term of the lease on this office space is approximately five years, and the Company pays annual rent of $115,200. The Company also maintains an office in approximately 3,600 square feet of office space leased in Chesterfield, Missouri. The remaining term of the lease on this office space is approximately six months, and the Company pays annual rent of approximately $60,000.

INSURANCE

     The Company maintains general liability, workers compensation and property insurance. The costs of insurance coverage varies, and the availability of certain coverage has fluctuated in recent years. As of February 1, 1997, the Company consolidated the purchase of insurance for its operations under a single policy, excluding major medical insurance. This coverage will result in savings from the amounts previously paid by the Subsidiaries. While management believes, based upon its claims experience, that the Company's present insurance coverage is adequate for its current operations, there can be no assurance that the coverage is sufficient for all future claims or will continue to be available in adequate amounts or at reasonable rates.

LEGAL PROCEEDINGS

     The Company does not have pending any litigation that, separately or in the aggregate, if adversely determined, would have a material adverse effect on the Company. The Company and its Subsidiaries may, from time to time, be parties to litigation or administrative proceedings which arise in the normal course of their businesses.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The table below sets forth certain information concerning each of the executive officers, directors and other key employees of the Company.

EXECUTIVE OFFICERS AND DIRECTORS            AGE                      POSITION
--------------------------------            ---                      --------
Alan R. Sielbeck..........................  44   Chairman of the Board and Chief Executive Officer
James D. Abrams...........................  49   President, Chief Operating Officer and Director
Anthony M. Schofield......................  43   Chief Financial Officer, Secretary and Treasurer
Raymond J. De Riggi(1)....................  49   Director
Timothy G. Wallace(1)(2)..................  39   Director
William G. Roth(2)........................  58   Director
Norman T. Rolf, Jr........................  50   Director

OTHER KEY EMPLOYEES
------------------------------------------
Louis N. Laderman.........................  46   Vice President and General Counsel
Robert E. Reece...........................  41   Regional Vice President
Michael S. Robinson.......................  36   Regional Vice President
Peter J. Zabaski..........................  48   Regional Vice President

---------------

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     The Company's Board of Directors is divided into three classes, each consisting of two members. At each annual stockholders meeting, directors of one class are elected to three year terms. The terms of Messrs. Abrams and Roth expire in 1998, Messrs. Sielbeck and Wallace in 1999 and Messrs. De Riggi and Rolf in 2000. See "Description of Capital Stock -- Anti-Takeover Provisions."

     Alan R. Sielbeck has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in March 1996. Mr. Sielbeck has served as Chairman of the Board and President of AC Service and Installation Co., Inc. and Donelson Air Conditioning Company, Inc., each a Subsidiary, since 1990 and 1991, respectively. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor, and Chief Financial Officer of RCM Interests, Inc., a commercial real estate developing company.

     James D. Abrams has served as President, Chief Operating Officer and as a director of the Company since its inception in March 1996. From 1990 to 1996, Mr. Abrams served as Chief Executive Officer and a director of CSG. Mr. Abrams has served as President of Air Experts and Service Experts of Palm Springs, Inc., each a Subsidiary, since 1993. Mr. Abrams has served as President and sole director of Air Comfort Services, Inc., an HVAC service and replacement business located in Sarasota, Florida, since 1988. Mr. Abrams served, from 1992 to 1996, as Chairman and President of Service Now, Inc. ("Service Now"), a holding company that owns several HVAC businesses, and prior to the Combination owned Air Experts and Service Experts of Palm Springs, Inc. He resigned from his positions with Service Now prior to the closing of the Combination and the IPO. Mr. Abrams previously served as Chief Executive Officer and a director of Future University from 1991 to 1995. Mr. Abrams currently serves on the Advisory Board of Boatmen's National Bank (Southern Region).

     Anthony M. Schofield has served as Chief Financial Officer, Secretary and Treasurer of the Company since June 1996. From 1982 to 1996, Mr. Schofield served as Cost Manager, Vice-President-Controller, Senior Vice-President of Finance, and Division Controller for Perrigo Company of Tennessee, formerly Cumberland-Swan, Inc., a manufacturer of personal care health and beauty aid products. Mr. Schofield is certified by the American Institute of Certified Public Accountants as well as the Institute of Management Accountants holding both CPA and CMA designations.

     Raymond J. De Riggi has served as a director of the Company since June 1996. Mr. De Riggi has served as President of United Specialty Food Ingredients Companies, a subsidiary of ConAgra Food Products, a diversified food processing company, since November 1995. From 1992 to 1995, Mr. De Riggi served as Executive Vice President of Pet, Incorporated, a diversified food processing company, and from 1990 to 1992, he served as its Vice President of Operations. From 1987 to 1990, Mr. De Riggi served as President of Whitman's Chocolates, a division of Pet, Incorporated.

     Timothy G. Wallace has served as a director of the Company since June 1996. Mr. Wallace has served as Vice President of Finance and Chief Financial Officer of Healthcare Realty Trust Incorporated, a company operating as a real estate investment trust, since January 1993. Mr. Wallace was a Senior Manager with responsibility for healthcare and real estate in the Nashville, Tennessee office of Ernst & Young LLP from June 1989 to January 1993. Prior to joining Ernst & Young LLP, he was employed by Arthur Andersen & Co. from September 1980 to June 1989.

     William G. Roth has served as a director of the Company since August 1996. Mr. Roth served as Chairman of the Board of Directors of Dravo Corporation, a natural resources company that is the largest producer of lime in the United States, from 1989 to 1994. Mr. Roth also served as Chief Executive of Dravo Corporation from 1987 to 1989. Prior to that time, Mr. Roth served as President, Chief Operating Officer and a director of American Standard, Inc., a worldwide manufacturer of air conditioning, plumbing and transportation system products, from 1985 to 1987. From 1978 to 1985, Mr. Roth served as Chairman and Chief Executive Officer of The Trane Company, an international manufacturer and marketer of HVAC systems. Mr. Roth currently serves as a director of Amcast Industrial Corporation and Teknowledge Corporation.

     Norman T. Rolf, Jr. has served as a director of the Company since August 1996. Since 1988, Mr. Rolf has served as President of Rolf Coal and Fuel Corp., a Subsidiary for which he previously served as a director and has been employed in various positions since 1966.

     Louis N. Laderman has served as Vice President and General Counsel of the Company since January 1997. Since 1996, Mr. Laderman has served as general counsel of CSG, Service Now, Future University and SuccessWare. From 1986 to 1996, Mr. Laderman practiced law as a member of McCarthy, Leonard, Kaemmerer, Owen, Laderman & Lamkin, LLC in St. Louis, Missouri.

     Robert E. Reece has served as a Regional Vice President of the Company since January 1997. From 1991 to 1997, Mr. Reece served as Vice President and a director of Pardee Refrigeration Company Incorporated and Island Air Conditioning, Inc., each a Subsidiary, and as Secretary and a director of Sanders Indoor Comfort, Inc., a Subsidiary.

     Michael S. Robinson has served as a Regional Vice President of the Company since January 1997. From 1993 to 1996, Mr. Robinson served as Vice President and a director of Arrow Heating & Air Conditioning, Inc., a Subsidiary. From 1992 to 1993, Mr. Robinson served as a marketing and sales representative for J. D. Edwards, Inc., a worldwide provider of financial, distribution and manufacturing software. Prior to that time, Mr. Robinson served as a marketing and sales representative for IBM from 1988 to 1992. Mr. Robinson is a certified public accountant in Illinois.

     Peter J. Zabaski has served as a Regional Vice President of the Company since February 1997. From 1994 to 1997, Mr. Zabaski served as Regional Vice President of Hughes Supply, Inc., a distributor of industrial products and supplies. From 1990 to 1994, Mr. Zabaski served as President of One Stop Supply Inc., a HVAC wholesale supplier and subsidiary of Hughes Supply, Inc.

     The Compensation Committee of the Board of Directors is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers and administering stock option and other employee benefit plans of the Company. The Audit Committee is responsible for the annual appointment of the Company's auditors and reviewing the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures with the Company's auditors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Summary of Compensation Table. The following table sets forth the total compensation paid or accrued by the Company for the Company's last completed fiscal year on behalf of the (i) Company's Chief Executive Officer and (ii) the two other executive officers of the Company as of the end of 1996:

                         SUMMARY COMPENSATION TABLE(1)

                                                         ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                    ------------------------------   ----------------------
                 NAME AND                                          OTHER ANNUAL            SECURITIES
            PRINCIPAL POSITION               YEAR   SALARY($)   COMPENSATION($)(2)   UNDERLYING OPTIONS(#)
-------------------------------------------  ----   ---------   ------------------   ----------------------
Alan R. Sielbeck...........................  1996    $86,538            --                   40,000
  Chairman of the Board and Chief Executive
  Officer
James D. Abrams............................  1996     86,538            --                   40,000
  President and Chief Operating Officer
Anthony M. Schofield.......................  1996     58,385            --                   40,000
  Chief Financial Officer

---------------

(1) Does not include amounts paid by the Company's Subsidiaries prior to the Combination in August 1996.
(2) Perquisites and other personal benefits paid to each of the Named Executive Officers was less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.

  Options Granted in Last Fiscal Year

     The following table summarizes certain information regarding stock options issued to the Company's executive officers during 1996. No stock appreciation rights ("SARs") have been granted by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                            -----------------------------------------------------------       ANNUAL RATES OF
                               NUMBER OF      PERCENT OF TOTAL                            STOCK APPRECIATION FOR
                              SECURITIES      OPTIONS GRANTED    EXERCISE                       OPTION TERM
                              UNDERLYING      TO EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
           NAME             OPTIONS GRANTED     FISCAL 1996      ($/SHARE)      DATE        5%($)       10%($)
           ----             ---------------   ----------------   ---------   ----------   ---------   -----------
Alan R. Sielbeck(1).......      40,000              7.72%         $17.25        9/26/06    $433,937    $1,099,682
James D. Abrams(1)........      40,000              7.72           17.25        9/26/06     433,937     1,099,682
Anthony M. Schofield(2)...      40,000              7.72           13.00        8/15/06     327,025       828,746

---------------

(1) All options were granted pursuant to the 1996 Incentive Stock Plan (the "Incentive Plan") and vest in one-third increments annually beginning September 26, 1998. Potential realizable value is calculated from a base stock price of $17.25, the exercise price of the options granted.
(2) All options were granted pursuant to the Incentive Plan and vest in one-third increments annually beginning August 15, 1998. Potential realizable value is calculated from a base stock price of $13.00, the exercise price of the options granted.

  Options Exercised in Last Fiscal Year, Fiscal Year End Option Values

     No options were exercised in the year ended December 31, 1996. The following table summarizes certain information regarding year end option values of the Company's executive officers.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS HELD AT               OPTIONS HELD AT
                                                       DECEMBER 31, 1996          DECEMBER 31, 1996($)(1)
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                        -----------   -------------   -----------   -------------
Alan R. Sielbeck................................        --          40,000            --        $350,000
James D. Abrams.................................        --          40,000            --         350,000
Anthony M. Schofield............................        --          40,000            --         520,000

---------------

(1) Reflects the market value of the underlying securities at the closing sales price reported on the Nasdaq National Market on December 31, 1996 ($26.00), less the exercise price.

EMPLOYMENT AGREEMENTS

     Pursuant to employment agreements, effective as of August 21, 1996, Messrs. Sielbeck, Abrams and Schofield (the "executive officers") are employed as executive officers of the Company. The employment agreements of Messrs. Sielbeck, Abrams and Schofield provide for annual base salaries of $250,000, $250,000 and $110,000, respectively, which salaries are subject to annual review by the Compensation Committee, and bonuses, which amounts will be determined by the Compensation Committee. The term of each employment agreement is three years.

     Each of the executive officers may terminate his respective employment agreement without cause by giving the Company 90 days prior written notice. Pursuant to the terms of his respective employment agreement, each executive officer has agreed not to disclose the Company's confidential information and not to compete against the Company during the term of his employment agreement and for a period of two years thereafter.

     In the event the executive officer is terminated upon a "change-in-control" (as defined in the employment agreement), each of the executive officers will be paid all accrued base salary, bonus compensation to the extent earned, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination. In addition, each executive officer will receive as severance pay his base salary in monthly installments through the remaining term of the agreement, or at his election, a lump sum severance payment equal to the present value of the flow of severance payments that would otherwise be paid to him. Notwithstanding the foregoing, the Company is not required to pay any amount which is not deductible for federal income tax purposes.

     Each executive officer is entitled to receive his accrued base salary, earned bonus, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination in the event that the Company terminates his employment without cause. In addition, he will receive as severance compensation his base salary for the greater of two years or the remaining term of his employment agreement.

     In the event the executive officer is terminated for cause (as defined in the agreement), he is entitled to receive all accrued base salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan) and other benefits through the date of termination, but shall receive no other severance benefits. Each executive officer's employment agreements may also be terminated if he dies, in which event his estate will receive these same payments and severance payments equal to three months' salary.

     In the event the executive officer becomes disabled for a period of 60 consecutive days, he is entitled to receive his base salary, insurance, bonus and other benefits for a period of six months from the date such disability began or for such shorter period as he is unable to perform his duties hereunder. In the event he is unable to perform his duties hereunder after the expiration of the six-month period, his employment agreement will terminate.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Non-employee directors of the Company are entitled to receive a fee of $10,000 per year. All directors are also entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings. In addition, each of the non-employee directors of the Company is entitled to participate in the Service Experts, Inc. 1996 Non-Employee Director Stock Option Plan (the "Director Plan").

COMPENSATION PURSUANT TO PLANS

     Incentive Stock Plan. In June 1996, the Company adopted the Incentive Plan. The Company has reserved 1,300,000 of the authorized shares of Common Stock for issuance pursuant to stock options and SARs to be granted under the Incentive Plan. Under the Incentive Plan and pursuant to action of the Board, the Compensation Committee appointed by the Board of Directors will administer the Incentive Plan and may grant to officers and key employees (i) options to purchase shares of Common Stock and (ii) SARs. The options are for terms not longer than ten years (five years in the case of incentive stock options granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company), at prices to be determined by the Board of Directors or the Compensation Committee. Such prices may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of an individual who, at the time of grant of incentive stock options, owns more than 10% of the total combined voting power of all classes of stock of the Company) in the case of incentive stock options under Section 422 of the Code. Incentive stock options may be granted only to employees and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of non-qualified stock options. Options granted under the Incentive Plan may be exercisable in installments. The Company is authorized to loan, or guarantee loans of, the purchase price of shares issuable upon exercise of options granted under the Incentive Plan. Unless terminated earlier, the Incentive Plan will terminate in 2006. The aggregate fair market value of Common Stock with regard to which incentive stock options are exercisable by an individual for the first time during any calendar year may not exceed $100,000. The Company has granted options to purchase 657,811 shares of Common Stock under the Incentive Plan. These options are exercisable at prices ranging from $13.00 to $25.75 per share and vest one-third per year commencing on the second anniversary of the date of grant.

     SARs will entitle the holder to receive an amount equal to the excess of the fair market value of a specified number of shares of Common Stock as of the date such right is exercised over a specified price which shall not be less than 85% of the fair market value of the Common Stock at the time the SAR is granted. SARs may be granted separately or in connection with a non-qualified stock option. No SAR is exercisable more than ten years after it is granted.

     Nonqualified Stock Option Plan. In May 1997, the Company adopted the Service Experts, Inc. 1997 Nonqualified Stock Option Plan (the "Nonqualified Plan"). The Compensation Committee is authorized to administer the Nonqualified Plan and to award options to employees of the Company and certain others who provide significant services to the Company. The Compensation Committee determines which individuals are to receive options, the number of shares of Common Stock that may be purchased thereunder, the exercise price of an option, and the vesting and termination dates of the option. Under the Nonqualified Plan, options granted at any time by the Compensation Committee may not exceed that number of shares which equals the sum of (i) 9.5% of the total number of outstanding shares of Common Stock at that time, minus (ii) the number of shares of Common Stock that are authorized for issuance under the Incentive Plan.

     Options granted under the Nonqualified Plan will not be treated as "incentive stock options" for purposes of Section 422 of the Code. Once an option has become exercisable in whole or in part, under the terms of an option agreement, the holder may purchase shares of Common Stock from the Company by paying the exercise price in cash or in other consideration acceptable to the Compensation Committee. The number of shares of Common Stock that may be purchased under an option is automatically adjusted for certain corporate changes, including stock dividends, recapitalizations, stock splits and consolidations.

     Non-Employee Director Stock Option Plan. In June 1996, the Company adopted the Director Plan. The Company has reserved for issuance under the Director Plan 100,000 shares of Common Stock. The Director Plan provides for the granting of nonqualified stock options to each director of the Company who is not also an employee or officer of the Company ("Non-Employee Directors") at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events. The Board shall have no authority, discretion or power to select the participants who will receive options pursuant to the Director Plan, to set the number of shares of Common Stock to be covered by each option, to set the exercise price or the period within which the options may be exercised or to alter other terms or conditions specified in the options.

     Pursuant to the Director Plan, each Non-Employee Director is granted options to purchase 5,000 shares of Common Stock on the date of such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. In addition, the Director Plan provides for the grant to each Non-Employee Director of options to purchase 1,000 shares of Common Stock on each January 1 (each date of grant being referred to as the "Grant Date"). The Board of Directors may revoke, on or prior to each January 1, the next automatic grant of options otherwise provided for by the Director Plan if no options have been granted to employees since the preceding January 1 under the Incentive Plan or any other employee stock option plan that the Company might adopt. Each option shall be exercisable in full upon receipt and shall expire ten years after the Grant Date (the "Option Period"), unless cancelled sooner due to termination of service or death, or unless the option is fully exercised prior to the end of the Option Period. The Company has granted options to purchase 18,000 shares of Common Stock under the Director Plan, of which 15,000 options have an exercise price of $13.00 and 3,000 options have an exercise price of $26.00.

     Employee Stock Purchase Plan. The Service Experts, Inc. 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in June 1996 and became effective simultaneously with the IPO. A total of 200,000 shares of Common Stock have been reserved for issuance under the Purchase Plan, which is intended to qualify under Section 423 of the Code. The Purchase Plan allows participants to purchase shares of Common Stock in connection with option periods commencing on January 1 of each year and ending the following December 31.

     The Purchase Plan permits eligible employees of the Company and certain of its subsidiaries to purchase Common Stock through payroll deductions, which may not exceed 10% of the employee's base compensation, at a price equal to 85% of the fair market value of the Common Stock at the beginning of the option period or at the end of the option period, whichever is lower (subject to a minimum price specified in the Purchase Plan). Employees are eligible to participate in the Purchase Plan if they are employed by the Company or a participating subsidiary for at least 20 hours a week and more than five months in any calendar year and have been employed for at least six months since their last date of hire.

     In the event of a change of control of the Company (as defined in the Purchase Plan), each option under the Purchase Plan will (if the Company is the surviving corporation) pertain to and apply to the securities to which a holder of the number of shares of the Company subject to such option would have been entitled in such transaction. If the Company is not the surviving corporation in such change in control, then all options under the Purchase Plan will terminate provided that the Compensation Committee may determine that such options shall be exercisable on the day prior to such change in control transaction.

     In September 1996, the Company filed a registration statement on Form S-8 with respect to 900,000 shares of Common Stock covered by the Incentive Plan, the Director Plan and the Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of directors who are not employees of the Company. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Restated Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and losses suffered and reasonable expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock -- Limitations on Liability of Officers and Directors."

                              CERTAIN TRANSACTIONS

     Prior to the IPO, Mr. Abrams, Mr. Sielbeck, John R. Young, a principal stockholder of CSG, and R. Edward Hutton, Jr., a principal stockholder of the Acquiring Company, received 500,695, 243,706, 473,992 and 243,707 shares of Common Stock, respectively, as founders of the Company for their services in forming the Company, developing its business plans and procedures and in acquiring the Predecessor Companies. These shares do not include the shares of Common Stock received in exchange for their interests in certain of the Predecessor Companies. Following the issuance of such shares, Messrs. Abrams and Young transferred 103,407 and 97,891 shares, respectively, to the other stockholders of Service Now.

     Pursuant to the Combination, and as consideration for their interests in the Predecessor Companies, certain officers, directors and holders of 5% or more of the outstanding Common Stock received cash and shares of Common Stock as follows: Mr. Sielbeck -- $2,513,959 and 576,549 shares; Mr. Abrams -- $2,000,505 and 390,612 shares; Mr. Young -- $2,000,505 and 390,612 shares; Mr.
Hutton -- $2,513,959 and 576,549 shares; and Norman T. Rolf, Jr. -- $636,217 and 133,661 shares. Such amounts were determined on the basis of the evaluation by the Company and the representatives of the underwriters of the IPO of the following factors: the financial and operational history and trends of the Predecessor Companies, the experience of the Company's management, the position of the Company in the HVAC service and replacement industry, the Company's prospects and financial results, market conditions for new offerings of securities and the prices of similar securities of comparable companies.

     In connection with the Combination, the Company acquired approximately 36% of the issued and outstanding common stock of Future University in exchange for $2,000 per share in cash, an aggregate of $590,000. The consideration paid was determined by arms length negotiations between the Company and the stockholders of Future University who agreed to sell their shares to the Company. Mr. Abrams and Mr. Young, who were principal stockholders of Future University, each received $248,000 in the transaction. The Company intends to continue to send its employees to Future University for training. See "Business -- Contractor Success Group."

     Service Now, of which Mr. Abrams and Mr. Young are principal stockholders, is a 48% stockholder of SuccessWare, a corporation that provides management and financial information systems software to the Company. The Company has implemented a general ledger system utilizing SuccessWare software in all of its Service Centers and plans to expand its use of other SuccessWare products. In 1996, the Company and its Subsidiaries made aggregate payments to SuccessWare of approximately $50,000. The Company has entered into a letter of intent with SuccessWare to license its software and expects to make payments to SuccessWare in 1997 of approximately $220,000. See "Business -- Services and
Operations -- Management Information Systems." In connection with the Combination, the Company acquired all of the capital stock of Air Experts, a United Services Co., Inc. and Service Experts of Palm Springs, Inc., both of which were wholly owned subsidiaries of Service Now. Service Now continues to own and operate other HVAC companies, none of which are located in geographic areas served by existing Service Centers. In addition, the Company purchased from Service Now the exclusive rights to the name "Service Experts" in exchange for $60,000.

     Mr. Abrams and Mr. Young are the sole stockholders of Fusion Filters, Inc. ("Fusion"), which licenses air filters and other products from manufacturers and sublicenses them to HVAC contractors, including certain of the

Subsidiaries. The Company has not entered into any definitive agreements with Fusion, but certain Service Centers purchase filters from Fusion from time to time. In 1996, the Company's Service Centers made aggregate payments to Fusion of approximately $450,000. The Company and many of the Subsidiaries also utilize, from time to time, the services of Travel Now, Inc., a travel agency, of which Mr. Abrams and Mr. Young are principal stockholders.

     At March 31, 1996, Mr. Sielbeck had outstanding indebtedness payable to the Acquiring Company in the amount of $133,800, consisting of a note payable in the principal amount of $100,000, bearing annual interest at 5% and payable upon demand, and an interest-free advance of $33,800. At March 31, 1996, Mr. Hutton had outstanding indebtedness payable to the Acquiring Company in the amount of $133,800, consisting of a note payable in the principal amount of $100,000, bearing annual interest at 5% and payable upon demand, and an interest-free advance of $33,800. All of this indebtedness was repaid during 1996.

     Prior to the Combination, Messrs. Sielbeck and Hutton purchased from the Acquiring Company the building and underlying real estate on which the Acquiring Company is located and certain residential property for approximately $826,000 and $61,000, respectively. The Acquiring Company purchased the building and real estate for its main facility in 1992 for approximately $729,000 and made certain improvements to such property costing approximately $78,000. The Acquiring Company purchased the residential property in 1994 for approximately $61,000. The sale price for such properties was determined by the board of directors of the Acquiring Company. The Acquiring Company has entered into a lease with Messrs. Sielbeck and Hutton whereby the Acquiring Company will make annual rental payments of approximately $140,000 to Messrs. Sielbeck and Hutton. Management of the Company believes such transactions are on terms that are commercially reasonable and no less favorable to the Acquiring Company than those which could be obtained from unaffiliated third parties.

     On June 20, 1996, the Board of Directors adopted a policy that any transactions between the Company and any of its officers, directors or principal stockholders or affiliates thereof, must be on terms no less favorable than those which could be obtained from unaffiliated parties and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of the Common Stock, as of the date hereof, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                              SHARES BENEFICIALLY OWNED(1)
                                                              ----------------------------
                      BENEFICIAL OWNER                          NUMBER            PERCENT
                      ----------------                        -----------        ---------
Alan R. Sielbeck(2).........................................      781,252             5.6%
James D. Abrams(2)..........................................      705,413(3)          5.1
John R. Young(4)............................................      769,222(3)          5.5
Anthony M. Schofield........................................        3,000               *
Raymond J. De Riggi.........................................        6,000(5)            *
Timothy G. Wallace..........................................        6,000(5)            *
William G. Roth.............................................       11,000(5)            *
Norman T. Rolf, Jr..........................................      129,385               *
All executive officers and directors as a group (seven
  persons)..................................................    1,642,050(3)(6)      11.7

---------------

  * Represents less than 1%.
(1) The table above includes shares of the Company's Common Stock which an individual has a right to acquire, whether upon conversion of convertible securities or upon exercise of options and warrants, within 60 days of the date of this Prospectus. Such shares are deemed to be outstanding for the purposes of calculating the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.
(2) The indicated person's address is c/o Service Experts, Inc., 111 Westwood Place, Suite 420, Brentwood, Tennessee 37027.
(3) Includes 59,340 shares owned by Service Now, of which Messrs. Abrams and Young are principal stockholders.
(4) Mr. Young's address is c/o John Young & Associates, 13950 Switzer, Overland Park, Kansas 66221.
(5) Includes 6,000 shares subject to outstanding options held by such individuals.
(6) Includes 18,000 shares subject to outstanding options held by such individuals.

                     RATIO OF EARNINGS TO FIXED CHARGES(1)

     Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                              THREE MONTHS
                                             YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                        ---------------------------------   ----------------
                                        1992   1993   1994   1995   1996     1996      1997
                                        ----   ----   ----   ----   -----   ------    ------
Ratio of earnings to fixed charges....  3.31   1.67   5.71   8.90   69.35     3.05     34.87

---------------

(1) Because the Company has no shares of Preferred Stock outstanding, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each period listed above.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The following table sets forth the reported high and low sales prices of the Common Stock for the quarters indicated as reported on the Nasdaq National Market. The Company commenced its IPO on August 16, 1996 at a price per share of $13.00. The Common Stock is traded on the Nasdaq National Market under the symbol "SERX."

                                                               HIGH       LOW
                                                              ------    -------
1996
  Third Quarter (beginning August 16, 1996).................  $20.75    $ 13.75
  Fourth Quarter............................................   28.50      19.00
1997
  First Quarter.............................................  $28.25    $ 21.25
  Second Quarter (through May 13, 1997).....................   23.75      21.25

     On May 13, 1997, the last reported sale price of the Common Stock was $23.50 per share. As of May 13, 1997, there were approximately 204 holders of record of the Company's Common Stock.

     The Company has never declared or paid dividends on its Common Stock. The Company expects that future earnings will be retained to finance the growth and development of the Company's business and, accordingly, does not intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition and capital requirements of the Company, among other factors. Under Delaware law, the Company is prohibited from paying any dividends unless it has capital surplus or net profits available for this purpose. In addition, the Company's credit facilities impose restrictions on the ability of the Company to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 30,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). As of the date of this Prospectus, the Company has 13,957,421 shares of Common Stock and no shares of Preferred Stock outstanding. The following description of capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. An additional 1,400,000 shares of Common Stock are reserved for issuance upon exercise of employee and director stock options, of which options to purchase 675,811 shares have been granted as of the date hereof. An additional 200,000 shares of Common Stock are reserved for issuance under the Purchase Plan, of which 22,655 shares have been issued as of the date hereof. See "Management -- Compensation Pursuant to Plans." As of May 13, 1997, there were approximately 204 holders of Common Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders have no right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, including all distributions to holders of Preferred Stock having a liquidation preference over the Common Stock. The Company's Restated Certificate gives the holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely effected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without any further vote or action of the stockholders of the Company, to issue shares of the Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the fullest extent now or hereafter permitted by Delaware law. The Company has no present intention to issue any series of Preferred Stock.

STOCK PURCHASE WARRANTS

     Equitable Securities Corporation was engaged to provide financial advisory and investment banking services in the formation of the Company and the structuring of the Combination. In connection with this engagement, Equitable Securities Corporation received warrants (the "ESC Warrants") to purchase 82,391 shares of the Common Stock. The ESC Warrants are exercisable until August 16, 2001, in whole or in part, are subject to anti-dilution adjustments, and the holder is entitled to one demand registration right for the underlying Common Stock exercisable until August 16, 2001 and incidental registration rights exercisable until August 16, 2003.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company's Restated Certificate and Bylaws provide for indemnification of the officers and directors of the Company to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. The Restated Certificate contains provisions that eliminate the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit. The Company believes that these provisions are essential to attracting and retaining qualified persons as officers and directors.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ANTI-TAKEOVER PROVISIONS

     Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Certain provisions of the Company's Restated Certificate and Bylaws may make a change in the control of the Company difficult to effect, even if a change in control were in the stockholders' interest. These include certain super-majority vote requirements to amend or repeal certain provisions of the Company's Restated Certificate or Bylaws, including provisions relating to the election of a staggered Board of Directors and the limitation that directors be removed only for cause by a majority of the outstanding voting stock. See "Management -- Executive Officers, Directors and Key Employees." The Company's Restated Certificate eliminates the right of stockholders to take action by written consent. In addition, the Company's Restated Certificate allows the Board to determine the terms of the Preferred Stock which may be issued by the Company without approval of the holders of the Company's Common Stock. The ability of the Company to issue Preferred Stock in such manner could enable the Board of Directors to prevent changes in management and control of the Company. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. Management believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Management believes that negotiations of such proposals, among other things, could result in an improvement of their terms.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Boatmen's Trust Company.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities pursuant to any Prospectus Supplement or Post-Effective Amendment, as applicable, and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the Prospectus Supplement or Post-Effective Amendment, as applicable (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement or Post-Effective Amendment, as applicable.

     The Prospectus Supplement or Post-Effective Amendment, as applicable, will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (e) the designation and terms of the other Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such offered Security; (f) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (g) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (h) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of certain federal income tax considerations; and (l) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     As of the date of this Prospectus, no Common Stock Warrants are outstanding.

                         DESCRIPTION OF DEBT SECURITIES

     The Company may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by the Company and a specified trustee. The terms of Securities will include those stated in an Indenture and those made a part of an Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture will be qualified under the TIA.

     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement or Post-Effective Amendment, as applicable, may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement or Post-Effective Amendment, as applicable (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto and the following description. A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The indebtedness represented by Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as such term is defined in the Indenture) of the Company. The Debt Securities will be issued pursuant to an Indenture between the Company and a trustee.

     Except as set forth in an Indenture and described in a Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in an Indenture. All Debt Securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     The Prospectus Supplement or Post-Effective Amendment, as applicable, relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (a) the title of such Debt Securities;

          (b) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (c) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock, or the method by which any such portion shall be determined;

          (d) if convertible, any applicable limitations on the ownership or transferability of the Common Stock into which such Debt Securities are convertible;

          (e) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (f) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (g) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (h) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and an Indenture may be served;

          (i) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (j) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (k) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (l) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (m) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default (as defined in an Indenture) or covenants set forth in an Indenture;

          (n) any provisions for collateral security for repayment of such Debt Securities;

          (o) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (p) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (q) the applicability, if any, of defeasance and covenant defeasance provisions of an Indenture;

          (r) the terms, if any, upon which such Debt Securities may be convertible into Common Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (s) whether and under what circumstances the Company will pay additional amounts as contemplated in an Indenture on such Debt Securities in respect of any tax assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (t) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable.

     Except as set forth in an Indenture, an Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

MERGER, CONSOLIDATION OR SALE

     It is expected that an Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in an Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under an Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustee.

COVENANTS

     An Indenture will contain covenants requiring the Company to take certain actions and prohibiting the Company from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An Indenture will describe specific "Events of Defaults" with respect to any series of Debt Securities issued thereunder. Such "Events of Defaults" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment, if any, for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series) that is continued for a specified period of days after written notice as provided in the Indenture; (v) default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any significant subsidiary or the property of either.

     If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case, subject to the rights of the holder of Senior Debt, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amounts as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under an Indenture, as the case may be) have been cured or waived as provided in such Indenture. An Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in an Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under an Indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

     An Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in an Indenture relating to its duties in case of default, the trustee will not be under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or an Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under an Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF AN INDENTURE

     It is anticipated that modifications and amendments of an Indenture may be made by the Company and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under an Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such Debt Securities affected thereby, (a) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (e) reduce the above stated percentage of holders of Debt Securities necessary to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of an Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in an Indenture.

     An Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

CONVERSION OF SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company or such conversion will be automatic, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Debt Securities will be subordinated to the extent provided in an Indenture in right of payment to the prior payment in full of all Senior Debt. No payment of principal or interest will be permitted to be made on Debt Securities at any time if a default in Senior Debt exists that permits the holders of such Senior Debt to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Debt Securities are paid in full, holders of Debt Securities will be subrogated to the right of holders of Senior Debt to the extent that distributions otherwise payable to holders of Debt Securities have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Debt Securities. If this Prospectus is being delivered in connection with a series of Debt Securities, the accompanying Prospectus Supplement or Post-Effective Amendment, as applicable, or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

                        SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares for sale in the public market will have on the market prices prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

     As of the date of this Prospectus, the Company has outstanding 13,957,421 shares of Common Stock of which approximately 5,691,967 shares are freely tradeable without restrictions or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act .

     On March 27, 1996, the Company issued 1,462,100 shares of Common Stock to Messrs. Sielbeck, Abrams, Young and Hutton as founders of the Company. These shares and 4,522,636 shares issued in connection with the Combination were issued and sold by the Company in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144. These shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, pursuant to Rule 144. In general, under Rule 144, a person who has beneficially owned these shares for at least one year, including "affiliates" of the Company, would be entitled to sell in broker's transactions or to market makers within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. A person (or person whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned such shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions or notice requirements. The above is a summary of Rule 144 and is not intended to be a complete description thereof.

     In connection with acquisitions completed after the Combination, the Company issued approximately 3,473,566 shares of Common Stock registered under the Securities Act which are eligible for sale in the public market in accordance with Rule 145. Certain stockholders of such acquired companies may be deemed "affiliates" for purposes of Rule 145 under the Securities Act. In general, under Rule 145 as currently in effect, a stockholder who is an "affiliate" may sell shares in broker's transactions subject to the volume limitations and requirements as to the manner and notice of sale and the availability of public information described above. In addition to the requirements of Rule 145, certain stockholders of such acquired companies are subject to lockup agreements that generally prohibit a stockholder from selling, offering to sell, granting any option for the sale of, or otherwise disposing of any shares of Common Stock, any options, rights or warrants to purchase any shares of Common Stock, or any other securities convertible into or exchangeable for shares of Common Stock owned directly by such stockholder or with respect to which he has the power of disposition, for a period of six months following the effective time of the acquisition, without the prior written consent of the Company. Beginning six months after the closing of the acquisition, such stockholders will be entitled to sell or otherwise dispose of up to 25% of the shares of Common Stock held by such stockholder, and an additional 25% of the shares of Common Stock held by such stockholder during each of the three successive six month periods until the twenty-fourth month following the closing of the acquisition, at which time such stockholder will be entitled to sell all shares of Common Stock held by such stockholder. The Company also plans to issue shares of its Common Stock that have been registered under the Securities Act in connection with future acquisitions. The Company anticipates that, upon the issuance thereof, these shares will generally be eligible for sale in accordance with Rule 145 unless the resale thereof is contractually restricted.

     The Company, its officers and directors and certain of its present stockholders have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable therefor or other capital stock of the Company or any right to purchase or acquire Common Stock or other capital stock of the Company for a period of 120 days after March 18, 1997 without the prior written consent of Equitable Securities Corporation on behalf of the underwriters in the Offering.

                              SELLING STOCKHOLDERS

     The Company intends to offer Securities, from time to time, pursuant to this Prospectus in connection with its acquisition of the assets or stock of HVAC service and replacement businesses, as described herein. The recipients of the Securities issued in connection with such transactions may determine to reoffer the Common Stock issued in such transactions, the Common Stock issued upon the exercise of the Common Stock Warrants or Common Stock issued upon the conversion of the Debt Securities from time to time. Specific information regarding the resale transactions by Selling Stockholders who may be deemed to be "underwriters" as defined in the Securities Act, the identity of the Selling Stockholders, and the number of shares of Common Stock to be reoffered shall be provided at the time of such acquisition by means of a Post-Effective Amendment or Prospectus Supplement, as applicable.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                    EXPERTS

     The financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SERVICE EXPERTS, INC. -- UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS
Basis of Presentation.......................................   F-3
Unaudited Pro Forma Combined Balance Sheet as of March 31,
  1997......................................................   F-4
Unaudited Pro Forma Combined Statements of Income for the
  Three Months ended March 31, 1997 and for the Twelve
  Months ended December 31, 1996............................   F-5
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................   F-7

SERVICE EXPERTS, INC. -- FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE THREE
  MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)
Report of Independent Auditors..............................   F-9
Consolidated Balance Sheets.................................  F-10
Consolidated Statements of Income...........................  F-12
Consolidated Statements of Stockholders' Equity.............  F-13
Consolidated Statements of Cash Flows.......................  F-14
Notes to Consolidated Financial Statements..................  F-15

THE RESIDENTIAL DIVISION OF PIEDMONT AIR CONDITIONING
  COMPANY
FINANCIAL STATEMENTS FOR THE YEAR ENDED NOVEMBER 30, 1996
  AND THREE MONTHS ENDED FEBRUARY 28, 1997 (UNAUDITED)......  F-28
Report of Independent Auditors..............................  F-28
Balance Sheets..............................................  F-29
Statements of Income........................................  F-30
Statements of Divisional Equity (Deficit)...................  F-31
Statements of Cash Flows....................................  F-32
Notes to Financial Statements...............................  F-33

C. IAPALUCCIO COMPANY, INC.
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  AND THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED).........  F-37
Report of Independent Auditors..............................  F-37
Balance Sheets..............................................  F-38
Statements of Income........................................  F-39
Statements of Stockholder's Equity..........................  F-40
Statements of Cash Flows....................................  F-41
Notes to Financial Statements...............................  F-42

                                                              PAGE
                                                              ----
ROLAND J. DOWN, INC.
AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31,
  1996......................................................  F-47
Report of Independent Auditors..............................  F-47
Balance Sheet...............................................  F-48
Statement of Income.........................................  F-49
Statement of Stockholder's Equity...........................  F-50
Statement of Cash Flows.....................................  F-51
Notes to Financial Statements...............................  F-52

CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC. AND CLAIRE
  & SANDERS, INC.
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  AND THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED).........  F-57
Report of Independent Auditors..............................  F-57
Combined Balance Sheets.....................................  F-58
Combined Statements of Operations...........................  F-59
Combined Statements of Stockholder's Equity (Deficit).......  F-60
Combined Statements of Cash Flows...........................  F-61
Notes to Combined Financial Statements......................  F-62

                   PRO FORMA COMBINED FINANCIAL STATEMENTS OF
                             SERVICE EXPERTS, INC.

     The Company was incorporated on March 27, 1996. On August 21, 1996, and simultaneous with the closing of the IPO, the Company acquired the Predecessor Companies in the Combination. In accordance with the provisions of SAB 97, the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of the Acquiring Company. Such historical financial statements have been restated for Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. (collectively, the "Pooled Companies"), which were acquired in December 1996 in business combinations accounted for as poolings of interests. The operations of the Subsidiaries other than the Pooled Companies have been included in the Company's financial statements from their respective effective dates of acquisition. The acquisitions of the Predecessor Companies have been accounted for using the historical cost basis of the Predecessor Companies in accordance with SAB 48. The Predecessor Companies are the Acquiring Company; Hardwick Air Masters, Inc. d/b/a Airmasters, Inc.; Norrell Heating and Air Conditioning Company, Inc.; Vision Holding Company, Inc.; Comerford's Heating and Air Conditioning, Inc.; Rolf Coal and Fuel Corp.; Brand Heating & Air Conditioning, Inc.; Coastal Air Conditioning Service, Inc.; Contractor Success Group, Inc.; Arrow Heating & Air Conditioning, Inc.; Air Experts, a United Services Co., Inc.; Gilley's Heating & Cooling, Inc.; and Service Experts of Palm Springs, Inc.

     The following unaudited pro forma combined financial statements give effect to the acquisition by the Company of 26 Acquired Companies and two Pending Acquisitions in exchange for shares of the Company's Common Stock, cash, and the assumption of certain debt.

     The unaudited pro forma combined balance sheet as of March 31, 1997 gives effect to the acquisition of five Acquired Companies closed subsequent to March 31, 1997 and the two Pending Acquisitions as if such transactions had occurred on March 31, 1997. The two Pending Acquisitions are C. Iapaluccio Company, Inc. and Lewis & Guymon, Inc. The five Acquired Companies closed subsequent to March 31, 1997 are Claire's Air Conditioning and Refrigeration, Inc., Claire & Sanders, Inc., Royden, Inc., Piedmont Service Experts, Inc. and Stark Services Company, Inc. The unaudited pro forma combined statement of income for the three months ended March 31, 1997 gives effect to the acquisition of eight Acquired Companies closed during the three month period ended March 31, 1997, five Acquired Companies which were closed subsequent to March 31, 1997 and the two Pending Acquisitions as if such transactions had occurred at the beginning of the period presented. The eight Acquired Companies closed during the three month period ended March 31, 1997 are Dial One Raymond's Plumbing, Heating & Cooling, Inc., Gaddis Co., Automated Air, Inc., Bauer Heating & Air Conditioning, Incorporated, Sylvester's Corp., B. W. Heating & Air Conditioning, Inc., Parker Heating & Air Conditioning, Incorporated and Roland J. Down, Inc. The unaudited pro forma combined statement of income for the twelve months ended December 31, 1996 gives effect to the acquisition of the Predecessor Companies as described above, 11 Acquired Companies closed during 1996, eight Acquired Companies closed during the three month period ended March 31, 1997, five Acquired Companies closed subsequent to March 31, 1997 and the two Pending Acquisitions as if such transactions had occurred on January 1, 1996. The 11 Acquired Companies closed during 1996 are Service Experts of Indianapolis, Inc., Frees Service Experts, Inc., Comfortech, Inc., Sunbeam Service Experts, Inc., Falso Service Experts, Inc., Gordon's Specialty Company, Pardee Refrigeration Company Incorporated, Sanders Indoor Comfort, Inc., Island Air Conditioning, Inc., Air-Conditioning and Heating Unlimited, Inc. and B&B Air Conditioning, Inc.

     The unaudited pro forma combined financial statements have been prepared by the Company based on the historical financial statements of the Company and the companies referred to above and certain preliminary estimates and assumptions deemed appropriate by management of the Company. These pro forma combined financial statements may not be indicative of results that would have been achieved had these acquisitions occurred on the dates indicated or of results which may be realized in the future. Neither expected benefits nor cost reductions anticipated by the Company following consummation of these acquisitions have been reflected in the pro forma combining financial statements.

     The pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1997

                                                                       ACQUIRED      PENDING       PRO FORMA
                                                            COMPANY    COMPANIES   ACQUISITIONS   ADJUSTMENTS     PRO FORMA
                                                            --------   ---------   ------------   -----------     ---------
                                                                                    (IN THOUSANDS)
Current assets:
  Cash and cash equivalents............................... $ 33,155    $    120      $    84       $ (3,793)(a)   $ 28,696
                                                                                                       (870)(b)
Receivables:
  Trade receivables, net..................................   12,176         615          469             --         13,260
  Related party...........................................       62          --           --             --             62
  Employee................................................      237          --            8             --            245
  Other...................................................      310          29            5             --            344
                                                           ---------   --------      -------       --------       --------
                                                             12,785         644          482             --         13,911
Inventories...............................................    6,266         450          266             --          6,982
Cost and estimated earnings in excess of billings.........    1,148          --           21             --          1,169
Prepaid expenses and other current assets.................    1,872          11            2             --          1,885
Current portion of notes receivable -- related parties....       14           1           --             --             15
Current portion of notes receivable -- other..............      285          --           --             --            285
Deferred income taxes.....................................    2,426          --           --             --          2,426
                                                           ---------   --------      -------       --------       --------
         Total current assets.............................   57,951       1,226          855         (4,663)        55,369
Property, buildings and equipment, net....................   10,016         558          274             --         10,848
Notes receivable -- related parties.......................      327          --           --             --            327
Notes receivable -- other.................................      508          --           --             --            508
Investment in affiliate...................................      573          55           --             --            628
Goodwill..................................................   47,460          --           --         10,109(a)      57,569
Unallocated purchase price................................    8,054          --           --             --          8,054
Other assets..............................................      703          47           25             --            775
                                                           ---------   --------      -------       --------       --------
         Total assets..................................... $125,592    $  1,886      $ 1,154       $  5,446       $134,078
                                                           =========   ========      =======       ========       ========
Current liabilities:
  Short-term debt......................................... $    183    $     --      $    --       $     --       $    183
  Trade accounts payable and accrued liabilities..........    5,383         708          363             --          6,454
  Cash consideration payable..............................    1,120          --           --             --          1,120
  Accrued compensation....................................    3,642          84           31             --          3,757
  Accrued warranties......................................    1,361         120           57             --          1,538
  Income taxes payable....................................    2,475          11            8             --          2,494
  Deferred revenue........................................    4,978         339           70             --          5,387
  Billings in excess of costs and estimated earnings......      732          --           15             --            747
  Current portion of long-term debt and capital lease
    obligations...........................................      243         148           --           (391)(b)         --
                                                           ---------   --------      -------       --------       --------
         Total current liabilities........................   20,117       1,410          544           (391)        21,680
Long-term debt and capital lease obligations, net of
  current.................................................      137         136          164           (437)(b)         --
Related parties notes.....................................       --          34            8            (42)(b)         --
Deferred income taxes.....................................      583          --           25             --            608
Common stock..............................................      137          --           --              3(a)         140
Additional paid-in-capital................................   98,382          --           --          7,032(a)     105,414
Retained earnings.........................................    6,236         306          413           (719)(a)      6,236
                                                           ---------   --------      -------       --------       --------
                                                           $125,592    $  1,886      $ 1,154       $  5,446       $134,078
                                                           =========   ========      =======       ========       ========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                                ACQUIRED      PENDING       PRO FORMA
                                                     COMPANY    COMPANIES   ACQUISITIONS   ADJUSTMENTS   PRO FORMA
                                                     --------   ---------   ------------   -----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................................  $33,355     $5,155        $1,094        $           $ 39,604
Cost of goods sold.................................   20,913      3,563           704              4(c)    25,184
                                                     -------     ------        ------        -------     --------
Gross margin.......................................   12,442      1,592           390             (4)      14,420
Selling, general and administrative expenses.......    9,635      1,447           362            (90)(d)   11,354
                                                     -------     ------        ------        -------     --------
Income from operations.............................    2,807        145            28             86        3,066
Other income (expense):
  Interest expense.................................      (87)        (3)           (7)            --          (97)
  Interest income..................................      127         --            --             --          127
  Other income (expense)...........................      100         (1)            1             --          100
                                                     -------     ------        ------        -------     --------
                                                         140         (4)           (6)            --          130
                                                     -------     ------        ------        -------     --------
Income before tax..................................    2,947        141            22             86        3,196
Provision for income taxes.........................    1,120          3            --             86(g)     1,209
                                                     -------     ------        ------        -------     --------
Net income                                           $ 1,827     $  138        $   22        $    --     $  1,987
                                                     =======     ======        ======        =======     ========
Pro forma net income per share.....................  $  0.15                                             $   0.14
Pro forma weighted average shares outstanding......   12,269                                   1,882(h)    14,151

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

        PRO FORMA COMBINED FINANCIAL STATEMENTS OF SERVICE EXPERTS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                                ACQUIRED      PENDING       PRO FORMA
                                                     COMPANY    COMPANIES   ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                                                     --------   ---------   ------------   -----------    ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................................  $46,856    $119,698       $5,473        $    --      $172,027
Cost of goods sold.................................   30,198      80,456        3,535           (124)(c)   114,065
                                                     -------    --------       ------        -------      --------
Gross margin.......................................   16,658      39,242        1,938            124        57,962
Selling, general and administrative expenses.......   12,837      34,092        1,558         (6,054)(d)    42,433
                                                     -------    --------       ------        -------      --------
Income from operations.............................    3,821       5,150          380          6,178        15,529
Other income (expense):
  Interest expense.................................      (63)       (473)         (28)           564(e)         --
  Interest income..................................      334         275            2             --           611
  Other income (expense)...........................      214         (93)         (20)            40(f)        141
                                                     -------    --------       ------        -------      --------
                                                         485        (291)         (46)           604           752
                                                     -------    --------       ------        -------      --------
Income before tax..................................    4,306       4,859          334          6,064        16,281
Provision for income taxes.........................    1,196         396            8          5,207(g)      6,807
                                                     -------    --------       ------        -------      --------
Net income                                           $ 3,110    $  4,463       $  326        $ 1,575      $  9,474
                                                     =======    ========       ======        =======      ========
Pro forma net income per share.....................  $  0.70                                              $   0.67
Pro forma weighted average shares outstanding......    4,451                                   9,624(i)     14,075

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                             SERVICE EXPERTS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET ADJUSTMENTS

(a) Reflects the payments to owners of the Pending Acquisitions and Acquired Companies of $3,793,000 in cash and 325,593 shares of common stock for the Pending Acquisitions and debt incurred associated with the transaction resulting in an increase in goodwill of $10,109,000 which is amortized over 40 years.

(b) Reflects the elimination of all outstanding debt.

                                                                                            THREE MONTHS
                                                                             YEAR ENDED        ENDED
                                                                            DECEMBER 31,     MARCH 31,
                                                                                1996            1997
                                                                           --------------   ------------
                                                                                  (IN THOUSANDS)
PRO FORMA STATEMENTS OF INCOME ADJUSTMENTS

(c)          REFLECTS THE FOLLOWING ADJUSTMENTS TO COST OF GOODS SOLD:
        (i)  Adjust rent expense per new leases..........................     $   (105)       $    --
       (ii)  Elimination of real estate depreciation.....................          (19)             4
                                                                              --------        -------
                                                                              $   (124)       $     4
                                                                              ========        =======
(d)          REFLECTS THE FOLLOWING ADJUSTMENTS TO SELLING, GENERAL, AND
             ADMINISTRATIVE:
        (i)  Elimination of historical owners' compensation..............     $(12,080)       $  (231)
       (ii)  Additional compensation relating to new agreements with
             previous owners.............................................        3,580            126
      (iii)  Additional lease expense on real estate sold by AC Service &
             Installation Co., Inc. and Vision Holding Company, Inc......           53             --
       (iv)  Elimination of depreciation expense on real estate sold by
             AC Service & Installation Co., Inc. and Vision Holding
             Company, Inc................................................          (24)            --
        (v)  Elimination of non-competition fees resulting from buyout of
             non-compensation agreements.................................          (43)            --
       (vi)  Corporate office overhead expenses..........................          270             --
      (vii)  Corporate office compensation...............................          366             --
     (viii)  Elimination of management fees paid by Air Experts, a United
             Services Co., Inc. and Service Experts of Palm Springs, Inc.
             to parent companies or affiliates which are part of the
             corporate office adjustments................................          (36)            --
       (ix)  Goodwill amortization.......................................        1,716            106
        (x)  Elimination of general and administrative expenses..........         (556)           (91)
       (xi)  Three regional vice presidents and one MIS director.........          700             --
                                                                              --------        -------
                                                                              $ (6,054)           (90)
                                                                              ========        =======
(e)          REFLECTS THE FOLLOWING ADJUSTMENTS TO INTEREST EXPENSE
             RELATED TO:
        (i)  Elimination of debt distributed to shareholder of Vision
             Holding Company, Inc........................................     $     45        $    --
       (ii)  Elimination of interest on debt distributed to shareholders of AC Service & Installation Co., Inc. and Custom Air
             Conditioning, Inc. .........................................           15             --
      (iii)  Elimination of all other debt assumed in the transaction to
             be paid at closing..........................................          504             --
       (iv)  Additional interest on debt incurred associated with the
             transaction.................................................         (604)            --
                                                                              --------        -------
                                                                              $    564        $    --
                                                                              ========        =======

      (f)             REFLECTS THE FOLLOWING ADJUSTMENT TO OTHER INCOME:
                 (i)  The addition of income from its 37% investment in Future University........   $        40     $      --
                                                                                                    ===========     =========
      (g)             REFLECTS THE FOLLOWING ADJUSTMENTS TO INCOME TAXES:
                 (i)  Additional income tax provision for state and federal taxes at a combined effective rate of 38% as certain Acquired Companies and Pending
                      Acquisitions previously were taxed as Subchapter S corporations............   $     2,035     $      79
                (ii)  Additional income taxes on adjustments (d) thru (f)........................         2,577           (33)
               (iii)  Additional income tax provision for state and federal taxes due to the
                      non-deductibility of goodwill..............................................           595            40
                                                                                                    -----------     ---------
                                                                                                    $     5,207     $      86
                                                                                                    ===========     =========



(h) Reflects adjustments to weighted average shares outstanding as follows: (i) 192,000 shares issued to the owners of the Acquired Companies, (ii) 127,000 shares issued to the owners of the two Pending Acquisitions, (iii) 1,563,000 additional shares to reflect the shares issued in the Secondary Offering as outstanding for the entire period.



(i) Reflects adjustments to weighted average shares outstanding as follows: (i) 969,000 shares issued to the owners of the Acquired Companies, (ii) 127,000 shares issued to the owners of the two Pending Acquisitions, (iii) 1,850,000 shares issued in the Secondary Offering, (iv) 6,678,000 additional shares to reflect the shares issued in the Initial Public Offering to the Predecessor Companies and shares issued to the 11 Acquired Companies closed in 1996 as outstanding for the entire period.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
Service Experts, Inc.

     We have audited the accompanying consolidated balance sheets of Service Experts, Inc. (formerly AC Service & Installation Co., Inc. and Donelson Air Conditioning Company -- see Note 1) as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Service Experts, Inc. (formerly AC Service & Installation Co., Inc. and Donelson Air Conditioning Company -- see Note 1) at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
February 12, 1997

                             SERVICE EXPERTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------   MARCH 31,
                                                               1995      1996       1997
                                                              -------   -------   ---------
                                                               (IN THOUSANDS)     (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   445   $10,726   $ 33,155
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts of
       $135,000 in 1995, $620,000 in 1996 and $632,000 in
       1997.................................................    2,334     9,048     12,176
     Related party..........................................      298       129         62
     Employee...............................................       66       113        237
     Other..................................................       77       208        310
                                                              -------   -------   --------
                                                                2,775     9,498     12,785
  Inventories...............................................      472     3,923      6,266
  Costs and estimated earnings in excess of billings........       31       283      1,148
  Prepaid expenses and other current assets.................      265       697      1,872
  Current portion of notes receivable -- related parties....       --        14         14
  Current portion of notes receivable -- other..............       --       286        285
  Deferred income taxes.....................................       17     1,893      2,426
                                                              -------   -------   --------
          Total current assets..............................    4,005    27,320     57,951
Property, buildings and equipment:
  Land......................................................      105        10        105
  Buildings.................................................      767        67      1,578
  Furniture and fixtures....................................      472       841      1,793
  Machinery and equipment...................................      364     1,913      2,223
  Vehicles..................................................    2,149     5,339      7,032
  Leasehold improvements....................................       80       620        856
                                                              -------   -------   --------
                                                                3,937     8,790     13,587
Less accumulated depreciation and amortization..............   (2,002)   (2,461)    (3,571)
                                                              -------   -------   --------
                                                                1,935     6,329     10,016
Notes receivable -- related parties, net of current
  portion...................................................       --       352        327
Notes receivable -- other, net of current portion...........       --       500        508
Investment in affiliate.....................................       --       674        573
Goodwill....................................................       --    33,032     47,460
Unallocated purchase price..................................       --        --      8,054
Other assets................................................       80       297        703
                                                              -------   -------   --------
          Total assets......................................  $ 6,020   $68,504   $125,592
                                                              =======   =======   ========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                                                                DECEMBER 31,
                                                              -----------------   MARCH 31,
                                                               1995      1996       1997
                                                              -------   -------   ---------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................  $    --   $    --   $    183
  Trade accounts payable and accrued liabilities............      740     5,174      5,383
  Cash consideration payable................................       --     1,495      1,120
  Accrued compensation......................................      743     1,601      3,642
  Accrued warranties........................................      169       963      1,361
  Income taxes payable......................................       67     1,723      2,475
  Deferred revenue..........................................      471     3,502      4,978
  Billings in excess of costs and estimated earnings........      228       340        732
  Current portion related party notes.......................        7        --         --
  Current portion of long-term debt and capital lease
     obligations............................................      244       135        243
                                                              -------   -------   --------
          Total current liabilities.........................    2,669    14,933     20,117
Long-term debt and capital lease obligations, net of current
  portion...................................................      610       140        137
Related party notes, net of current portion.................      669        --         --
Deferred income taxes.......................................        8       360        583
Commitments (Note 10).......................................
Stockholders' equity:
  Common stock $.01 par value; 30,000,000 shares authorized;
     1,560,912, 11,050,326 and 13,694,377 shares issued and
     outstanding at December 31, 1995 and 1996 and March 31,
     1997, respectively.....................................       16       111        137
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized, no shares issued and outstanding...........       --        --         --
  Additional paid-in capital................................      241    48,566     98,382
  Retained earnings.........................................    1,807     4,409      6,236
  Equity notes receivable...................................       --       (15)        --
                                                              -------   -------   --------
          Total stockholders' equity........................    2,064    53,071    104,755
                                                              -------   -------   --------

          Total liabilities and stockholders' equity........  $ 6,020   $68,504   $125,592
                                                              =======   =======   ========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                         -----------------------------    ----------------------
                                          1994       1995       1996       1996         1997
                                         -------    -------    -------    -------    -----------
                                           (IN THOUSANDS, EXCEPT PER
                                                  SHARE DATA)             (UNAUDITED) (UNAUDITED)
Net revenues...........................  $22,193    $24,876    $46,856    $ 5,134      $33,355
Cost of goods sold.....................   15,999     16,916     30,198      3,392       20,913
                                         -------    -------    -------    -------      -------
Gross margin...........................    6,194      7,960     16,658      1,742       12,442
Selling, general and administrative
  expenses.............................    5,723      7,162     12,837      1,714        9,635
                                         -------    -------    -------    -------      -------
Income from operations.................      471        798      3,821         28        2,807
Other income (expense):
  Interest expense.....................      (90)      (100)       (63)        (8)         (87)
  Interest income......................       26         44        334          2          127
  Other income.........................       17         48        214         17          100
                                         -------    -------    -------    -------      -------
                                             (47)        (8)       485         11          140
Income before federal and state income
  taxes................................      424        790      4,306         39        2,947
Provision (benefit) for income taxes:
  Current..............................       48        105      2,675          6        1,688
  Deferred.............................       (7)       (23)    (1,479)        --         (568)
                                         -------    -------    -------    -------      -------
                                              41         82      1,196          6        1,120
                                         -------    -------    -------    -------      -------
  Net income...........................  $   383    $   708    $ 3,110    $    33      $ 1,827
                                         =======    =======    =======    =======      =======
Net income per common share............  $  0.25    $  0.45    $  0.70    $  0.02      $  0.15
                                         =======    =======    =======    =======      =======
Weighted average shares................    1,561      1,561      4,451      1,561       12,269
                                         =======    =======    =======    =======      =======

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL                 EQUITY
                                                ---------------    PAID-IN     RETAINED      NOTES
                                                SHARES   AMOUNT    CAPITAL     EARNINGS    RECEIVABLE     TOTAL
                                                ------   ------   ----------   ---------   ----------   ---------
                                                                   (IN THOUSANDS)
Balance at January 1, 1994....................   1,561    $ 16     $   241     $   1,193          --    $   1,450
  Capital distributions.......................      --      --          --          (284)         --         (284)
  Net income..................................      --      --          --           383          --          383
                                                ------    ----     -------     ---------   ---------    ---------
Balance at December 31, 1994..................   1,561      16         241         1,292          --        1,549
  Capital distributions.......................      --      --          --          (193)         --         (193)
  Net income..................................      --      --          --           708          --          708
                                                ------    ----     -------     ---------   ---------    ---------
Balance at December 31, 1995..................   1,561      16         241         1,807          --        2,064
  Issuance of stock at initial public
    offering..................................   2,588      26      28,087            --          --       28,113
  Predecessor Companies (see Note 3)
    Issuance of stock.........................   4,832      48       6,462            --         (15)       6,495
  Cash distributions..........................      --      --     (18,699)           --          --      (18,699)
    Issuance of stock for Acquired Companies
      (see Note 4)............................   2,069      21      32,475            --          --       32,496
  Capital distributions.......................      --      --          --          (508)         --         (508)
  Net income..................................      --      --          --         3,110          --        3,110
                                                ------    ----     -------     ---------   ---------    ---------
Balance at December 31, 1996..................  11,050     111      48,566         4,409         (15)      53,071
                                                ------    ----     -------     ---------   ---------    ---------
  Payment of Equity notes (unaudited).........      --      --          --            --          15           15
  Issuance of stock (unaudited)...............   2,645      26      49,816            --          --       49,842
  Net income (unaudited)......................      --      --          --         1,827          --        1,827
                                                ------    ----     -------     ---------   ---------    ---------
Balance at March 31, 1997 (unaudited).........  13,695    $137     $98,382     $   6,236   $      --    $ 104,755
                                                ======    ====     =======     =========   =========    =========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,             MARCH 31,
                                                              --------------------------   -------------------------
                                                               1994     1995      1996        1996          1997
                                                              ------   ------   --------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  383   $  708   $  3,110   $        33    $  1,827
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     449      572        650           195         978
  Equity in affiliate earnings..............................      --       --        (30)           --          --
  Benefit for deferred income taxes.........................      (7)     (23)    (1,479)           --        (568)
  (Loss) gain on asset disposals............................       8      (13)       (40)           --          --
  Changes in assets and liabilities:
    Receivables.............................................    (752)    (232)       115           272       1,644
    Inventories.............................................     (76)      (2)      (203)           40      (1,491)
    Prepaid expenses and other current assets...............      28       (7)      (336)          (19)     (1,052)
    Trade accounts payable and accrued liabilities..........     227     (227)    (1,745)          (31)     (2,811)
    Accrued compensation....................................     156       50       (910)          102       1,337
    Accrued warranties......................................      15       56        148           (52)        234
    Deferred revenue........................................     225      (44)       404           170         551
    Income taxes payable....................................       4       41        363           (27)      1,005
    Costs and estimated earnings in excess of billings and
      billings in excess of costs and estimated earnings....      59       18       (128)           79        (483)
                                                              ------   ------   --------   -----------    --------
        Net cash flow provided by (used in) operating
          activities........................................     719      897        (81)          762       1,171
INVESTING ACTIVITIES
Advances on notes receivable................................      --       --       (250)           --          --
Payments on notes receivable................................      --       --         --            --         119
Purchase of property, buildings, and equipment..............    (630)    (766)      (638)         (116)     (2,638)
Proceeds from sale of property, buildings, and equipment....       9       30        225            --          --
Purchase of investments.....................................      --       --         --            10           3
Cash acquired through acquisitions..........................      --       --      3,961            --       1,224
Payment of cash for acquired companies......................      --       --    (18,699)           --     (12,701)
(Increase) decrease in other assets.........................     (96)     (96)      (304)           28         (22)
                                                              ------   ------   --------   -----------    --------
        Net cash used in investing activities...............    (717)    (832)   (15,705)          (78)    (14,015)
FINANCING ACTIVITIES
Proceeds from notes payable to shareholders and related
  parties...................................................      --       --         59            --          --
Payments on notes payable to shareholders and related
  parties...................................................      --       --       (886)           --        (375)
Issuance of stock, net of issuance costs....................      --       --     28,113            --      35,518
Proceeds of long-term debt and capital leases...............     423      648        104            87         130
Payments of long-term debt and capital leases...............    (365)    (437)      (815)           --          --
Distributions paid..........................................    (284)    (193)      (508)           --          --
                                                              ------   ------   --------   -----------    --------
Net cash (used in) provided by financing activities.........    (226)      18     26,067            87      35,273
                                                              ------   ------   --------   -----------    --------
Increase (decrease) in cash and cash equivalents............    (224)      83     10,281           771      22,429
Cash and cash equivalents at beginning of period............     586      362        445           445      10,726
                                                              ------   ------   --------   -----------    --------
Cash and cash equivalents at end of period..................  $  362   $  445   $ 10,726   $     1,216    $ 33,155
                                                              ======   ======   ========   ===========    ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................  $  103   $  100   $     63   $        19    $     88
                                                              ======   ======   ========   ===========    ========
Income tax paid.............................................  $   49   $   67   $  1,880   $         6    $  1,201
                                                              ======   ======   ========   ===========    ========
ACQUISITION OF COMPANIES:
  Fair value of assets acquired.............................  $   --   $   --   $ 42,333   $        --    $ 31,973
  Cash paid.................................................      --       --      1,478            --      12,701
  Common stock issued.......................................      --       --     34,068            --      12,481
                                                              ------   ------   --------   -----------    --------
  Liabilities assumed.......................................  $   --   $   --   $  6,787   $        --    $  6,791
                                                              ======   ======   ========   ===========    ========
DISTRIBUTION OF ASSETS TO STOCKHOLDERS
Book value of assets distributed............................  $   --   $   --   $  1,324   $        --    $     --
                                                              ======   ======   ========   ===========    ========
Long-term debt assumed by stockholders......................  $   --   $   --   $    488   $        --    $     --
                                                              ======   ======   ========   ===========    ========
Notes payable to stockholders retired.......................  $   --   $   --   $    343   $        --    $     --
                                                              ======   ======   ========   ===========    ========

                            See accompanying notes.

                             SERVICE EXPERTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REPORTING ENTITY

     Service Experts, Inc. ("the Company") was incorporated on March 27, 1996. As a result of the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 97 ("SAB 97") on July 31, 1996, the historical financial statements of the Company for periods prior to August 21, 1996 are the combined financial statements of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. ("the Acquiring Company") and subsequent acquisitions accounted for under pooling of interests. (See Note 2). AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. were under common control. On August 21, 1996 and simultaneous with the closing of its initial public offering, the Company acquired in separate transactions, 12 heating, ventilating and air conditioning ("HVAC") replacement and service businesses and Contractor Success Group, Inc. (collectively, the "Predecessor Companies") in exchange for shares of the Company's Common Stock and cash (the "Combination"). The Acquiring Company was treated as the acquiror entity in this transaction in accordance with SAB 97. The operations of the acquired companies have been included in the Company's financial statements from the date of acquisition. The above-mentioned acquisitions have been accounted for using the historical cost basis of the acquired companies in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 48 ("SAB 48"). The Company operates in one industry segment and is primarily engaged in the replacement and servicing of HVAC for residential and commercial customers. The Company has Service Centers located in cities across the United States.

PRINCIPALS OF CONSOLIDATION

     The consolidated financial statements of Service Experts, Inc. include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Investments in affiliates less than 50 percent owned are generally recorded on the equity method.

RECOGNITION OF INCOME

     Revenues on all of the Company's heating and air conditioning installation contracts ("Contracts") for commercial buildings are recognized on the percentage of completion method in the ratio that total incurred costs bear to total estimated costs. Revenues on all of the Company's residential heating and air conditioning installation, service and maintenance jobs are recognized upon completion of the services which is usually within one to two days.

     Earnings and estimated costs on Contracts are reviewed throughout the terms of the Contracts, and any required adjustments are reflected in the periods in which they first become known. When estimates indicate a probable loss on a contract, the full amount thereof is accrued in the period in which it is first determined. Most Contracts are completed within six to 18 months. Nonidentifiable selling, general, and administrative expenses are charged to income as incurred and are not allocated to Contract costs.

     Trade accounts receivable includes billings and billed retainage on Contracts. Also included in trade accounts receivable are unbilled retainage amounts of $76,000 and $359,000 at December 31, 1995 and 1996, respectively. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersions across many different industries and geographies.

     The asset, "costs and estimated earnings in excess of billings," represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, "billings in excess of costs and estimated earnings," represents billings in excess of revenue recognized on in-progress contracts.

                             SERVICE EXPERTS, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash

     The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.

  Accounts Receivable and Accounts Payable

     The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate fair value. Accounts receivable are usually unsecured.

  Long-Term Debt

     Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the balance sheets for long-term debt approximate fair value.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the years ended December 31, 1994, 1995 and 1996 amounts charged to bad debts expense totaled $95,000, $42,000 and $98,000, respectively and accounts written off, net of recoveries, were $11,000, $13,000 and $3,000, respectively.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method for all inventories.

PROPERTY, BUILDING AND EQUIPMENT

     Property, building and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              -----
Buildings...................................................   31.5
Furniture and fixtures......................................   5-10
Machinery and equipment.....................................   5-10
Vehicles....................................................   5-10
Leasehold improvements......................................   7-30

DEFERRED REVENUE

     The Company pre-sells maintenance contracts in the form of extended service agreements ("ESA"). ESA revenue is recorded as deferred revenue and recognized as income when service is performed.

WARRANTIES

     The Company provides the retail customer with a warranty ranging from one to ten years on parts and labor from the date of installation of the heating and air conditioning unit. This warranty generally runs concurrent with the manufacturer's warranty on parts and for the first year on labor. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

                             SERVICE EXPERTS, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     Donelson Air Conditioning Company, Inc. used the liability method of accounting for federal and state income taxes as provided by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

     The former stockholders of AC Service & Installation Co., Inc., Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. (see Note 2) elected under Subchapter S of the Internal Revenue Code to include the Company's income in their own income for federal income tax purposes. Accordingly, AC Service & Installation Co., Inc., Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. are not subject to federal income taxes. This election is not available for Tennessee state income tax reporting; accordingly, AC Service & Installation Co., Inc. used the liability method of accounting for Tennessee state income taxes.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1994, 1995 and 1996, the Company expensed $530,000, $524,000, and $1,584,000, respectively.

GOODWILL

     Goodwill consists of the excess of purchase price over the fair value of acquired tangible and identifiable intangible assets. Excess cost over the fair value of net assets acquired (or goodwill) is amortized on a straight-line basis over 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flow. Accumulated amortization of goodwill was $87,000 at December 31, 1996.

INCOME PER COMMON SHARE

     Income per common share is based on the weighted average number of shares of common stock outstanding and common stock equivalents consisting of dilutive stock options and warrants. Fully diluted earnings per share for 1994, 1995 and 1996 are not materially different from primary earnings per share and, therefore, are not presented.

NEWLY ISSUED ACCOUNTING STANDARD

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. This change will not have a material effect on primary earnings per share as previously reported. Statement 128 is not expected to have a material effect on the calculation of fully diluted earnings per share.

                             SERVICE EXPERTS, INC.

RECLASSIFICATIONS

     Certain reclassifications have been made in 1994 and 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on the results of operations previously reported.

2. MERGERS

     In December 1996, the Company completed mergers with Custom Air Conditioning, Inc. ("Custom") and Freschi Air Systems, Inc. ("Freschi") through the exchange of 230,049 and 177,765 shares, respectively, of the Company's Common Stock.

     These mergers have been accounted for as poolings of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Custom and Freschi. The following is a summary of results of operations of the separate entities for periods prior to the mergers.

                                                                                       ELEVEN
                                                                 YEAR ENDED            MONTHS
                                                                DECEMBER 31,           ENDED
                                                             ------------------     NOVEMBER 30,
                                                              1994       1995           1996
                                                             -------    -------    --------------
                                                               (IN THOUSANDS)       (UNAUDITED)
                                                                                   (IN THOUSANDS)
Net Revenues
  Service Experts..........................................  $14,299    $16,453       $29,167
  Custom...................................................    4,638      5,169         5,068
  Freschi..................................................    3,256      3,254         4,116
                                                             -------    -------       -------
  Combined.................................................  $22,193    $24,876       $38,351
                                                             =======    =======       =======
Net Income (loss)
  Service Experts..........................................  $   179    $   629       $ 1,751
  Custom...................................................      245        173           213
  Freschi..................................................      (41)       (94)          406
                                                             -------    -------       -------
  Combined.................................................  $   383    $   708       $ 2,370
                                                             =======    =======       =======

3. RECAPITALIZATION AND INITIAL PUBLIC OFFERING

     On August 21, 1996, the Company completed an initial public offering ("IPO") of 2,587,500 shares of Common Stock at $13.00 per share. Simultaneously with the closing of the IPO, the Company issued 3,369,538 shares of Common Stock and distributed $18,699,000 in cash (exclusive of 1,153,098 shares issued and $5,027,947 cash distributed to the former stockholders of the Acquiring Company) in exchange for the stock of the Predecessor Companies. The exchange is being accounted for utilizing the historical cost basis in accordance with SAB 48 with the stock being valued at the historical cost of the net assets exchanged. Cash consideration given in these acquisitions is treated for accounting purposes as a dividend from the Company.

     The Company's stock is currently traded on the Nasdaq Stock Market's National Market under the symbol SERX.

4. ACQUISITIONS

     On November 18, 1996, the Company filed a Registration Statement on Form S-4 (the "Shelf Registration Statement") covering securities with a collective aggregate offering price of $50.0 million for use in acquisitions,

                             SERVICE EXPERTS, INC.

including the acquisition of 23 unrelated HVAC replacement and service businesses. Of the 23 companies to be acquired, the Company had completed the acquisition of 15 of these companies as of December 31, 1996. Two of these acquisitions completed by December 31, 1996 were accounted for as poolings of interests as discussed in Note 2. In connection with the 13 acquisitions accounted for using the purchase method of accounting, the Company issued 2,069,000 shares at a fair market value of $34,068,000, excluding stock issuance costs of $1,572,000, and cash of $1,499,000. The Company established an escrow account equal to 10% of the purchase price for each acquisition subject to final closing adjustments. The purchase price was allocated to the acquired assets based on the fair values of those assets as determined by the Company as set forth below (in thousands):

Current Assets..............................................  $ 7,032
Property, Buildings and Equipment...........................    2,593
Other Assets................................................      392
Goodwill....................................................   32,337
Liabilities Assumed.........................................   (6,787)
                                                              -------
               Purchase Price...............................  $35,567
                                                              =======

OTHER INFORMATION REGARDING ACQUISITIONS

     All of the foregoing acquisitions were accounted for using the purchase method of accounting except as indicated in Note 3. The allocation of the purchase price associated with the acquisitions has been determined by the Company based upon available information and is subject to further refinement. The operating results of the acquired companies have been included in the accompanying consolidated statements of income from the respective dates of acquisition. The following unaudited pro forma results of operations give effect to the operations of the entities acquired as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the transactions. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                  1995           1996
                                                                ---------      ---------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Net revenues................................................     $112,056       $120,083
Net income..................................................        5,227          6,043
Income per common share.....................................     $    .47       $    .55

 .

     Subsequent to December 31, 1996, the Company completed the acquisition of the remaining eight companies included in the previously mentioned Shelf Registration Statement by issuing 680,758 shares of stock and paying cash consideration of $2.0 million. The following unaudited pro forma results of operations give effect to the operations of the entities acquired during 1996 and subsequent to December 31, 1996 as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the transactions. The pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                            1995          1996
                                                         ----------    ----------
                                                          (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
Net revenues...........................................    $131,788      $140,654
Net income.............................................       5,727         8,490
Income per common share................................    $    .52      $    .71

                             SERVICE EXPERTS, INC.

     In the first quarter of 1997, the Company entered into agreements in principle to acquire 13 HVAC businesses for approximately $17.9 million in cash and 354,000 shares of Common Stock. In March 1997, the Company completed the acquisitions of Roland J. Down, Inc. and Mark's Air Conditioning, Inc. for $11.2 million and $350,000 cash, respectively. Both of these acquisitions were accounted for using the purchase method. Of the remaining 11 acquisitions, 10 are expected to be accounted for under the purchase method of accounting and one as a pooling of interests. As of May 15, 1997, the Company has completed the acquisitions of 10 of the 13 businesses. The pro forma results of operations neither purport to represent what the Company's results of operations would have been had such transactions in fact occurred at the beginning of the periods presented nor purport to project the Company's results of operations in any future period.

                        PRO FORMA RESULTS OF OPERATIONS

                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                    DATA)
Net revenues................................................  $30,036    $35,398
Net income..................................................    1,645      1,845
Net income per common share.................................  $   .14    $   .15

5. CONTRACTS IN PROCESS

     Information relative to contracts in process is as follows (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1995      1996
                                                             ------    ------
Contracts on the percentage-of-completion method:
  Expenditures on uncompleted contacts.....................  $  911    $2,903
  Estimated earnings.......................................     487     1,147
                                                             ------    ------
                                                             $1,398    $4,050
Less applicable billings...................................  $1,595    $4,107
                                                             ------    ------
                                                             $ (197)   $  (57)
                                                             ======    ======
Included in the accompanying balance sheets under the
  following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.................................  $   31    $  283
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.................................    (228)     (340)
                                                             ------    ------
                                                             $ (197)   $  (57)
                                                             ======    ======

     Progress billings on contracts bear a relation to costs incurred, but are not indicative of the ultimate profit or loss on a contract.

                             SERVICE EXPERTS, INC.

6. LEASES

     Total rental expense for all operating leases was $174,000, $191,000 and $490,000 for 1994, 1995 and 1996, respectively. The Company leases office and warehouse space from various stockholders of the Company. These lease agreements expire at various dates through 2000. Related party rental expense for 1994, 1995 and 1996 was $151,000, $161,000, and $295,000, respectively. The Company leases certain vehicles and office and warehouse facilities under terms of noncancelable operating lease agreements which expire at various dates through 2006. Minimum rental commitments at December 31, 1996 under operating leases having an initial noncancelable term of one year or more are as follows (in thousands):

                                            CAPITAL   OPERATING   RELATED
                                            LEASES     LEASES      PARTY    TOTAL
                                            -------   ---------   -------   ------
1997......................................   $ 60      $  421     $1,485    $1,966
1998......................................     55         308      1,483     1,846
1999......................................     47         239      1,432     1,718
2000......................................     23         151      1,432     1,606
2001......................................     --         105      1,112     1,217
Thereafter................................     --          --      1,171     1,171
                                             ----      ------     ------    ------
                                              185      $1,224     $8,115    $9,524
                                                       ======     ======    ======
Amounts representing interest.............     32
                                             ----
Present value of net minimum
  rentals (including $45 classified as
  current)................................   $153
                                             ====

     The carrying value of assets under capital leases, which are included with owned assets in the accompanying balance sheets is $154,000.

     Amortization of the assets under capital leases is included in depreciation expense.

7. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31,
                                                              ------------
                                                              1995    1996
                                                              ----    ----
Mortgage note payable.......................................  $516    $ --
Installment and equipment notes.............................   314      94
Other.......................................................    24      28
                                                              ----    ----
                                                               854     122
Less current portion........................................   244      90
                                                              ----    ----
                                                              $610    $ 32
                                                              ====    ====

     On September 10, 1996, the Company entered into a Revolving Line of Credit agreement with a Nashville, Tennessee bank for up to $10,000,000 to be used for working capital purposes and acquisitions. On the same date, the Company also entered into a Discretionary Line of Credit agreement with a Nashville, Tennessee bank for up to $10,000,000 to be used for acquisitions or such other purposes as may be approved by the bank. Any principal amounts outstanding on the Line of Credit are due on September 10, 1998. On December 31, 1996, there were no amounts outstanding under the above lines of credit.

     Interest on any outstanding portion of the lines of credit is the LIBOR rate plus applicable rate margin ranging from 125 basis points per annum to 250 basis points per annum (8.5% at December 31, 1996) dependent upon the funded debt to EBITDA ratio. The Company pays an annual fee of 0.25% of the unused portion of the available borrowings.

                             SERVICE EXPERTS, INC.

     As long as any indebtedness is outstanding, the Lines of Credit require, among other things, that the Company maintain various financial ratios at specified levels including minimum levels for stockholders' equity. The Lines of Credit also limit consolidations and mergers, and incurrence of indebtedness or liens and prohibit dividends and distributions. At December 31, 1996, the Company was in compliance with all covenants.

     The Company had a mortgage note payable to Free Will Baptist, Inc. that was secured by the Company's office building and related land. The loan required monthly installments of $8,400, including fixed principal and imputed interest (6.1% at December 31, 1995). The mortgage was transferred to the former shareholders of AC Service & Installation Co., Inc. and Donelson Air Conditioning Company, Inc. on June 30, 1996 (see Note 12).

     The Company has various installment and equipment loans to various lenders which are secured by vehicles and equipment. These loans bear interest at various fixed rates ranging from 4.8% to 13% per annum with maturity dates through 1999.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows (in thousands):

1997........................................................  $ 90
1998........................................................    29
1999........................................................     3
                                                              ----
                                                              $122
                                                              ====

8. STOCK PLANS

INCENTIVE STOCK OPTION PLAN

     The Company has reserved 700,000 shares of common stock under an incentive stock option plan. A summary of the status of the plan follows:

                                                   YEAR ENDED        WEIGHTED
                                                  DECEMBER 31,       AVERAGE
                                                      1996        EXERCISE PRICE
                                                ---------------   --------------
Granted........................................         517,811       $16.92
Exercised......................................              --           --
Canceled.......................................              --           --
                                                ---------------       ------
Outstanding at end of year.....................         517,811       $16.92
                                                ===============       ======
Option price range per share at end of year.... $13.00 - $17.25       $16.92
                                                ===============       ======
Options exercisable at end of year.............              --
                                                ===============

     Stock options are exercisable over a period determined by the Board of Directors, but no longer than ten years after the date of the grant. At December 31, 1996, options to purchase 182,189 shares were available for grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro Forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, respectively; risk-free interest rates of 5.97%

                             SERVICE EXPERTS, INC.

to 6.34%; dividends yields of 0.0%; volatility factors of the expected market price of the Company's common stock of .55 and .25; and a weighted-average expected life of the options of three years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                                1996
                                                              --------
Net income..................................................  $  3,110
Pro forma compensation expense from stock options, net of
  taxes.....................................................      (121)
                                                              --------
Pro forma net income........................................  $  2,989
                                                              ========
Pro forma earnings per common and common equivalent share...  $    .67
                                                              ========

     Under FAS 123, disclosure of exercise prices is required for the year ended December 31, 1996 only. The weighted-average fair value of options granted during 1996 was $4.27. The weighted-average remaining contractual life of those options is 9.7 years.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company has a Director Stock Option Plan that provides for a maximum of issuance 100,000 shares of Common Stock for grant to non-management members of the Board of Directors.

     Options to purchase a total of 15,000 shares of Common Stock with exercise price of $13.00 per share were outstanding at December 31, 1996. Each option is exercisable in full upon receipt and shall expire ten years after the Grant Date.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan under which the sale of 100,000 shares of Common Stock have been authorized. Employees may designate up to 10% of their base compensation, at a price equal to 85% of the lessor fair market value of the Common Stock January 1 or December 31. Employees are eligible to participate in the Purchase Plan if they are employed by the Company or a participating subsidiary for at least 20 hours a week and more than five months in any calendar year and have been employed for at least six months since their date of hire. At December 31, 1996 no shares had been issued under this plan.

WARRANTS

     In connection with the Company's IPO, Equitable Securities Corporation received warrants to purchase 82,391 shares of the Company's Common Stock at an exercise price of $13.00 per share. The warrants are exercisable for a period of five years.

                             SERVICE EXPERTS, INC.

9. EMPLOYEE BENEFIT PLANS

     The Company has defined-contribution employee benefit plans incorporating provisions of section 401(k) of the Internal Revenue Code. Generally, employees of the Company must have one year of service and work 500 hours during the plan year to be eligible. Under the plans' provisions, a plan member may make contributions, on a tax-deferred basis, from 1% to 20% of total compensation not to exceed the maximum established annually by the Internal Revenue Service. Under the plans matching contributions are made by the Company in amounts ranging from 1% to 50% of total contributions by a plan member, to a maximum of between 2% and 6% of the employee's total calendar year compensation. The Company's matching contributions totaled $126,000, $201,000 and $206,000 as of December 31, 1994, 1995 and 1996, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to a number of legal proceedings arising in the ordinary course of its business. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

     The Company maintains general liability insurance coverage and an umbrella policy to ensure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

11. INCOME TAXES

     Income tax expense consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994     1995      1996
                                                              -----    -----    -------
                                                                   (IN THOUSANDS)
Current:
  Federal...................................................   $40      $ 65     $2,214
  State.....................................................     8        40        461
Deferred....................................................    (7)      (23)    (1,479)
                                                               ---      ----     ------
                                                               $41      $ 82     $1,196
                                                               ===      ====     ======

                             SERVICE EXPERTS, INC.

     Significant components of the deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Contract billings.........................................  $   22    $  136
  Depreciation and amortization.............................      --       360
  Other-net.................................................      --        63
                                                              ------    ------
Deferred tax liabilities....................................      22       559
Deferred tax assets:
  Depreciation and amortization.............................       2        --
  Bad debts.................................................      18       256
  Warranty reserves.........................................      11       330
  Deferred revenue..........................................      --     1,045
  Accrued expenses..........................................      --       365
  Other-net.................................................      --        96
                                                              ------    ------
Total gross deferred tax assets.............................      31     2,092
                                                              ------    ------
Net deferred tax assets.....................................  $    9    $1,533
                                                              ======    ======

     Management has evaluated the need for a valuation allowance for all or a portion of the deferred tax assets and believes that the deferred tax assets will be more likely than not realized. Accordingly, no valuation allowance has been recognized.

                                                           DECEMBER 31,
                                                     ------------------------
                                                     1994     1995      1996
                                                     ----    ------    ------
                                                          (IN THOUSANDS)
Tax provision at statutory rate....................  $ 75    $  241    $1,464
State income tax less applicable federal tax
  benefit..........................................     5        27       147
Less benefit of graduated tax rates and adjustments
  to eliminate S corporation.......................   (39)     (186)     (218)
Less benefit recognized upon termination of
  Subchapter S election for AC Service &
  Installation Co., Inc............................    --        --      (236)
Other-net..........................................    --        --        39
                                                     ----    ------    ------
                                                     $ 41    $   82    $1,196
                                                     ====    ======    ======

PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As discussed previously, AC Service & Installation Co., Inc.; Custom Air Conditioning, Inc.; and Freschi Air Systems, Inc. operated under Subchapter S of the Internal Revenue Code and were not subject to corporate federal income tax. The Subchapter S elections were terminated upon acquisition by the Company. As a result, these companies are subject to corporate income taxes subsequent to the termination of S corporation status. AC Service & Installation Co., Inc.; Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. had net operating income for income tax purposes of $133,000, $682,000 and $1,760,000 for 1994, 1995 and
1996, respectively. Had AC Service & Installation Co., Inc.; Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. filed federal and state income tax returns as regular C corporations for 1994, 1995, and periods ended during 1996, income tax expense under the provisions of Financial Accounting Standard No. 109 would have been, $102,000, $242,000 and $316,000, respectively.

                             SERVICE EXPERTS, INC.

     At the date of termination of S corporation status, AC Service & Installation Co., Inc.; Custom Air Conditioning, Inc. and Freschi Air Systems, Inc. were required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes were based on the cumulative temporary differences at the date of termination of S corporation status.

     The termination of S corporation status occurred on August 21, 1996 for AC Service & Installation Co., Inc., and a deferred tax asset of $236,000 was recorded. The effect of recognizing the deferred tax asset was included in the provision for income taxes.

12. RELATED PARTY TRANSACTIONS

  Notes Receivable from Related Parties

     The Company has one outstanding note receivable of $366,000 from a stockholder of the Company as of December 31, 1996. The note is payable in 180 monthly installments of $3,905 and bears annual interest of 9%.

  Other Related Party Transactions

     On June 30, 1996, the Company distributed land, buildings, accounts receivable and other assets with a net book value of $1,096,000 in satisfaction of mortgage notes payable of $488,000, shareholder notes payable of $343,000, and accrued compensation of $365,000 to the former shareholders of AC Service & Installation Co., Inc. and Donelson Air Conditioning, Inc.

  Notes Payable to Related Parties

     At December 31, 1995 the Company had notes payable to related parties, including current and former shareholders, which bear interest ranging from 0.0% to 12.5% and were due through 2009. These notes were repaid during 1996.

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the year ended December 31, 1996 is summarized below:

                                                               QUARTER
                                                --------------------------------------
                                                 1ST       2ND        3RD        4TH
                                                ------    ------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..................................  $5,134    $7,693    $13,130    $20,899
Income before income taxes....................      39        59      1,527      2,681
Net income....................................      33       152      1,239      1,686
Income per common share.......................  $  .02    $  .10    $   .25    $   .17

14. UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited consolidated financial statements for the three months ended March 31, 1996 and 1997 have been prepared by management. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statement should be read in conjunction with the December 31, 1994, 1995 and 1996 audited consolidated financial statements appearing herein. The results of the three months ended March 31, 1997 may not be indicative of operating results for the full year.

                             SERVICE EXPERTS, INC.

15. SUBSEQUENT EVENT

     Subsequent to December 31, 1996, the Company entered into agreements in principle to acquire eight HVAC businesses. Pursuant to these agreements in principle, the Company will merge with or acquire the stock of the eight companies for an aggregate of approximately $15.4 million cash and approximately 225,400 shares of Common Stock. Closing of the transactions is subject to customary conditions and is expected to take place prior to June 30, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
The Residential Division of Piedmont Air Conditioning Company

     We have audited the accompanying balance sheet of The Residential Division of Piedmont Air Conditioning Company (see Note 1) as of November 30, 1996, and the related statements of income, divisional equity (deficit), and cash flows for the year ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence support the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Residential Division of Piedmont Air Conditioning Company (see Note 1) at November 30, 1996, and the results of its operations and its cash flows for the year ended November 30, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
March 7, 1997 except for
Note 9 as to which the date
is April 1, 1997

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                                 BALANCE SHEETS

                                                              NOVEMBER 30,    FEBRUARY 28,
                                                                  1996            1997
                                                              ------------   --------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
Receivables:
  Trade, net of allowance for doubtful accounts of $2,100 at
     November 30, 1996 and February 28, 1997................    $281,599        $301,339
  Employee..................................................       3,164              --
                                                                --------        --------
                                                                 284,763         301,339
Inventories.................................................     237,088         227,537
                                                                --------        --------
          Total current assets..............................     521,851         528,876
Property and equipment:
  Furniture and fixtures....................................      38,376          38,376
  Machinery and equipment...................................     195,788         277,009
  Vehicles..................................................     100,827         100,827
  Leasehold improvements....................................     192,091         192,091
                                                                --------        --------
                                                                 527,082         608,303
  Less accumulated depreciation and amortization............    (311,017)       (327,100)
                                                                --------        --------
                                                                 216,065         281,203
                                                                --------        --------
          Total assets......................................    $737,916        $810,079
                                                                ========        ========
                        LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable and accrued liabilities............    $275,575        $247,039
  Accrued compensation......................................     246,773          58,500
  Accrued taxes, other than income..........................       8,188              --
  Accrued warranties........................................      46,500          45,000
  Deferred revenue..........................................     257,282         208,627
  Liability to Company's benefit plan.......................      49,589          24,795
  Current portion of long-term debt.........................      11,325          11,325
                                                                --------        --------
          Total current liabilities.........................     895,232         595,286
Long-term debt, net of current portion......................       6,159          31,400
Divisional equity (deficit).................................    (163,475)        183,393
                                                                --------        --------
          Total liabilities and divisional equity
            (deficit).......................................    $737,916        $810,079
                                                                ========        ========

                            See accompanying notes.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                              STATEMENTS OF INCOME

                                                                             THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              NOVEMBER 30,   FEBRUARY 28,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
Net revenues................................................   $4,647,595     $1,271,715
Cost of goods sold..........................................    3,437,419        899,245
                                                               ----------     ----------
Gross margin................................................    1,210,176        372,470
Selling, general and administrative expenses................    1,146,093        305,308
Bad debt expense............................................        3,776             --
                                                               ----------     ----------
Income from operations......................................       60,307         67,162
Other income (expense):
  Interest expense..........................................       (2,348)          (925)
  Other income..............................................          250             --
                                                               ----------     ----------
                                                                   (2,098)          (925)
                                                               ----------     ----------
Net income..................................................   $   58,209     $   66,237
                                                               ==========     ==========

                            See accompanying notes.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                   STATEMENTS OF DIVISIONAL EQUITY (DEFICIT)

Balance at December 1, 1995.................................  $(134,691)
  Transfers to corporate....................................    (86,993)
  Net income................................................     58,209
                                                              ---------
Balance at November 30, 1996................................   (163,475)
  Net income (unaudited)....................................     66,237
  Transfers from corporate (unaudited)......................    280,631
                                                              ---------
Balance at February 28, 1997 (unaudited)....................  $ 183,393
                                                              =========

                            See accompanying notes.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              NOVEMBER 30,   FEBRUARY 28,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................   $   58,209     $   66,237
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       47,743         16,083
  Provision for loss on accounts receivable.................        3,776             --
  Gain on asset disposals...................................         (250)            --
  Changes in assets and liabilities:
     Receivables............................................      (50,178)       (16,576)
     Inventories............................................      107,608          9,551
     Trade accounts payable and accrued liabilities.........     (100,977)       (28,536)
     Accrued compensation...................................       63,210       (213,067)
     Accrued taxes, other than income.......................        2,356         (8,188)
     Accrued warranties.....................................        9,500         (1,500)
     Deferred revenue.......................................       (8,927)       (48,655)
                                                               ----------     ----------
Net cash flow provided by (used in) operating activities....      132,070       (224,651)
INVESTING ACTIVITY
Purchase of property and equipment..........................      (33,895)       (37,000)
FINANCING ACTIVITIES
Payments of long-term debt..................................      (11,182)       (18,980)
Transfers from (to) corporate...............................      (86,993)       280,631
                                                               ----------     ----------
Net cash provided by (used in) financing activities.........      (98,175)       261,651
                                                               ----------     ----------
Increase in cash and cash equivalents.......................           --             --
Cash and cash equivalents at beginning of period............           --             --
                                                               ----------     ----------
Cash and cash equivalents at end of period..................   $       --     $       --
                                                               ==========     ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................   $    2,348     $      925
                                                               ==========     ==========
Purchase of equipment through capital leases................   $       --     $   44,221
                                                               ==========     ==========

                            See accompanying notes.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               NOVEMBER 30, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     The financial statements presented herein are of the wholly owned Residential Division of Piedmont Air Conditioning Company. The Residential Division (the "Company") operates in central North Carolina and is primarily engaged in the installation and servicing of air conditioning and heating systems for residential customers. These financial statements reflect the operations of the Company and the Company has no separate legal status or existence.

DIVISIONAL EQUITY (DEFICIT)

     Divisional equity (deficit) represents the net investment in and distributions received from the Company by Piedmont Air Conditioning Company. Transfers to corporate represents the changes in cash receipts and disbursements attributable to, accounts receivable, accounts payable and accrued liabilities and fixed asset additions. Cash is transferred daily to the corporate office of Piedmont Air Conditioning Company.

RECOGNITION OF INCOME

     Revenues on all of the Company's heating and air conditioning installation for residential installation and service and maintenance revenue are recognized upon completion of the services.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Accounts Receivable and Accounts Payable

     The carrying amount reported in the balance sheet for accounts receivable and accounts payable approximates fair value.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method for all inventories.

PROPERTY AND EQUIPMENT

     Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following useful lives:

                                                                YEARS
                                                              ---------
Furniture and fixtures......................................    5 - 7
Machinery and equipment.....................................    5 - 7
Vehicles....................................................      5
Leasehold improvements......................................  10 & 31.5

WARRANTIES

     The Company provides the retail customer with a one year warranty on parts and labor from the date of installation of the heating and air conditioning unit. This warranty runs concurrent with the manufacturer's warranty on parts for five years. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     The shareholders of the Company have elected under Subchapter S of the Internal Revenue Code to include the Company's income in their own for federal income tax purposes. Accordingly, the Company is not subject to federal or state income tax.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the year ended November 30, 1996, amounts charged to bad debt expense totaled $3,776, and accounts written off, net of recoveries were $1,776.

ALLOCATION OF CORPORATE EXPENSES

     The financial statements include allocations for various corporate expenses in accordance with Staff Accounting Bulletin No. 55. The Company believes that all necessary allocations have been made and that the financial statements are fairly stated.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1996, the Company expensed $71,219.

NEWLY ISSUED ACCOUNTING STANDARDS

     The Company has considered the impact of newly issued financial accounting pronouncements, principally Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and does not believe that adoption of this and any other newly issued pronouncements would have a significant impact on the Company's financial statements.

2.  DEBT

     Debt at November 30, 1996 consists of:

Installment and equipment notes.............................  $ 17,484
Less: Current portion.......................................   (11,325)
                                                              --------
                                                              $  6,159
                                                              ========

     The Company has various installment and equipment notes, secured by the related equipment, with a bank. These notes require monthly payments ranging from $301 to $786, including interest ranging from 6.5% to 8.75%, and are due through May 1998.

3.  LEASES

     Total rental expense for all operating leases was $130,393 for 1996. The Company leases certain vehicles under terms of cancelable operating lease agreements which expire at various dates through December 2001.

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  EMPLOYEE BENEFIT PLAN

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code ("the Code"). Substantially all employees of the Company are eligible to participate in the plan. Under the plan's provisions, a plan member may annually contribute, on a tax deferred basis, up to 15% of total compensation, not to exceed the maximum established by the Internal Revenue Service. The Company provides matching contributions of 50% of total contributions by a plan member, to a maximum of 4% of the employee's total calendar year compensation. In addition, the Company may make a discretionary profit-sharing contribution to the plan. The Company's matching and profit-sharing contributions totaled $73,639 for 1996.

5.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to a number of legal proceedings arising in the ordinary course of business. In the opinion of management, the resolution of these proceedings will not have a material effect on the financial position or results of operations of the Company.

     The Company maintains general liability insurance coverage and umbrella policies to ensure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

6.  PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal or state income tax. In connection with the contemplated asset acquisition by Service Experts, Inc. (see Note 8), the Subchapter S election will be terminated. As a result, the Company will be subject to corporate income taxes subsequent to the termination of S corporation status. The Company had net operating income for income tax purposes of $59,180 and $67,190 for 1996 and the three months ended February 28, 1997, respectively. Had the Company filed federal and state income tax returns as a regular corporation for 1996 and the three months ended February 28, 1997, income tax expense under the provisions of Financial Accounting Standard No. 109 would have been $11,727 and $15,309, respectively.

     At the date of termination of S corporation status, the Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of S corporation status. If the termination of S corporation status had occurred at February 28, 1997, no deferred taxes would have been recorded.

7.  RELATED PARTY TRANSACTIONS

OTHER RELATED PARTY TRANSACTIONS

     The Company leases facility space from the stockholders of the Company. Rental expense on this related party operating lease was $32,712 for 1996.

8. UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited financial statements for the three months ended February 28, 1997 have been prepared by management. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim

                          THE RESIDENTIAL DIVISION OF
                       PIEDMONT AIR CONDITIONING COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

financial statements. The interim financial statement should be read in conjunction with the November 30, 1996 audited financial statements appearing herein. The results of the three months ended February 28, 1997 may not be indicative of operating results for the full year.

9.  SUBSEQUENT EVENT

     Subsequent to year end, Piedmont Air Conditioning Company signed an Asset Purchase Agreement to sell the Residential Division's assets to Service Experts of Raleigh, Inc., a wholly owned subsidiary of Service Experts, Inc. On April 1, 1997 the asset purchase was completed.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholder
C. Iapaluccio Co., Inc.

     We have audited the accompanying balance sheet of C. Iapaluccio Co., Inc. as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C. Iapaluccio Co., Inc. at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
March 18, 1997

                            C. IAPALUCCIO CO., INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 52,987      $ 82,366
  Receivables:
     Trade..................................................     302,781       232,603
     Related party..........................................       1,131            --
                                                                --------      --------
                                                                 303,912       232,603
  Inventories...............................................     118,006       117,956
                                                                --------      --------
          Total current assets..............................     474,905       432,925
Property, buildings and equipment:
  Furniture and fixtures....................................      36,594        38,194
  Machinery and equipment...................................      40,541        47,501
  Vehicles..................................................     134,029       134,029
  Leasehold improvements....................................      27,995        27,995
                                                                --------      --------
                                                                 239,159       247,719
  Less accumulated depreciation and amortization............    (165,942)     (171,948)
                                                                --------      --------
                                                                  73,217        75,771
                                                                --------      --------
          Total assets......................................    $548,122      $508,696
                                                                ========      ========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable and accrued liabilities............    $ 88,480      $ 68,809
  Accrued compensation......................................      29,971        19,991
  Accrued taxes, other than income..........................       7,994         2,271
  Accrued warranties........................................       7,275        18,000
  Income taxes payable......................................       2,875         7,659
  Deferred revenue..........................................      55,132        63,266
  Liability to Company's benefit plan.......................      16,998            --
  Notes payable to related parties -- current portion.......       7,836            --
  Notes payable.............................................      10,836            --
                                                                --------      --------
          Total current liabilities.........................     227,397       179,996
Notes payable to related parties, net of current portion....       9,210            --
Deferred income taxes.......................................      30,263        25,305
Stockholder's equity:
  Common stock, no par value, 5,000 shares authorized, 500
     shares issued and outstanding at December 31, 1996 and
     March 31, 1997.........................................       1,000         1,000
  Retained earnings.........................................     280,252       302,395
                                                                --------      --------
          Total stockholder's equity........................     281,252       303,395
                                                                --------      --------
          Total liabilities and stockholder's equity........    $548,122      $508,696
                                                                ========      ========

                            See accompanying notes.

                            C. IAPALUCCIO CO., INC.

                              STATEMENTS OF INCOME

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1996           1997
                                                              ------------   ------------
                                                                             (UNAUDITED)
Net revenues................................................   $2,590,370     $  535,556
Cost of goods sold..........................................    1,805,752        332,843
                                                               ----------     ----------
Gross margin................................................      784,618        202,713
Selling, general and administrative expenses................      666,845        177,552
                                                               ----------     ----------
Income from operations......................................      117,773         25,161
Other income (expense):
  Interest expense..........................................       (3,083)          (406)
  Interest income...........................................        1,661             89
  Other expense.............................................      (24,766)            --
                                                               ----------     ----------
                                                                  (26,188)          (317)
                                                               ----------     ----------
Income before taxes.........................................       91,585         24,844
Provision for income tax:
  Current...................................................        1,787          7,659
  Deferred..................................................        6,303         (4,958)
                                                               ----------     ----------
          Total income taxes................................        8,090          2,701
                                                               ----------     ----------
          Net income........................................   $   83,495     $   22,143
                                                               ==========     ==========

                            See accompanying notes.

                            C. IAPALUCCIO CO., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                              COMMON STOCK
                                                              NO PAR VALUE
                                                             ---------------   RETAINED
                                                             SHARES   AMOUNT   EARNINGS    TOTAL
                                                             ------   ------   --------   --------
Balance at January 1, 1996.................................   500     $1,000   $196,757   $197,757
          Net income.......................................    --         --     83,495     83,495
                                                              ---     ------   --------   --------
Balance at December 31, 1996...............................   500      1,000    280,252    281,252
          Net income (unaudited)...........................    --         --     22,143     22,143
                                                              ---     ------   --------   --------
Balance at March 31, 1997 (unaudited)......................   500     $1,000   $302,395   $303,395
                                                              ===     ======   ========   ========

                            See accompanying notes.

                            C. IAPALUCCIO CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................    $ 83,495       $ 22,143
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      24,023          6,006
  Provision for deferred income taxes.......................       6,303         (4,958)
  Loss on asset disposals...................................       7,768             --
  Changes in assets and liabilities:
     Receivables............................................     (36,319)        71,309
     Inventories............................................     (54,259)            50
     Trade accounts payable and accrued liabilities.........     (25,100)       (19,671)
     Accrued compensation...................................      11,397         (9,980)
     Accrued taxes, other than income.......................       1,028         (5,723)
     Benefit plans..........................................      16,998             --
     Accrued warranties.....................................       2,735         10,725
     Deferred revenue.......................................      10,811          8,134
     Income taxes payable...................................       2,525          4,784
                                                                --------       --------
Net cash flow provided by operating activities..............      51,405         82,819
INVESTING ACTIVITIES
Purchase of property, buildings, and equipment..............      (5,519)        (8,560)
Proceeds from sale of properties, buildings, and
  equipment.................................................       1,130             --
                                                                --------       --------
Net cash used in investing activities.......................      (4,389)        (8,560)
FINANCING ACTIVITIES
Payments of long-term debt and capital leases...............      (2,980)       (44,880)
Payments on notes payable to related parties................     (13,538)            --
                                                                --------       --------
Net cash used in financing activities.......................     (16,518)       (44,880)
                                                                --------       --------
Increase in cash and cash equivalents.......................      30,498         29,379
Cash and cash equivalents at beginning of period............      22,489         52,987
                                                                --------       --------
Cash and cash equivalents at end of period..................    $ 52,987       $ 82,366
                                                                ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................    $  3,083       $    406
                                                                ========       ========

                            See accompanying notes.

                            C. IAPALUCCIO CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     C. Iapaluccio Co., Inc. ("the Company") operates in one industry segment and is primarily engaged in the installation and servicing of air conditioning and heating systems in Danbury, Connecticut.

RECOGNITION OF INCOME

     Revenues on all of the Company's heating and air conditioning installation for commercial and residential installation and service and maintenance revenue are recognized upon completion of the services.

     Trade accounts receivable includes billings on installation, service and maintenance contracts. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersions across many different industries and geographies.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash

     The carrying amount reported in the balance sheet approximates fair value.

  Accounts Receivable, Notes Receivable and Accounts Payable

     The carrying amount reported in the balance sheet for accounts receivable and accounts payable approximates fair value.

  Long-Term Debt

     Based upon the borrowing rates currently available to the Company, the carrying amount reported in the balance sheet for long-term debt approximates fair value.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method for all inventories.

PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................   5-7
Machinery and equipment.....................................   5-7
Vehicles....................................................    5
Leasehold improvements......................................   40

WARRANTIES

     The Company provides the residential customer with a one year warranty on labor from the date of installation of the heating and air conditioning unit. For the commercial customer the warranty period is 90 days on labor and one year on parts. The Company provides an accrual for future warranty costs based upon the prior years' sales. It is the Company's practice to classify the entire warranty accrual as a current liability.

                            C. IAPALUCCIO CO., INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     The shareholder of the Company has elected under Subchapter S of the Internal Revenue Code to include the Company's income in his own income for federal income tax purposes. Accordingly, the Company is not subject to federal income tax. This election is not available for Connecticut state income reporting; accordingly, the Company uses the liability method of accounting for state income taxes as provided by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company uses the direct write-off method for recognizing doubtful accounts. During the year ended December 31, 1996, amounts charged to bad debt expense totaled $1,265.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1996, the Company charged $46,483 to advertising expense.

NEWLY ISSUED ACCOUNTING STANDARDS

     The Company has considered the impact of newly issued financial accounting pronouncements, principally Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and does not believe that adoption of this and any other newly issued pronouncements would have a significant impact on the Company's financial statements.

2.  NOTES PAYABLE

     Notes payable consist of installment and equipment notes which mature at various dates in 1997.

                            C. IAPALUCCIO CO., INC.

3.  LEASES

     Total rental expense for all operating leases was $25,800 for 1996. The Company leases certain vehicles, equipment, and office and warehouse facilities under terms of noncancelable operating lease agreements which expire at various dates through 2001. Minimum rental commitments at December 31, 1996 under operating leases having an initial noncancelable term of one year or more are as follows:

                                                              OPERATING
                                                               LEASES
                                                              ---------
1997........................................................  $ 34,800
1998........................................................    36,540
1999........................................................    38,367
2000........................................................    40,285
2001........................................................    42,300
                                                              --------
                                                              $192,292
                                                              ========

4.  EMPLOYEE BENEFIT PLAN

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code ("the Code"). Substantially all employees of the Company are eligible to participate in the plan. Under the plan's provisions, a plan member may annually contribute, on a tax deferred basis, amounts typically from 1% to 15% of total compensation, not to exceed the maximum established by the Internal Revenue Service. The Company provides matching contributions of 50% of total contributions by a plan member up to a maximum of 3% of the employee's total calendar year compensation. The Company's matching contributions totaled $16,998 for 1996.

5.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company maintains general liability insurance coverage and umbrella policies to insure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

6.  STOCKHOLDER'S COMPENSATION

     Stockholder's compensation which consisted of salary and cash bonuses is included in selling, general and administrative expenses and totaled $288,243 for 1996.

7.  INCOME TAXES

     Income tax expense consists of the following:

Current:
  State.....................................................  $1,787
  Deferred..................................................   6,303
                                                              ------
                                                              $8,090
                                                              ======

                            C. IAPALUCCIO CO., INC.

7.  INCOME TAXES -- (CONTINUED)
     Significant components of the deferred tax assets and liabilities as of December 31, 1996, are as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Deferred tax liabilities:
  Depreciation and amortization.............................    $ 3,209
  Accounts receivable.......................................     32,549
  Inventory.................................................      9,189
                                                                -------
Deferred tax liabilities....................................     44,947
Deferred tax assets:
  Accounts payable..........................................      9,511
  Compensation and warranty reserves........................        782
  Accrued expenses..........................................      4,391
                                                                -------
Total gross deferred tax assets.............................     14,684
Valuation allowance.........................................         --
                                                                -------
Net deferred tax assets.....................................     14,684
                                                                -------
Net deferred tax liabilities................................    $30,263
                                                                =======

  Pro Forma Income Tax Information (Unaudited)

     The Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal income tax. In connection with the contemplated acquisition, the Subchapter S election will be terminated. As a result, the Company will be subject to corporate income taxes subsequent to the termination of S corporation status. The Company had net operating income for income tax purposes of $16,622 and $71,251 for 1996 and the three months ended March 31, 1997. Had the Company filed federal and state income tax returns as a regular corporation for 1996 and the three months ended March 31, 1997, income tax expense under the provisions of Financial Accounting Standard No. 109 would have been $4,012 and $17,198, respectively.

     At the date of termination of S corporation status, the Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of S corporation status. If the termination of S corporation status had occurred at March 31, 1997, the deferred tax liability would have been approximately $94,736.

8.  RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE FROM RELATED PARTIES

     The Company has notes receivable from related parties, including the stockholder. These notes have various payment terms and are noninterest bearing.

NOTES PAYABLES TO RELATED PARTIES

     The Company has a note payable to a related party, which bears annual interest at 7.9% and is due through January 1999. The aggregate amount of principal maturities are $7,836, $8,477 and $733 in 1997, 1998 and 1999,
respectively.

                            C. IAPALUCCIO CO., INC.

OTHER RELATED PARTY TRANSACTION

     The Company leases facility space from the stockholder and relatives of the stockholder of the Company. Rental expense on these related party operating leases amount to $25,800 for 1996.

9. UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited financial statements for the three months ended March 31, 1997 have been prepared by management. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statement should be read in conjunction with the December 31, 1996 audited financial statements appearing herein. The results of the three months ended March 31, 1997 may not be indicative of operating results for the full respective year.

10.  SUBSEQUENT EVENT

     Subsequent to year-end, C. Iapaluccio Co., Inc. signed a Combination Agreement to sell the Company to Service Experts, Inc. In accordance with the Combination Agreement, the Company will become a wholly owned subsidiary of Service Experts, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholder
Roland J. Down, Inc.

     We have audited the accompanying balance sheet of Roland J. Down, Inc. as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roland J. Down, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
February 20, 1997

                              ROLAND J. DOWN, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                  ASSETS
Current assets:
  Cash and cash equivalents.................................   $  276,587
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $188,085..............................................    1,324,784
     Employee...............................................       13,132
                                                               ----------
                                                                1,337,916
Inventories.................................................      979,157
Costs and estimated earnings in excess of billings..........      588,401
Note receivable.............................................       16,446
Prepaid expenses and other current assets...................       11,658
Deferred income taxes.......................................          616
                                                               ----------
          Total current assets..............................    3,210,781
Property, buildings and equipment:
  Land......................................................       44,316
  Buildings.................................................      498,614
  Furniture and fixtures....................................       12,185
  Machinery and equipment...................................      618,646
  Vehicles..................................................    1,038,524
                                                               ----------
                                                                2,212,285
  Less accumulated depreciation and amortization............   (1,703,447)
                                                               ----------
                                                                  508,838

Other assets:
  Prepaid income taxes......................................      507,278
                                                               ----------
          Total assets......................................   $4,226,897
                                                               ==========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Trade accounts payable and accrued liabilities............   $  438,714
  Accrued compensation......................................    1,020,007
  Accrued taxes, other than income..........................       56,922
  Accrued warranties........................................      140,106
  Income taxes payable......................................       19,126
  Deferred revenue..........................................      216,694
  Billings in excess of costs and estimated earnings........      261,132
  Liability to Company's benefit plan.......................       82,914
                                                               ----------
          Total current liabilities.........................    2,235,615
Stockholder's equity:
  Common stock, no par value, 200 shares authorized, 200
     shares issued and outstanding..........................       16,200
  Retained earnings.........................................    1,975,082
                                                               ----------
          Total stockholder's equity........................    1,991,282
                                                               ----------
          Total liabilities and stockholder's equity........   $4,226,897
                                                               ==========

                            See accompanying notes.

                              ROLAND J. DOWN, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

Net revenues................................................  $13,357,015
Cost of goods sold..........................................   10,839,236
                                                              -----------
Gross margin................................................    2,517,779
Selling, general and administrative expenses................    1,606,145
Bad debt expense............................................       95,756
                                                              -----------
Income from operations......................................      815,878
Other income (expense):
  Interest expense..........................................         (386)
  Interest income...........................................       13,030
  Other income..............................................       55,072
                                                              -----------
                                                                   67,716
                                                              -----------
Income before taxes.........................................      883,594
Provision (benefit) for income tax:
     Current................................................       24,202
     Deferred...............................................       (8,265)
                                                              -----------
Total income taxes..........................................       15,937
                                                              -----------
Net income..................................................  $   867,657
                                                              ===========

                            See accompanying notes.

                              ROLAND J. DOWN, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                         COMMON STOCK
                                                         NO PAR VALUE
                                                       ----------------    RETAINED
                                                       SHARES   AMOUNT     EARNINGS        TOTAL
                                                       ------   -------   -----------   -----------
Balance at January 1, 1996...........................   200     $16,200   $ 3,461,088   $ 3,477,288
  Capital distributions..............................    --          --    (2,353,663)   (2,353,663)
  Net income.........................................    --          --       867,657       867,657
                                                        ---     -------   -----------   -----------
Balance at December 31, 1996.........................   200     $16,200   $ 1,975,082   $ 1,991,282
                                                        ===     =======   ===========   ===========

                            See accompanying notes.

                              ROLAND J. DOWN, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

OPERATING ACTIVITIES
Net income..................................................  $   867,657
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      180,498
  Benefit for deferred income taxes.........................       (8,265)
  Provision for loss on accounts receivable.................       95,756
  Gain on asset disposals...................................      (11,133)
  Changes in assets and liabilities:
     Accounts and notes receivable..........................     (367,688)
     Inventories............................................      582,023
     Prepaid expenses and other current assets..............       73,602
     Trade accounts payable and accrued liabilities.........     (188,836)
     Accrued compensation...................................      (33,877)
     Accrued taxes, other than income.......................       39,163
     Deferred revenue.......................................      (39,027)
     Income taxes payable...................................      (91,869)
     Costs and estimated earnings in excess of billings and
      billings in excess of costs and estimated earnings....      828,910
                                                              -----------
Net cash flow provided by operating activities..............    1,926,914
INVESTING ACTIVITIES
Purchase of property, buildings, and equipment..............      (98,527)
Proceeds from sale of properties, buildings, and
  equipment.................................................       14,550
Collections on notes receivable.............................       20,632
                                                              -----------
Net cash used in investing activities.......................      (63,345)
FINANCING ACTIVITIES
Distribution to stockholders................................   (2,353,663)
                                                              -----------
Net cash used in financing activities.......................   (2,353,663)
Decrease in cash and cash equivalents.......................     (490,094)
Cash and cash equivalents at beginning of period............      766,681
                                                              -----------
Cash and cash equivalents at end of period..................  $   276,587
                                                              ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................  $       386
                                                              ===========
Income taxes paid...........................................  $     6,874
                                                              ===========

                            See accompanying notes.

                              ROLAND J. DOWN, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     Roland J. Down, Inc. ("the Company") operates in one industry segment and is primarily engaged in the installation and servicing of air conditioning and heating systems for commercial and residential customers in the metropolitan Albany, New York area.

RECOGNITION OF INCOME

     Revenues on all of the Company's heating and air conditioning installation contracts ("Contracts") for commercial buildings are recognized on the percentage-of-completion method in the ratio that total incurred costs bear to total estimated costs. Revenues on all of the Company's heating and air conditioning installation for residential installation and service and maintenance revenue are recognized upon completion of the services, which is usually within one to two days.

     Earnings and estimated costs on Contracts are reviewed throughout the terms of the Contracts, and any required adjustments are reflected in the periods in which they first become known. When estimates indicate a probable loss on a contract, the full amount thereof is accrued in the period in which it is first determined. Most Contracts are completed within 6 to 18 months. Nonidentifiable selling, general, and administrative expenses are charged to income as incurred and are not allocated to Contract costs.

     Trade accounts receivable includes billings and billed retainage on Contracts. The Company classifies these amounts as current assets because all balances are expected to be collected in the current year. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersions across many different industries and geographies.

     The asset, "cost and estimated earnings in excess of billings" represents revenue recognized in excess of amounts billed on in-progress contracts. The liability, "billings in excess of costs and estimated earnings" represent billings in excess of revenue recognized on in-progress contracts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash

     The carrying amounts reported in the balance sheet for cash and cash equivalents and certificates of deposit approximate fair value.

  Accounts Receivable, Notes Receivable and Accounts Payable

     The carrying amounts reported in the balance sheets for accounts receivable, notes receivable and accounts payable approximate fair value.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method for all inventories.

                              ROLAND J. DOWN, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              ------
Buildings...................................................  5 - 39
Furniture and fixtures......................................  5 - 7
Machinery and equipment.....................................  5 - 7
Vehicles....................................................    5

ACCRUED COMPENSATION

     Accrued compensation consists of salary, bonus, commission and vacation expenses payable to various employees as of year end.

WARRANTIES

     The Company provides the retail customer with a one year warranty on parts and labor from the date of installation of the heating and air conditioning unit. This warranty runs concurrent with the manufacturer's warranty on parts. The Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Company's practice to classify the entire warranty accrual as a current liability.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     The stockholder of the Company has elected under Subchapter's of the Internal Revenue Code to include the Company's income in his own income for federal income tax purposes. Accordingly, the Company is not subject to federal income tax. This election is not available for New York state income reporting; accordingly, the Company uses the liability method of accounting for state income taxes as provided by SFAS No. 109, "Accounting for Income Taxes." Under the liability method, the deferred tax liability or asset is based on temporary differences between the financial statement and income tax bases of assets and liabilities, measured at tax rates that will be in effect when the differences reverse.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     During the year ended December 31, 1996, amounts charged to bad debt expense totaled $95,756 and recoveries of accounts previously written off was $13,822.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. During 1996, the Company expensed $196,299.

                              ROLAND J. DOWN, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
NEWLY ISSUED ACCOUNTING STANDARDS

     The Company has considered the impact of newly issued financial accounting pronouncements, principally Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and does not believe that adoption of this and any other newly issued pronouncements would have a significant impact on the Company's financial statements.

2.  CONTRACTS IN PROCESS

     Information relative to contracts in process is as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Contracts on the percentage-of-completion method:
  Expenditures on uncompleted contacts......................  $ 3,189,388
  Estimated earnings........................................      514,699
                                                              -----------
                                                                3,704,087
Less applicable billings....................................   (3,376,818)
                                                              -----------
                                                              $   327,269
                                                              ===========
Included in the accompanying balance sheet under the
  following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................  $   588,401
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     (261,132)
                                                              -----------
                                                              $   327,269
                                                              ===========

     Progress billings on contracts bear a relation to costs incurred, but are not indicative of the ultimate profit or loss on a contract.

3.  EMPLOYEE BENEFIT PLANS

     The Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code ("the Code"). Substantially all employees of the Company are eligible to participate in the plan. Under the plan's provisions, a plan member may make contributions, on a tax deferred basis, not to exceed the maximum established by the Internal Revenue Service. The Company provides matching contributions of 25% of total contributions by a plan member, to a maximum of 4% of the employee's total calendar year compensation. The Company's matching contributions totaled $27,274 for 1996. The Company made additional contributions from profits of $64,193 in 1996.

4.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to a number of legal proceedings arising in the ordinary course of business. In the opinion of management, the resolution of these proceedings will not have a material adverse effect on the financial position or results of operations of the Company.

     The Company maintains general liability insurance coverage and umbrella policies to insure itself against any liabilities occurring in the normal course of business. The Company believes that its insurance coverage is adequate.

                              ROLAND J. DOWN, INC.

5.  STOCKHOLDER'S COMPENSATION

     Stockholder's compensation which consisted of salary and cash bonuses is included in selling, general and administrative expenses and totaled $66,210 for 1996.

6.  INCOME TAXES

     State income tax expense (benefit) consists of the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Current.....................................................    $24,202
Deferred....................................................     (8,265)
                                                                -------
                                                                $15,937
                                                                =======

     Significant components of the deferred tax assets and liabilities as of December 31, 1996, are as follows:

Deferred tax liabilities:
  Deferred revenue..........................................  $5,349
Deferred tax assets:
  Accounts receivable.......................................   2,654
  Compensation and warranty reserves........................   2,477
  Depreciation and amortization.............................     834
                                                              ------
          Total gross deferred tax assets...................   5,965
Valuation allowance.........................................      --
                                                              ------
Deferred tax assets.........................................   5,965
                                                              ------
Net deferred tax assets.....................................  $ (616)
                                                              ======

     The provision for income taxes differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes. The differences are summarized as follows:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Tax provision at statutory rate.............................   $ 276,074
State income tax less applicable federal tax benefit........      10,518
Adjustment to eliminate S corporation.......................    (271,318)
Other, net..................................................         663
                                                               ---------
                                                               $  15,937
                                                               =========

PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal income tax. In connection with the proposed combination, the Subchapter S election will be terminated. As a result, the Company will be subject to corporate income taxes subsequent to the termination of S corporation status. The Company had net operating income for income tax purposes of $1,401,762 for 1996. Had the Company filed federal and state income tax returns as a regular corporation for 1996, income tax expense under the provisions of SFAS No. 109 would have been $260,899.

     The Company has elected under Section 444 of the Internal Revenue Code to have a tax accounting year end of March 31 which differs from the shareholders' tax accounting year end of December 31. As a result of the election, the Company is required to make an annual tax deposit to the Internal Revenue Service to compensate

                              ROLAND J. DOWN, INC.

6.  INCOME TAXES -- (CONTINUED)
PRO FORMA INCOME TAX INFORMATION (UNAUDITED) (CONTINUED) for the three-month deferral period in tax year ends. The deposit is refundable upon a change in the Company's tax accounting year end to December 31 or conversion to a C corporation. At December 31, 1996, the deposit is $507,000 and is classified as a long-term asset.

     At the date of termination of S corporation status, the Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of S corporation status. The effect of recognizing the deferred taxes will be recorded as an adjustment to goodwill in purchase accounting. If the termination of S corporation status had occurred at December 31, 1996, the deferred tax liability would have been approximately $15,461.

7.  SUBSEQUENT EVENT (UNAUDITED)

     Subsequent to year end the Company signed a Combination Agreement with Service Experts, Inc. to sell all of the Company's stock. In accordance with the Combination Agreement, the Company will become a wholly-owned subsidiary of Service Experts, Inc. Effective March 1, 1997 the Company was acquired by Service Experts, Inc.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholder
Claire's Air Conditioning and Refrigeration, Inc.
  and Claire & Sanders, Inc.

     We have audited the accompanying combined balance sheet of Claire's Air Conditioning and Refrigeration, Inc. and Claire & Sanders, Inc. (the "Company") as of December 31, 1996, and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Claire's Air Conditioning and Refrigeration, Inc. and Claire & Sanders, Inc. at December 31, 1996, and the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
March 20, 1997,
  except for Note 11 as to which the date is April 15, 1997

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1996           1997
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $   15,808     $  106,205
  Accounts receivable trade, net of allowance for doubtful
     accounts of $8,432 at December 31, 1996 and March 31,
     1997...................................................      179,396        196,829
  Inventories...............................................       50,284         50,284
                                                               ----------     ----------
          Total current assets..............................      245,488        353,318
Property and equipment:
  Furniture and fixtures....................................       42,171         42,171
  Vehicles..................................................      112,203        112,203
  Leasehold improvements....................................        5,241          5,241
                                                               ----------     ----------
                                                                  159,615        159,615
  Less accumulated depreciation and amortization............     (102,105)      (107,520)
                                                               ----------     ----------
                                                                   57,510         52,095
Intangible assets, net of accumulated amortization of $5,209
  in 1996 and $6,274 in 1997................................       44,791         43,726
                                                               ----------     ----------
          Total assets......................................   $  347,789     $  449,139
                                                               ==========     ==========
                     LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft............................................   $   90,852     $       --
  Trade accounts payable and accrued liabilities............       65,316        226,045
  Note payable -- stockholder...............................       34,000         34,000
  Accrued warranties........................................       44,314         44,314
  Deferred revenue..........................................       33,250         33,250
  Current portion of long-term debt.........................       30,000         30,000
                                                               ----------     ----------
          Total current liabilities.........................      297,732        367,609
Long-term debt, net of current portion......................       82,728         72,282
Stockholder's equity (deficit):
  Claire's Air Conditioning and Refrigeration, Inc.:
     Common stock, $1 par value, 100,000 shares authorized,
      2,000 shares issued and outstanding...................        2,000          2,000
  Claire & Sanders, Inc.:
     Common stock, no par value, 1,000 shares authorized,
      issued and outstanding................................        1,000          1,000
  Retained earnings (deficit)...............................      (35,671)         6,248
                                                               ----------     ----------
          Total stockholder's equity (deficit)..............      (32,671)         9,248
                                                               ----------     ----------
          Total liabilities and stockholder's equity
            (deficit).......................................   $  347,789     $  449,139
                                                               ==========     ==========

                            See accompanying notes.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                             THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
Net revenue.................................................   $4,564,188     $1,155,989
Cost of goods sold..........................................    3,461,535        838,520
                                                               ----------     ----------
Gross margin................................................    1,102,653        317,469
Selling, general and administrative expenses................    1,097,954        274,608
Bad debt expense............................................        8,432             --
                                                               ----------     ----------
Loss from operations........................................       (3,733)        42,861
Other income (expense):
  Interest expense..........................................      (11,545)          (990)
  Interest income...........................................        2,441             48
                                                               ----------     ----------
Net income (loss)...........................................   $  (12,837)    $   41,919
                                                               ==========     ==========

                            See accompanying notes.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

             COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                         CLAIRE'S A/C AND   CLAIRE & SANDERS,
                                          REFRIGERATION            INC.
                                           COMMON STOCK        COMMON STOCK
                                         ----------------   ------------------   ACCUMULATED
                                         SHARES    AMOUNT   SHARES     AMOUNT      DEFICIT      TOTAL
                                         ------    ------   -------    -------   -----------   --------
Balance at January 1, 1996.............  2,000     $2,000    1,000      $1,000    $(22,834)    $(19,834)
  Net loss.............................     --         --       --          --     (12,837)     (12,837)
                                         -----     ------    -----      ------    --------     --------
Balance at December 31, 1996...........  2,000      2,000    1,000       1,000     (35,671)     (32,671)
  Net income (unaudited)...............     --         --       --          --      41,919       41,919
                                         -----     ------    -----      ------    --------     --------
Balance at March 31, 1997
  (unaudited)..........................  2,000     $2,000    1,000      $1,000    $  6,248     $  9,248
                                         =====     ======    =====      ======    ========     ========

                            See accompanying notes.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................   $  (12,837)    $   41,919
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................       22,557          6,480
  Provision for doubtful accounts...........................        8,432             --
  Changes in operating assets and liabilities:
     Accounts receivable trade..............................      (37,108)       (17,433)
     Inventories............................................      (17,128)            --
     Trade accounts payable and accrued liabilities.........      (66,876)        69,877
     Accrued warranties.....................................       15,171             --
     Deferred revenue.......................................        7,250             --
                                                               ----------     ----------
Net cash provided by (used in) operating activities.........      (80,539)       100,843
INVESTING ACTIVITIES
Purchases of property and equipment.........................      (46,771)            --
                                                               ----------     ----------
Net cash used in investing activities.......................      (46,771)            --
FINANCING ACTIVITIES
Payments of long-term debt..................................      (37,869)       (10,446)
Proceeds on notes payable to stockholder....................       35,000             --
Payments on notes payable to stockholder....................      (52,470)            --
                                                               ----------     ----------
Net cash used in financing activities.......................      (55,339)       (10,446)
                                                               ----------     ----------
Increase (decrease) in cash and cash equivalents............     (182,649)        90,397
Cash and cash equivalents at beginning of period............      198,457         15,808
                                                               ----------     ----------
Cash and cash equivalents at end of period..................   $   15,808     $  106,205
                                                               ==========     ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................   $   11,545     $      990
                                                               ==========     ==========

                            See accompanying notes.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     Claire's Air Conditioning and Refrigeration, Inc. and Claire & Sanders, Inc. (hereafter referred to as "the Combined Company") are under common ownership. The financial statements of these companies have been combined for the period presented. All significant intercompany transactions and account balances have been eliminated. The Combined Company operates in one industry segment and is primarily engaged in the installation and servicing of air conditioning and heating systems for residential customers in the Midland, Texas and Wichita Falls, Texas areas, respectively. The Combined Company does not believe significant credit risk exists as a result of this concentration and generally does not require collateral against collection of receivables.

RECOGNITION OF INCOME

     Revenues on all of the Combined Company's residential heating and air conditioning installation services and service and maintenance contracts are recognized upon completion of services.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and Cash Equivalents

     The carrying amounts reported in the balance sheet for cash and cash equivalents and certificates of deposit approximate fair value.

  Trade Accounts Receivable, Trade Accounts Payable and Accrued Liabilities

     The carrying amounts reported in the balance sheet for trade accounts receivable and trade accounts payable and accrued liabilities approximate fair value.

  Stockholder Note Payable and Long-Term Debt

     Based upon the borrowing rates currently available to the Combined Company, the carrying amounts reported in the balance sheet for the stockholder note payable and long-term debt approximate fair value.

CASH AND CASH EQUIVALENTS

     The Combined Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at cost, which is not in excess of market. Cost is determined principally by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are provided using the straight-line method and declining-balance methods over the following useful lives:

                                                              YEARS
                                                              ------
Furniture and fixtures......................................     5-7
Vehicles....................................................       5
Leasehold improvements......................................    7-15

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
INTANGIBLE ASSETS

     Intangible assets include an agreement not-to-compete with a former stockholder and a customer list. These assets are recorded at the lower of cost, net of accumulated amortization, or fair value and are amortized on a straight-line basis over the 10-year and 15-year terms of the agreements, respectively. Recoverability is assessed annually or whenever adverse events and changes in circumstances indicate that undiscounted cash flows previously anticipated warrant reassessment.

WARRANTIES

     The Combined Company provides the retail customer with a one year warranty on parts and labor from the date of installation of the heating and air conditioning unit. This warranty runs concurrent with the manufacturer's warranty on parts for two years and for the first year on labor. The Combined Company provides an accrual for future warranty costs based upon the relationship of prior years' sales to actual warranty costs. It is the Combined Company's practice to classify the entire warranty accrual as a current liability.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

     The stockholder of the Combined Company has elected under Subchapter S of the Internal Revenue Code to include the Combined Company's income in his own income for federal income tax purposes and Texas state income tax purposes. Accordingly, the Combined Company is not subject to federal or state income taxes.

ADVERTISING COSTS

     The Combined Company expenses advertising costs as incurred. During 1996, the Combined Company expensed $160,101.

ADOPTION OF NEW ACCOUNTING STANDARDS

     The Combined Company's adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of, as of January 1, 1996. This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement 121 also requires that long-lived assets to be disposed of be carried at the lower of carrying amount or fair value less cost to sell. The adoption of Statement 121 did not have a significant impact on the Combined Company's operations or financial position.

2.  AGREEMENT NOT-TO-COMPETE

     The Combined Company has a covenant not-to-compete with a former stockholder dated September 29, 1995. The agreement is for a ten-year period ending September 2005. Total consideration paid under the noncompete agreement was $25,000, in the form of cash. The asset is being amortized evenly over the term of the agreement. Amortization expense for the year ended December 31, 1996 was $2,500.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  LONG-TERM DEBT

     The Combined Company has an installment loan to Norwest Bank which is secured by vehicles and equipment. This loan bears interest at prime plus 1/2%, or 9.75% at December 31, 1996, and matures in the year 2000. This loan requires monthly principal payments of $2,500, plus interest. The total amount outstanding under the loan is $112,728.

     The Combined Company has a $50,000 revolving line of credit with Norwest Bank which matures in October 1997 and bears interest at prime plus 1/2%, or 9.75% at December 31, 1996. There were no amounts outstanding on this line as of December 31, 1996.

     As of December 31, 1996, the aggregate amounts of annual principal maturities of long-term debt are as follows:

1997........................................................  $ 30,000
1998........................................................    30,000
1999........................................................    30,000
2000........................................................    22,728
                                                              --------
                                                              $112,728
                                                              ========

4.  OPERATING LEASES

     The Combined Company leases certain vehicles and office and warehouse facilities under terms of noncancelable operating lease agreements which expire at various dates through 2000. Minimum rental commitments at December 31, 1996 under operating leases having an initial noncancelable term of one year or more are as follows:

1997........................................................  $ 64,498
1998........................................................    41,888
1999........................................................    33,918
2000........................................................    13,127
                                                              --------
                                                              $153,431
                                                              ========

     Total rental expense for all operating leases was $133,950 for 1996, including $18,000 of related party rent expense.

5.  EMPLOYEE BENEFIT PLANS

     The Combined Company has a defined-contribution employee benefit plan incorporating provisions of Section 401(k) of the Internal Revenue Code ("the Code"). Substantially all employees of the Combined Company are eligible to participate in the plan. Under the plan's provisions, a plan member may annually contribute, on a tax deferred basis, amounts typically from 1% to 20% of total compensation, not to exceed the maximum established by the Internal Revenue Service. The Combined Company provides matching contributions ranging from 25% to 50% of total contributions by a plan member, to a maximum ranging from 2% to 6% of the employee's total calendar year compensation. The Combined Company provided matching contributions of $2,221 for 1996.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Company maintains general liability insurance coverage and umbrella policies to insure against any liabilities occurring in the normal course of business. The Combined Company believes that its insurance coverage is adequate.

7.  STOCKHOLDER COMPENSATION

     Stockholder compensation consisting of salary and cash bonus, is included in selling, general and administrative expenses and totaled $377,689 for 1996.

8.  INCOME TAXES

PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The Combined Company operates under Subchapter S of the Internal Revenue Code and is not subject to corporate federal or state income tax. In connection with the proposed combination, the Subchapter S election will be terminated. As a result, the Combined Company will be subject to corporate income taxes subsequent to the termination of S corporation status. The Company had a net operating loss for income tax purposes of $122,368 and $0 for 1996 and the three months ended March 31, 1997, respectively. Had the Combined Company filed federal and state income tax returns as a regular corporation for 1996 and the three months ended March 31, 1997, income tax expense under the provisions of Statement of Financial Standards No. 109 would have been $(4,155) and $13,555, respectively.

     At the date of termination of S corporation status, the Combined Company will be required to provide deferred taxes for cumulative temporary differences between financial reporting and tax reporting basis of assets and liabilities. Such deferred taxes will be based on the cumulative temporary differences at the date of termination of S corporation status. If the termination of S corporation status had occurred at March 31, 1997, the deferred tax asset would have been approximately $23,600.

9.  RELATED PARTY TRANSACTIONS

NOTE PAYABLE TO STOCKHOLDER

     The Combined Company has a noninterest bearing note payable to the stockholder, a related party, which is payable on demand. The balance of this note at December 31, 1996 was $34,000.

OTHER RELATED PARTY TRANSACTIONS

     The Combined Company leases facility space for Claire's Air Conditioning and Refrigeration, Inc. from the stockholder of the Combined Company. In addition, the Combined Company leases various vehicles from related parties for use at Claire & Sanders, Inc. Rental expense on these related party operating leases was $43,000 for 1996.

     During 1996, the Combined Company paid advertising costs of approximately $20,000 to a company owned by the stockholder of the Combined Company.

10. UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited combined financial statements for the three months ended March 31, 1997 have been prepared by management. The interim financial statements include all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the interim results.

               CLAIRE'S AIR CONDITIONING AND REFRIGERATION, INC.
                           AND CLAIRE & SANDERS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statement should be read in conjunction with the December 31, 1996 audited combined financial statements appearing herein. The results of the three months ended March 31, 1997 may not be indicative of operating results for the full respective year.

11.  SUBSEQUENT EVENTS

     Subsequent to year end, the Combined Company signed a Combination Agreement with Service Experts, Inc. to sell all of the Combined Company's stock. In accordance with the Combination Agreement, the Combined Company will become a wholly-owned subsidiary of Service Experts, Inc.

     On April 15, 1997 the Company became a wholly-owned subsidiary of Service Experts, Inc.

======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................    6
Capitalization........................   10
Selected Consolidated Financial
  Data................................   11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business..............................   18
Management............................   29
Certain Transactions..................   35
Principal Stockholders................   37
Ratio of Earnings to Fixed Charges....   38
Price Range of Common Stock and
  Dividend Policy.....................   38
Description of Capital Stock..........   39
Description of Common Stock
  Warrants............................   41
Description of Debt Securities........   41
Shares Eligible for Future Sale.......   46
Selling Stockholders..................   47
Legal Matters.........................   47
Experts...............................   47
Index to Financial Statements.........  F-1

======================================================

======================================================
                             (Logo) SERVICE EXPERTS

                                  $50,000,000

                                 COMMON STOCK,
                             COMMON STOCK WARRANTS
                              AND DEBT SECURITIES
                              -------------------

                                   PROSPECTUS

                              -------------------

                                  May   , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made party to an action by reason of such person's status as a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements provided such person acted
(i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and (iii) with respect to a criminal action, had no reasonable cause to believe such person's conduct was unlawful. The termination of an action by a judgment, order, settlement, conviction or plea of nolo contendere shall not create a presumption that a person did not meet the standard of conduct set forth above. In actions brought by or in the right of the corporation, however, the DGCL provides that no indemnification may be made if the person was adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that a person is successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, officer, employee or agent of a corporation, the DGCL mandates that the corporation indemnify such person against reasonable expenses incurred in the proceeding. A corporation may advance litigation expenses, including attorneys' fees, to a person who is a party to a proceeding upon such person undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The indemnification and advancement of expenses under the DGCL are not deemed exclusive of any other rights to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     (b) Article VII of the Registrant's Restated Certificate of Incorporation provides as follows:

          (i) The Corporation shall indemnify, and upon request shall advance expenses (including attorneys' fees) to, in the manner and to the fullest extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (an "indemnitee"). The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability which may be asserted against such person. To the fullest extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify and any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office.

          (ii) Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to secure a judgment in its favor against such indemnitee with the Corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (iii) The rights to indemnification and advancement of expenses set forth in this Article VII are intended to be greater than those which are otherwise provided for in the General Corporation Law of the

     State of Delaware, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and, with respect to this Article VII are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the General Corporation Law of the State of Delaware, as amended from time to time. The rights to indemnification and advancement of expenses set forth in this Article VII are nonexclusive of other similar rights which may be granted by law, this Certificate, the Bylaws, a resolution of the Board of Directors or stockholders or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.

          (iv) Any repeal or modification of the provisions of this Article VII, either directly or by the adoption of an inconsistent provision of this Certificate, shall be prospective only and shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the General Corporation Law of the State of Delaware limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this
     Article VII which occur subsequent to the effective date of such amendment.

     (c) The Company has obtained insurance for its directors and executive officers in amounts of $5,000,000 per claim and $5,000,000 for aggregate claims.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 3.1      --   Restated Certificate of Incorporation of the Registrant(a)
 3.2      --   Bylaws of the Registrant(a)
 4.1      --   Form of Common Stock Certificate(b)
 4.2      --   Form of Subordinated Indenture(c)
 5        --   Opinion of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company(c)
10.1      --   Registrant's 1996 Incentive Stock Plan(a)
10.2      --   Registrant's 1996 Non-Employee Director Stock Option Plan(a)
10.3      --   Registrant's 1996 Employee Stock Purchase Plan(a)
10.4      --   Form of Combination Agreement by and among each of the
               Predecessor Companies, each of its respective stockholders and the Registrant(a)
10.5      --   Form of Agreement and Plan of Merger among certain of the
               Acquired Companies, a wholly-owned subsidiary of the
               Registrant and the Registrant(d)
10.6      --   Form of Combination Agreement between certain of the
               Acquired Companies and the Registrant(d)
10.7      --   Employment Agreement, dated June 26, 1996, between the
               Registrant and Alan R. Sielbeck(a)
10.8      --   Employment Agreement, dated June 26, 1996, between the
               Registrant and James D. Abrams(a)
10.9      --   Employment Agreement, dated June 26, 1996, between the
               Registrant and Anthony M. Schofield(a)
10.10     --   Form of Employment Agreement between the Registrant and
               certain of its employees(a)
10.11     --   Form of Escrow Agreement between the Registrant, each of the stockholders of the Subsidiaries and the escrow agent(a)
10.12     --   Form of Equitable Securities Corporation Stock Purchase
               Warrant(a)
10.13     --   Loan Agreement, dated September 10, 1996, between the
               Registrant and SunTrust Bank, Nashville, N.A.(c)
21        --   List of subsidiaries of the Registrant
23.1      --   Consent of Ernst & Young LLP

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
23.2      --   Consent of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company (included in Exhibit 5)(c)
24        --   Power of Attorney(c)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-07037.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form 8-A, File No. 000-21173.
(c)  Filed previously.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-21971.

     (b) Financial Statement Schedules

          All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on May 13, 1997.

                                          SERVICE EXPERTS, INC.

                                          By:       /s/ ALAN R. SIELBECK
                                            ------------------------------------
                                                      Alan R. Sielbeck
                                                        Chairman and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                         TITLE(S)                    DATE
                        ----                                         --------                    ----

                /s/ ALAN R. SIELBECK                     Chairman of the Board and Chief     May 13, 1997
-----------------------------------------------------      Executive Officer (principal
                  Alan R. Sielbeck                         executive officer)

                          *                              President and Chief Operating       May 13, 1997
-----------------------------------------------------      Officer; Director
                   James D. Abrams

              /s/ ANTHONY M. SCHOFIELD                   Chief Financial Officer             May 13, 1997
-----------------------------------------------------      (principal financial and
                Anthony M. Schofield                       accounting officer)

                          *                              Director                            May 13, 1997
-----------------------------------------------------
                 Raymond J. DeRiggi

                          *                              Director                            May 13, 1997
-----------------------------------------------------
                   Norman T. Rolf

                          *                              Director                            May 13, 1997
-----------------------------------------------------
                   William G. Roth

                                                         Director
-----------------------------------------------------
                 Timothy G. Wallace

             * /s/ ANTHONY M. SCHOFIELD                                                      May 13, 1997
----------------------------------------------------
       Anthony M. Schofield, Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 3.1       --  Restated Certificate of Incorporation of the Registrant(a)
 3.2       --  Bylaws of the Registrant(a)
 4.1       --  Form of Common Stock Certificate(b)
 4.2       --  Form of Subordinated Indenture(c)
 5         --  Opinion of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company(c)
10.1       --  Registrant's 1996 Incentive Stock Plan(a)
10.2       --  Registrant's 1996 Non-Employee Director Stock Option Plan(a)
10.3       --  Registrant's 1996 Employee Stock Purchase Plan(a)
10.4       --  Form of Combination Agreement by and among each of the
               Predecessor Companies, each of its respective stockholders and the Registrant(a)
10.5       --  Form of Agreement and Plan of Merger among certain of the
               Acquired Companies, a wholly-owned subsidiary of the
               Registrant and the Registrant(d)
10.6       --  Form of Combination Agreement between certain of the
               Acquired Companies and the Registrant(d)
10.7       --  Employment Agreement, dated June 26, 1996, between the
               Registrant and Alan R. Sielbeck(a)
10.8       --  Employment Agreement, dated June 26, 1996, between the
               Registrant and James D. Abrams(a)
10.9       --  Employment Agreement, dated June 26, 1996, between the
               Registrant and Anthony M. Schofield(a)
10.10      --  Form of Employment Agreement between the Registrant and certain of its employees(a)
10.11      --  Form of Escrow Agreement between the Registrant, each of the stockholders of the Subsidiaries and the escrow agent(a)
10.12      --  Form of Equitable Securities Corporation Stock Purchase
               Warrant(a)
10.13      --  Loan Agreement, dated September 10, 1996, between the
               Registrant and SunTrust Bank, Nashville, N.A.(c)
21         --  List of subsidiaries of the Registrant
23.1       --  Consent of Ernst & Young LLP
23.2       --  Consent of Waller Lansden Dortch & Davis, A Professional
               Limited Liability Company (included in Exhibit 5)(c)
24         --  Power of Attorney(c)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-07037.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form 8-A, File No. 000-21173.
(c)  Filed previously.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 333-21971.